Exhibit 2.1

STRICTLY PRIVATE AND CONFIDENTIAL

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

AMONG

XOMA ROYALTY CORPORATION

XRA 3 CORP.

AND

TURNSTONE BIOLOGICS CORP.

DATED AS OF JUNE 26, 2025

i

ii

Exhibits

EXHIBIT A	Offer Conditions	A-1

EXHIBIT B	Form of Certificate of Incorporation of the Surviving Corporation	B-1

EXHIBIT C	Form of CVR Agreement	C-1

EXHIBIT D	Form of Tender and Support Agreement	D-1

Schedules

Schedule I	Closing Net Cash	S-1

Schedule 1.01	Prepaid Expenses, Receivables and Deposits	S-2

Schedule 1.02	Contractual Obligations and Liabilities	S-3

Schedule 1.03(v)	Estimated Costs Post-Merger Closing	S-4

Company Disclosure Schedule

Parent Disclosure Schedule

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of June 26, 2025 (this “Agreement” and, such date, the “Agreement Date”), by and among XOMA Royalty Corporation, a Nevada corporation (“Parent”), XRA 3 Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Turnstone Biologics Corp., a Delaware corporation (the “Company”).

WHEREAS, on the terms and subject to the conditions of this Agreement, Parent has agreed to commence a cash tender offer (as it may be amended from time to time in accordance with the terms of this Agreement, the “Offer”) to purchase all the outstanding shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) for a price per share of the Company Common Stock of (i) $0.34 (the “Cash Amount”), payable subject to any applicable Tax withholding and without interest, plus (ii) one contingent value right (a “CVR”) which shall represent the right to receive potential payments, in cash, described in, and subject to and in accordance with the terms and conditions of, the CVR Agreement (such amount the “CVR Amount”), subject to any applicable Tax withholding and without interest (the Cash Amount plus the CVR Amount, collectively being the “Offer Price”);

WHEREAS, on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, and pursuant to the Merger, each share of the Company Common Stock that is not validly tendered and irrevocably accepted for purchase pursuant to the Offer, except as provided in this Agreement, shall be converted in the Merger into the right to receive an amount equal to the Merger Consideration, subject to any applicable Tax withholding and without interest;

WHEREAS, Parent, Merger Sub and the Company acknowledge and agree that the Merger shall be governed by and effected under Section 251(h) of the DGCL and, subject to the terms of this Agreement, effected as soon as practicable following the consummation (as defined in Section 251(h)(6) of the DGCL) of the Offer;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain of the Company’s stockholders are entering into tender and support agreements with Parent and Merger Sub, substantially in the form attached hereto as Exhibit D (each, a “Support Agreement”) pursuant to which, among other things, such stockholders have agreed to tender their Company Common Stock to Merger Sub in the Offer;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, at or prior to the Offer Closing Time, Company, the Representative thereunder and the Rights Agent will enter into the CVR Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that the terms of the Offer, the Merger and the other transactions contemplated by this Agreement and the CVR Agreement (collectively, the “Transactions”) are fair to, and in the best interests of, the Company and the Company Stockholders, (ii) duly authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions, (iii) declared this Agreement and the Transactions advisable and (iv) recommended that the Company Stockholders accept the Offer and tender their shares of the Company Common Stock in the Offer;

WHEREAS, the Board of Directors of each of Parent and Merger Sub has duly authorized and approved the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions, and the Board of Directors of Merger Sub has declared this Agreement and the Transactions advisable and recommended that Parent, as sole stockholder of Merger Sub, adopt this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement that contains confidentiality provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, that such confidentiality agreement (i) shall permit the Company and its Representatives to comply with the Company’s obligations in this Agreement and (ii) may omit to contain a “standstill” or similar obligation to the extent that Parent has been, or is, concurrently with the entry by the Company into such confidentiality agreement, released from any “standstill” or other similar obligation in the Confidentiality Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such first Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Authorizations” means any approvals, authorizations, certificates, registrations, licenses, exemptions, permits and consents of Governmental Entities.

“Book-Entry Shares” means shares of the Company Common Stock not represented by certificates and held in the Direct Registration System.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C., are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by Law to close in New York, New York.

“Closing Net Cash” means, without duplication, (i) the sum of the Company’s cash and cash equivalents and marketable securities as of the Offer Closing Time, determined in accordance with GAAP, applied on a basis consistent with the Company’s application thereof in the Company’s consolidated financial statements, plus (ii) the prepaid expenses, receivables and deposits of the Company set forth on Schedule 1.01, minus (iii) the sum of the Company’s consolidated short-term and long-term contractual obligations and liabilities (x) accrued or incurred by or on behalf of the Company as of the Offer Closing Time of the type described on Schedule 1.02 or (y) accrued at the Offer Closing Time and that would be required to be set forth in a balance sheet prepared pursuant to GAAP (excluding Transaction Expenses), but excluding, for the avoidance of doubt, any of the foregoing that have been assumed by an acquirer in connection with any Permitted Disposition, minus (iv) the Transaction Expenses not paid prior to the Offer Closing Time, and minus (v) the Estimated Costs Post-Merger Closing, but excluding, for the avoidance of doubt, any of the foregoing that have been assumed by an acquirer in connection with any Permitted Disposition, each in a manner consistent with Schedule I hereto, which is attached for illustrative purposes only.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combined Group” means a group of Persons that elects to file a Tax Return or pay a tax, or is required to or otherwise files a Tax Return or pays a Tax, as an affiliated group, consolidated group, combined group, unitary group or other group for purposes of applicable Law.

“Company Associate” means any current or former employee, independent contractor, officer or director of the Company or any of its Subsidiaries.

“Company Balance Sheet” means the unaudited balance sheet of the Company as of March 31, 2025 included in Parent’s Report on Form 10-Q for the quarterly period ended March 31, 2025, as filed with the SEC.

“Company Benefit Plan” means (i) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (ii) stock option plans, stock purchase plans, bonus or incentive plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (i) above; and (iii) plans or arrangements providing compensation to employee and non-employee directors, in each case in which the Company or any subsidiary sponsors, contributes to, or provides benefits under or through such plan, or has any obligation to contribute to or provide benefits under or through such plan for the benefit of any current or former employee, officer or director of the Company or any Subsidiary (or their spouses, dependents, or beneficiaries).

“Company Contract” means any Contract: (a) to which the Company or any of its Subsidiaries is a party; (b) by which the Company or any of its Subsidiaries or any Company IP or any other asset of the Company or its Subsidiaries is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation; or (c) under which the Company or any of its Subsidiaries has or may acquire any right or interest.

“Company Equity Incentive Plans” means the Company’s (a) 2023 Equity Incentive Plan, (b) 2018 Equity Incentive Plan and (c) Amended and Restated Equity Incentive Plan, each as may be amended and restated from time to time.

“Company ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) which is (or at any relevant time was) treated with the Company or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code.

“Company ESPP” means the Company’s 2023 Employee Stock Purchase Plan as may be amended and restated from time to time.

“Company IP” means all Intellectual Property Rights that are owned or purported to be owned by Parent or its Subsidiaries.

“Company Material Adverse Effect” means any change, event, condition, development, circumstance, state of facts, effect or occurrence that has a material adverse effect on (i) the business, financial condition, assets, properties or results of operations of the Company or (ii) the ability of the Company to consummate the Transactions; provided, that, for purposes of clause (i), none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: any change, event, condition, development, circumstance, state of facts, effect or occurrence to the extent resulting from or arising out of (A) general conditions (or changes therein) in the industries in which the Company operates, (B) general economic or regulatory, legislative or political conditions (or changes therein), including any actual or potential stoppage, shutdown, default or similar event or occurrence affecting a national or federal government, or securities, credit, banking, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, credit markets or equity price levels or trading volumes), in each case, in the United States, the European Union or elsewhere in the world, (C) any change in applicable Law or GAAP after the date hereof, (D) geopolitical conditions, the outbreak or escalation of hostilities, any acts or threats of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any of the foregoing, (E) any epidemic, pandemic, disease outbreak or other public health-related event (or escalation or worsening of any such events or occurrences, including, in each case, the response of Governmental Officials), hurricane, tornado, flood, fire, volcano, earthquake or other natural or man-made disaster or any other national or international calamity, crisis or disaster, (F) the failure, in and of itself, of the Company to meet any internal or external forward-looking projections, forecasts, estimates or predictions in respect of any financial or operating metrics before, on or after the Agreement Date, or changes in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under this definition), (G) the Permitted Disposition and any actions required to effect the Permitted Disposition or to effect the Wind-Down Process; (H) any reduction in the amount of the Company’s cash and cash equivalents as a result of expenditures made by the Company related to Wind-Down Process; (I) the announcement, pendency or performance of any of the Transactions, including the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Affiliates, any stockholder Proceeding (direct or derivative) in respect of this Agreement or any of the Transactions and any loss of or change in relationship, contractual or otherwise, with any Governmental Entity, supplier, vendor, service provider, collaboration partner, licensor, licensee or any other party having business dealings with the Company (including the exercise, or prospective exercise, by any party of any rights that arise upon a change of control), or departure of any employees or officers, of the Company (provided, that this clause (I) shall not apply to the representations and warranties set forth in Section 4.05 or the condition set forth in clause (ii) of Exhibit A to the extent relating to such representations and warranties), (J) the Company’s compliance with the covenants contained in this Agreement, or (K) any action taken by the Company at Parent’s express written request or with Parent’s express written consent, except in the case of clause (A), (B), (C), (D) or (E), to the extent that the Company is disproportionately affected thereby as compared with other participants in the industries in which the Company operates (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Company Plans” means, (i) the Company Equity Incentive Plans and (b) the Company ESPP.

“Company Restricted Stock Units” means restricted stock units granted pursuant to a Company Plan or otherwise, with each such unit representing a contingent right to receive one share of Company Common Stock upon vesting.

“Company Stock Option” means any option to purchase the Company Common Stock granted under a Company Plan or otherwise.

“Company Stockholders” means the holders of shares of outstanding Company Common Stock.

“Company Takeover Proposal” means any inquiry, proposal or offer from any Person or group (other than Parent and its Subsidiaries) relating to (i) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (A) 20% or more (based on the fair market value thereof, as determined by the Company Board of the assets of the Company) or (B) 20% or more of the aggregate voting power of the capital stock of the Company, (ii) any tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company that, if consummated, would result in any Person or group (or the stockholders of any Person) beneficially owning, directly or indirectly, 20% or more of the aggregate voting power of the capital stock of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the Transactions or (iii) any combination of the foregoing, other than any such inquiry, proposal or offer relating to a Permitted Disposition.

“Consent” means any consent, approval, license, permit, order or authorization.

“Contract” means, with respect to any Person, any legally binding contract, lease, license, indenture, note, bond, agreement, concession, franchise or other instrument to which such Person or its Subsidiaries is a party or by which any of their respective properties or assets is bound.

“Data Privacy and Security Requirements” means collectively, Privacy Laws and, to the extent relating to privacy, data protection and/or security: (i) the Company’s published, public-facing policies, (ii) industry standards (including, to the extent applicable, the Payment Card Industry Data Security Standard) that are legally binding on the Company, and (iii) obligations imposed on the Company under any Contract to which the Company is a party, in each case with respect to clauses (i), (ii), and (iii), that are applicable to the processing of Personal Information by or for the Company.

“Direct Registration System” means the service that provides for electronic direct registration of securities in a record holder’s name on the Company’s transfer books and allows shares to be transferred between record holders electronically.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any Law, Judgment, consent, approval, order or Authorization, permit or other legal requirement of any Governmental Entity, including controlling common law, relating to (i) the protection, investigation, remediation or restoration of the environment, human health and safety, or natural resources or (ii) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to the Company, any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 414 of the Code or Section 4001(b)(1) of ERISA or that is a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.

“Estimated Costs Post-Merger Closing” means all costs that the Surviving Corporation would incur after the Offer Closing Time, including costs associated with: (i) the Wind-Down Process; (ii) clinical activities (including closing down clinical studies); (iii) remaining lease-related obligations (including rent, common area maintenance, property taxes, insurance, utilities, janitorial services and other administrative fees); (iv) any Contract; and (v) any existing stockholder litigation (as contemplated in Section 7.07), including any demand letters seeking supplemental disclosures in the Schedule 14D-9 or books and records of the Company under Section 220 of the DGCL, relating to the Transactions (to the extent not covered by the Company’s insurance policies, but not including any applicable deductible) as set forth on Schedule 1.03(v).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“FDA” means the U.S. Food and Drug Administration.

“FDCA” means the Federal Food, Drug, and Cosmetic Act, as amended, and all regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law; or (b) right under any Contract with any Governmental Entity.

“Governmental Entity” means any supranational, national, federal, state, municipal, provincial, local or other government, domestic or foreign, or any court, administrative agency or commission or other governmental authority or instrumentality exercising legislative, judicial, regulatory or administrative functions of or pertaining to supranational, national, federal, state, municipal, provincial or local government, including any department, commission, board, agency, bureau, subdivision, instrumentality or other regulatory, administrative, judicial or arbitral authority, whether domestic or foreign, and in each case, of competent jurisdiction.

“Governmental Official” means any official or employee of any government, or any department, agency, or instrumentality thereof, any political party or official thereof, any candidate for political office, any official or employee of any public international organization, or any person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality, party, or public international organization.

“Hazardous Substance” means any pollutant, contaminant, hazardous substance, hazardous material, hazardous waste or petroleum products, and any other chemical waste, substance or material listed in or regulated or identified in or giving rise to liability or standards of conduct pursuant to any Environmental Law.

“Health Laws” means any Law applicable to the Company regulating the research, development, manufacturing or distribution of medicines or pharmaceutical products, provided, that Health Laws shall not include Privacy Laws.

“HIPAA” means the applicable provisions of the Health Information Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009.

“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property Rights” means all past, present, and future rights, titles and interests of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, software, databases, and mask works; (b) trademarks, service marks, trade dress, logos, trade names and other source identifiers, domain names and URLs and similar rights and any goodwill associated therewith; (c) rights associated with trade secrets, know how, inventions, invention disclosures, methods, processes, protocols, specifications, techniques and other forms of technology; (d) patents and industrial property rights; and (e) other similar proprietary rights in intellectual property of every kind and nature; (f) rights of privacy and publicity; and (g) all registrations, renewals, extensions, statutory invention registrations, provisionals, continuations, continuations-in-part, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (f) (whether or not in tangible form and including all tangible embodiments of any of the foregoing, such as samples, studies and summaries), along with all rights to prosecute and perfect the same through administrative prosecution, registration, recordation or other administrative proceeding, and all causes of action and rights to sue or seek other remedies arising from or relating to the foregoing.

“Intervening Event” means an event, change, effect, development, condition or occurrence material to the Company that was not known or reasonably foreseeable by the Company Board as of the Agreement Date (or if

known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable); provided, that in no event shall any of the following constitute or contribute to an Intervening Event: (i) changes in the financial or securities markets or general economic or political conditions in the United States, (ii) changes (including changes in applicable Law) or conditions generally affecting the industry in which the Company operates, (iii) the announcement or pendency of this Agreement or the Transactions, (iv) changes in the market price or trading volume of the Company Common Stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event), (v) the Company’s meeting or exceeding any internal or published budgets, projections, forecasts or predictions of financial performance for any period, (vi) any facts relating to Parent or its Affiliates or (vii) the receipt, existence or terms of any Company Takeover Proposal or any inquiry, offer, request or proposal that would reasonably be expected to lead to a Company Takeover Proposal, or the consequences of any of the foregoing.

“IRS” means the U.S. Internal Revenue Service.

“Judgment” means a judgment, order, injunction or decree of any Governmental Entity.

“knowledge” means (a) in the case of the Company, the actual knowledge, as of the Agreement Date, of the individuals listed in Section 1.01(a) of the Company Disclosure Schedule and (b) in the case of Parent and Merger Sub, the actual knowledge, as of the Agreement Date, of the individuals listed in Section 1.01(a) of the Parent Disclosure Schedule, in each case, following reasonable inquiry of such individual’s direct reports who are current employees as of the Agreement Date.

“Law” means any statute, law, ordinance, regulation, rule, act, code, order, constitution, treaty, common law, judgment, decree, award, writ, ruling, injunction, other requirement or rule of law of any Governmental Entity.

“Liens” means pledges, licenses, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever.

“made available” means (unless otherwise specified), with respect to a particular document, item or other piece of information, inclusion and availability in the virtual data room hosted on Firmex by the Company in connection with the Transactions on or prior to 4:00 p.m., Eastern time, on the day prior to the Agreement Date and continuously through the Agreement Date.

“Moffitt” means H. LEE Moffitt Cancer Center and Research Institute, Inc., a Florida not-for-profit corporation organized pursuant to Section 1004.43, Florida Statutes.

“Moffitt Asset Purchase Agreement” means that certain Asset Purchase Agreement, dated as of June 26, 2025, by and between the Company and Moffitt.

“Nasdaq” means The Nasdaq Capital Market.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Pandemic Response Law” means the Coronavirus Aid, Relief, and Economic Security Act, the Families First Coronavirus Response Act of 2020, the Taxpayer Certainty and Disaster Tax Relief Act of 2020, the American Rescue Plan Act of 2021, IRS Notice 2020-65, any amendments to any of the foregoing, and any other similar, analogous future, or additional federal, state, local or non-U.S. Law or administrative guidance that addresses or is intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.

“Parent Material Adverse Effect” means any change, effect, event or occurrence that prevents Parent or Merger Sub from consummating the Offer, the Merger and the other Transactions on or before the Outside Date.

“Permitted Lien” means (i) a defect or irregularity in title, (ii) an easement or right-of-way, (iii) a Lien for Taxes not yet due and payable or being contested in good faith through appropriate Proceedings and for which adequate reserves have been maintained in accordance with GAAP, (iv) non-exclusive licenses to Intellectual Property Rights granted in the ordinary course of business and/or (v) other similar matters that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company.

“Person” means any individual, firm, corporation, partnership, company, limited liability company, estate, trust, joint venture, association, organization, Governmental Entity or other entity of any kind or nature.

“Personal Information” means any information processed by or for the Company concerning an identified or identifiable individual, including any information that constitutes “protected health information” under HIPAA.

“Pre-Closing Tax Period” means any taxable period, or portion thereof in the case of a Straddle Period, that ends on or prior to the Merger Closing Date.

“Privacy Laws” means all Laws governing privacy, security, or data protection that are applicable to the processing of Personal Information by or for the Company.

“Proceeding” means any private, governmental, or administrative claim, counterclaim, proceeding, suit, arbitration, hearing, litigation, action, charge, complaint or audit, in each case whether civil, criminal, administrative, judicial or investigative, or any appeal therefrom.

“Reference Date” means June 25, 2025.

“Registered IP” means any Intellectual Property Rights that are registered or issued under the authority of any Governmental Entity, including any patents, registered copyrights, registered mask works, and registered trademarks, service marks and trade dress, registered domain names and any applications for any of the foregoing.

“Representative” of any Person means such Person’s officers, directors, employees, investment bankers, attorneys, other advisors or other representatives acting in the scope of his, her or its service to such Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Superior Company Proposal” means any written bona fide Company Takeover Proposal received after the Agreement Date and that if consummated would result in a Person or group (or the stockholders of any Person)

owning, directly or indirectly, (i) 50% or more of the aggregate voting power of the capital stock of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity or (ii) 50% or more (based on the fair market value thereof, as determined in good faith by the Company Board of the consolidated assets of the Company on terms and conditions which the Company Board determines, in good faith, after consultation with outside counsel and its independent financial advisor, (A) would reasonably be expected to be more favorable from a financial point of view to the Company Stockholders than the Transactions, taking into account all the terms and conditions (including all financial, regulatory, financing, conditionality, legal and other terms and conditions) of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent pursuant to Section 6.02(b)); and (B) is reasonably likely to be completed.

“Tax Authority” means any Governmental Entity responsible for the imposition, collection or administration of any Tax.

“Tax Return” means all Tax returns, declarations, statements, reports, claims for refund, disclosures, elections, estimates, schedules, forms and information returns relating to Taxes, and any attachment thereto or amendment thereof, filed or required to be filed with any Tax Authority.

“Taxes” means any and all federal, state, provincial, local, foreign and other taxes, customs, tariffs, imposts, levies, duties, imposts, fees or other like assessments or charges imposed by a Tax Authority, together with all interest, penalties and additions imposed with respect to such amounts, including, without limitation: (i) taxes imposed on, or measured by, income, franchise, profits or gross receipts; and (ii) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, excessive payment, excessive credit transfer, capital stock, license, branch, payroll, estimated, withholding, commercial activity, alternative or add-on minimum, environmental, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, as well as obligations for unclaimed property or under escheat law or other tax or like assessment or charge, and including liability for the payment of any such amounts as a result of (x) being a member of a Combined Group, or (y) being a party to any Tax Sharing Agreement or Tax receivable agreement (or other similar or analogous agreement, express or implied) or joint, several, transferee or successor liability, operation of Law, or otherwise.

“Transaction Expenses” means, without duplication, all fees and expenses incurred or payable by the Company and any of its Subsidiaries (including any such fees or expenses that the Company or any of its Subsidiaries or, in the case of (ii) and (iii) below, Parent or Merger Sub, is legally obligated to pay or reimburse) at or prior to the Offer Closing Time in connection with the Transactions, including (i) any fees and expenses of legal counsel, accountants, financial advisors, investment bankers, brokers, consultants, paying agents, depository agents, and other advisors; (ii) 50% of the fees paid to the SEC in connection with filing the Offer Documents and the Schedule 14D-9, and any amendments and supplements thereto, with the SEC; (iii) 50% of any fees and expenses in connection with the printing, mailing and distribution of the Offer Documents and the Schedule 14D-9 and any amendments and supplements thereto; (iv) any fees, expenses and premiums incurred in connection with the D&O Tail Policies; and (v) any “single-trigger” (or “double trigger,” to the extent payable pursuant to Company Benefit Plans as in effect on the Agreement Date) bonus, severance, change-in-control payments, or similar payment obligations that become due or payable to any director, officer, employee or consultant of the Company upon, and solely as a result of, the consummation of the Transactions, including the employer portion of any payroll Taxes associated therewith (provided, that Transaction Expenses shall not include any (A) amounts payable as a result of any arrangements implemented or actions taken (other than pursuant to any Company Benefit Plan as in effect on the Agreement Date) by the Parent or the Surviving Corporation after the Offer Closing Time, and (B) amounts discharged by the Company prior to the Merger Closing).

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Willful Breach” means a material breach, or a material failure to perform, any covenant, representation, warranty, or agreement set forth in this Agreement, in each case, that is the consequence of an intentional or willful act or omission by a party hereto with the knowledge that the taking of such act or failure to take such act would result in, constitute or cause a material breach or material failure to perform this Agreement.

“Wind-Down Process” means the process related to the winding down of the operations and research and development activities of the Company and its Subsidiaries, in a manner consistent with any applicable Contract terms, applicable Laws, applicable clinical standards and applicable ethical practices (including the termination of employees or ongoing contractual obligations).

Each of the following terms is defined in the Section set forth opposite such term:

Accounting Firm	Section 2.01(c)(vi)
Adverse Recommendation Change	Section 6.02(b)
Agreement	Preamble
Agreement Date	Preamble
Anti-Bribery Laws	Section 4.22
Appraisal Shares	Section 3.08(d)
Bankruptcy, Equity and Indemnity Exception	Section 4.03(a)
Cash Amount	Recitals
Cash Determination Time	Section 2.01(c)(ii)
Certificate of Merger	Section 3.03
Certificates	Section 3.09(b)
Certifications	Section 4.07(a)
Closing Cash Calculation	Section 2.01(c)(ii)
Closing Cash Schedule	Section 2.01(c)(ii)
Company	Preamble
Company Balance Sheet	Section 4.06(d)
Company Board	Recitals
Company Board Recommendation	Section 4.03(b)
Company Capital Stock	Section 4.06(a)
Company Common Stock	Recitals
Company Disclosure Schedule	Article IV
Company ESPP	Section 3.10(c)
Company In-bound License	Section 4.12(d)
Company In-Licensed IP	Section 4.12(b)(ii)
Company Leased Real Property	Section 4.11(a)
Company Material Contract	Section 4.13(a)
Company Notice	Section 6.02(b)
Company Out-bound License	Section 4.12(d)
Company Owned Registered IP	Section 4.12(a)
Company Permits	Section 4.14(b)
Company Privacy Requirements	Section 4.12(g)
Company Real Estate Leases	Section 4.11(a)
Company SEC Documents	Section 4.07(a)
Company Takeover Proposal	Section 9.03(a)
Company Termination Fee	Section 9.03(a)
Confidentiality Agreement	Section 7.01
CVR	Recitals
CVR Agreement	Section 3.11
CVR Amount	Recitals
D&O Tail Policies	Section 7.03(c)

DGCL	Recitals
Dispute Notice	Section 2.01(c)(iii)
Drug Regulatory Agency	Section 4.14(a)
Effective Time	Section 3.03
Embargoed Countries	Section 4.23
Existing D&O Policies	Section 7.03(c)
Expense Reimbursement Payment	Section 9.03(b)
FCPA	Section 4.22
Filed Company SEC Documents	Article IV
Form Asset Purchase Agreement	Section 7.17
Indemnified Party	Section 7.03(a)
Intervening Event Adverse Recommendation Change	Section 6.02(b)
Legal Restraints	Section 8.01(a)
Liability	Section 4.09
Material Contract	Section 4.10(a)
Maximum Amount	Section 7.03(c)
Merger	Recitals
Merger Closing	Section 3.02
Merger Closing Date	Section 3.02
Merger Consideration	Section 3.08(c)
Merger Sub	Preamble
Minimum Tender Condition	Exhibit A
Offer	Recitals
Offer Closing Time	Section 2.01(a)
Offer Conditions	Section 2.01(a)
Offer Documents	Section 2.01(b)
Offer Price	Recitals
Outside Date	Section 9.01(b)(i)
Parent	Preamble
Parent Disclosure Schedule	Article V
Paying Agent	Section 3.09(a)
Payment Fund	Section 3.09(a)
Permitted Disposition	Section 7.17
Permitted Dispositions	Section 7.17
Personal Data	Section 4.12(g)
Pre-Closing Period	Section 6.01
Qualifying Company Takeover Proposal	Section 6.02(a)
Rights Agent	Section 3.11
Response Time	Section 2.01(c)(iii)
Restricted Stock Unit Cash Consideration	Section 3.10(b)
Sanctioned Party	Section 4.23
Schedule 14D-9	Section 2.02(a)
Section 262	Section 3.08(d)
Sensitive Data	Section 4.12(g)
Stockholder List Date	Section 2.02(b)
Straddle Period	Section 7.06(b)
Support Agreement	Recitals
Surviving Corporation	Section 3.01
Takeover Law	Section 4.26
Termination Condition	Exhibit A
Transactions	Recitals
Transfer Taxes	Section 7.06

SECTION 1.02 Interpretation and Rules of Construction. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to “this Agreement” shall include the Company Disclosure Schedule and the Parent Disclosure Schedule. All Exhibits annexed to this Agreement or referred to in this Agreement are hereby incorporated in and made a part of this Agreement as if set forth in full in this Agreement. Any terms used in the Company Disclosure Schedule, the Parent Disclosure Schedule, any Exhibit or any certificate or other document made or delivered pursuant to this Agreement but not otherwise defined therein shall have the meaning as defined in this Agreement. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall.” The words “include,” “includes” and “including” shall be deemed, in each case, to be followed by the phrase “without limitation.” The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “dollars” or “$” shall refer to the lawful currency of the United States. Unless the context requires otherwise (i) any definition of or reference to any Contract, instrument or other document or any Law in this Agreement shall be construed as referring to such Contract, instrument or other document or Law as from time to time amended, supplemented or otherwise modified, including comparable successor law and references to all attachments thereto and instruments incorporated therein, but only to the extent, in the case of any amendment, supplement or other modification to any Contract, instrument or other document listed in the Company Disclosure Schedule or the Parent Disclosure Schedule, that such amendment, supplement or other modification has been made available to the other party and is also listed on the appropriate section of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, (ii) any reference in this Agreement to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references in this Agreement to Articles, Sections and Exhibits shall be construed to refer to Articles and Sections of, and Exhibits to, this Agreement, unless otherwise indicated, (v) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection and (vi) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party hereto drafting or causing any instrument to be drafted. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement. Unless indicated otherwise, (A) any action required to be taken by or on a day or business day may be taken until 11:59 p.m., Eastern Time, on such day or business day, (B) all references to “days” shall be to calendar days unless otherwise indicated as a “Business Day” and (C) all days, business days, times and time periods contemplated by this Agreement will be determined by reference to Eastern Time. Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the fourth decimal place, except in respect of payments, which shall be rounded down to the nearest whole United States cent.

ARTICLE II

THE OFFER

SECTION 2.01 The Offer.

(a) Commencement and Term of the Offer. Provided that this Agreement shall not have been terminated in accordance with Section 9.01, subject to the terms and conditions of this Agreement, as promptly as practicable (but in no event later than ten (10) Business Days after the Agreement Date), Parent shall commence (within the meaning of the applicable rules and regulations of the SEC) the Offer at the Offer Price. The obligations of Parent to, irrevocably accept for payment, and pay for, any shares of the Company Common Stock tendered pursuant to the Offer shall be subject only to the satisfaction or waiver of the conditions set forth on Exhibit A (the “Offer Conditions”). The initial expiration date of the Offer shall be at the time that is one minute following 11:59 p.m., Eastern time, on the date that is twenty (20) Business Days (determined using Rule 14d-1(g)(3) of the Exchange Act) after the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act). Parent expressly reserves the right to waive, in its sole discretion, in whole or in part, any Offer Condition or modify the terms of the Offer in any manner not inconsistent with this Agreement, except that the Minimum Tender Condition shall not be waived, and, without the prior written consent of the Company, Parent shall not, (i) reduce the number of shares of the Company Common Stock subject to the Offer, (ii) reduce the Offer Price, (iii) waive, amend or modify the Termination Condition, (iv) add to the Offer Conditions or impose any other conditions on the Offer or amend, modify or supplement any Offer Condition in any manner adverse to the holders of the Company Common Stock, (v) except as otherwise provided in this Section 2.01, terminate, or extend or otherwise amend or modify the expiration date of, the Offer, (vi) change the form or terms of consideration payable in the Offer, (vii) otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to the holders of the Company Common Stock or (viii) provide any “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act. Notwithstanding the foregoing or anything to the contrary in this Agreement, unless this Agreement has been validly terminated in accordance with Section 9.01, (A) Parent may elect to (and if so requested by the Company, Parent shall), extend the Offer for one or more consecutive increments of such duration as requested by the Company (or if not so requested by the Company, as determined by Parent), but not more than ten (10) Business Days each (or for such longer period as may be agreed to by Parent and the Company), if (I) at the scheduled expiration date of the Offer any of the Offer Conditions (including the Minimum Tender Condition) shall not have been satisfied or waived (if permitted hereunder), until such time as such conditions shall have been satisfied or waived (if permitted hereunder) or (II) at the scheduled expiration date of the Offer Section 2.01(c)(v) applies as to the determination of the Closing Net Cash and the resolution of the matters described in Section 2.01(c)(vi) has not been finalized or (III) the Company shall have consummated a Permitted Disposition subsequent to its most recent delivery of the Closing Cash Schedule, to allow for a the delivery of an updated Closing Cash Schedule pursuant to Section 2.01(c)(ii) (which updated Closing Cash Schedule shall supersede any Closing Cash Schedule previously delivered), provided, that if the Offer has previously been extended twice pursuant to this clause (III) at the Company’s request then (other than if clause (A)(II) is applicable) the mutual agreement of Parent and the Company shall be required for any further extension pursuant to this clause (III), and (B) Parent shall extend the Offer for the minimum period required by any rule, regulation or interpretation or position of the SEC or the staff thereof or Nasdaq, in each case that are applicable to the Offer; provided, that Parent shall not, and shall not be required to, extend the Offer beyond the Outside Date and, in the case of the Minimum Tender Condition being the only condition not satisfied under clause (I) of the foregoing (other than conditions that by their nature are only satisfied as of the Offer Closing Time), Parent shall not be required to extend the Offer to a date later than the Outside Date.

On the terms and subject only to the conditions of the Offer and this Agreement, Parent shall, irrevocably accept for payment, and pay for, all shares of the Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer that Parent becomes obligated to purchase pursuant to the Offer as promptly as practicable after the expiration of the Offer and, in any event, no more than three (3) Business Days after the expiration of the Offer. The time at which Parent first irrevocably accepts for purchase the shares of the Company Common Stock tendered in the Offer is referred to as the “Offer Closing Time.” The Offer may not be terminated or withdrawn prior to its expiration date (as such expiration date may be extended and re-extended in accordance with this Section 2.01(a)), unless this Agreement is validly terminated in accordance with Section 9.01. If this Agreement is validly terminated in accordance with Section 9.01, Parent shall promptly and irrevocably terminate the Offer and return, and shall cause any depository acting on behalf of Parent to return, all tendered shares of the Company Common Stock to the registered holders thereof. Nothing contained in this Section 2.01(a) shall affect any termination rights set forth in Section 9.01.

(b) Schedule TO; Offer Documents. As promptly as reasonably practicable on the date of commencement of the Offer, Parent shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall include an offer to purchase and a related letter of transmittal and summary advertisement containing the terms set forth in this Agreement and Exhibit A (such Schedule TO, as amended from time to time, and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”) and (ii) disseminate the Offer Documents to the holders of the Company Common Stock as and to the extent required by applicable Law. The Company shall furnish to Parent all information concerning the Company required by applicable Law to be set forth in the Offer Documents. Each of Parent and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and to correct any material omissions therefrom, and Parent shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of the Company Common Stock, in each case, as and to the extent required by applicable Law. Parent shall promptly provide the Company and its counsel with copies of any written comments, and shall inform the Company and its counsel of any oral comments, that Parent or its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments. Except from and after an Adverse Recommendation Change, prior to the filing of the Offer Documents (including any amendment or supplement thereto) with the SEC or the dissemination thereof to the holders of the Company Common Stock, or responding to any comments of the SEC or its staff with respect to the Offer Documents, Parent shall (A) provide the Company and its counsel a reasonable opportunity to review and comment on such Offer Documents or response (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable) and (B) give reasonable and good faith consideration to any comments made by the Company or its counsel. Parent shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents. In addition, Parent shall cause the Offer Documents (i) to comply in all material respects with the Exchange Act and other applicable laws and (ii) to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by Parent with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents.

(c) Confirmation of Closing Net Cash.

(i) If, between the Agreement Date and the Offer Closing Time, the outstanding shares of the Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be appropriately adjusted and such adjustment to the Offer Price shall provide to the holders of shares of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action.

(ii) Except as otherwise contemplated in this Section 2.01(c), on the tenth (10th) Business Day before each then scheduled expiration of the Offer (including as extended pursuant to Section 2.01(a)), the Company shall deliver to Parent a schedule (the “Closing Cash Schedule”) setting forth, in reasonable detail, the Company’s good faith, estimated calculation of Closing Net Cash (the “Closing Cash Calculation”) as of immediately prior to the Offer Closing Time (the “Cash Determination Time”) based on such scheduled expiration of the Offer. The Company shall make available to Parent, as reasonably requested by Parent, the work papers and back-up materials used or any other relevant information useful in preparing the Closing Cash Schedule, including close-out memos or other forms of written affirmation from vendors that either no more money is due or an amount of money is due that is reflected on the Closing Cash Schedule. If reasonably requested by Parent, access to the Company’s accountants and counsel at reasonable times and upon reasonable notice will be provided by Company in order to permit Parent to review the Closing Cash Calculation. The Closing Cash Calculations shall include the Company’s determination, as of the Cash Determination Time, of the Closing Net Cash and each component thereof.

(iii) Parent shall have the right to dispute any part of the Closing Cash Calculation by delivering a written notice (for which email will suffice) (a “Dispute Notice”) to that effect to the Company on or prior to

11:59 p.m., Eastern Time, on the fifth (5th) calendar day following Parent’s receipt of the Closing Cash Schedule (the “Response Time”), which Dispute Notice shall identify in reasonable detail the nature and amounts of any proposed revisions to the proposed Closing Cash Calculation and shall be accompanied by a reasonably detailed explanation for the basis for such revisions.

(iv) If, on or prior to the Response Time, Parent notifies the Company in writing that it has no objections to the Closing Cash Calculation or if Parent fails to deliver a Dispute Notice as provided in Section 2.01(c)(iii) prior to the Response Time, then the Closing Cash Calculation as set forth in the Closing Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and shall represent the Closing Net Cash at the Cash Determination Time for purposes of this Agreement.

(v) If Parent delivers a Dispute Notice on or prior to the Response Time, then Representatives of the Company and Parent shall promptly (and in no event later than one (1) Business Day thereafter) meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of the Closing Net Cash, which agreed upon Closing Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and shall represent the Closing Net Cash at the Cash Determination Time for purposes of this Agreement.

(vi) If Representatives of the Company and Parent are unable to negotiate an agreed-upon determination of Closing Net Cash as of the Cash Determination Time pursuant to Section 2.01(c)(v) within three (3) Business Days after delivery of the Dispute Notice (or such other period as the Company and Parent may mutually agree upon), then any remaining disagreements as to the calculation of Closing Net Cash shall be referred to for resolution to the San Francisco office of Ernst & Young LLP, or, if such accounting firm is unable to serve, the Company and Parent shall, within two (2) Business Days, appoint by mutual agreement the office of an impartial nationally or regionally recognized firm of independent certified public accountants other than the Company’s accountants or Parent’s accountants (the “Accounting Firm”). The Company and Parent shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Closing Cash Schedule and the Dispute Notice, and the Company and Parent shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within three (3) Business Days of accepting its selection. The Company and Parent shall be afforded the opportunity to present to the Accounting Firm any materials related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, that no such presentation or discussion shall occur without the presence of a Representative of each of the Company and Parent. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Closing Net Cash made by the Accounting Firm shall be made in writing delivered to each of the Company and Parent, shall be final and binding on the Company and Parent and shall (absent manifest error) be deemed to have been finally determined for purposes of this Agreement and to represent the Closing Net Cash at the Cash Determination Time for purposes of this Agreement. Parent shall extend the expiration date of the Offer until the resolution of the matters described in this Section 2.01(c)(vi); provided, that Parent shall not, and shall not be required to, extend the Offer beyond the Outside Date. The fees and expenses of the Accounting Firm shall be allocated between the Company and Parent in the same proportion that the disputed amount of the Closing Net Cash that was unsuccessfully disputed by such party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Closing Net Cash amount and the Company’s portion of such fees and expenses shall be included in the calculation of the Transaction Expenses. If this Section 2.01(c)(vi) applies as to the determination of the Closing Net Cash at the Cash Determination Time with respect to a scheduled expiration of the Offer, upon resolution of the matter in accordance with this Section 2.01(c)(vi), the parties shall not be required to determine Closing Net Cash again (solely with respect to such applicable scheduled expiration of the Offer) even though such applicable expiration of the Offer may occur later.

SECTION 2.02 Company Actions.

(a) Schedule 14D-9. On the date the Offer Documents are filed with the SEC, or as promptly thereafter as practicable (but in no event later than the first (1st) Business Day following the date on which the Offer

Documents are filed), the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer, (such Schedule 14D-9, as amended from time to time, together with any exhibits, amendments or supplements thereto, the “Schedule 14D-9”), including a description of the Company Board Recommendation (subject to Section 6.02) and shall disseminate the Schedule 14D-9 to the holders of the Company Common Stock, as and to the extent required by applicable U.S. federal securities Law. The Schedule 14D-9 shall also contain and constitute the notice of appraisal rights required to be delivered by the Company under Section 262(d)(2) of the DGCL at the time the Company first files the Schedule 14D-9 with the SEC and the fairness opinion delivered by Leerink Partners LLC. The Company shall set the record date for the holders of Company Common Stock to receive such notice of appraisal rights as the same date as the Stockholder List Date and shall disseminate the Schedule 14D-9 including such notice of appraisal rights to such holders to the extent required by section 262(d) of the DGCL. Parent and Merger Sub shall furnish to the Company all information concerning Parent and Merger Sub required by applicable Law to be set forth in the Schedule 14D-9. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and to correct any material omissions therefrom, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of the Company Common Stock, in each case, as and to the extent required by applicable Law. Except from and after an Adverse Recommendation Change or in connection with any disclosures made in compliance with Section 6.02, Company shall provide Parent and its counsel with copies of any written comments, and shall inform Parent and its counsel of any oral comments, that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments. Except from and after an Adverse Recommendation Change or in connection with any disclosures made in compliance with Section 6.02, prior to the filing of the Schedule 14D-9 (including any amendment or supplement thereto) with the SEC or the dissemination thereof to the holders of the Company Common Stock, or responding to any comments of the SEC or its staff with respect to the Schedule 14D-9, the Company shall (x) provide Parent and its counsel a reasonable opportunity to review and comment on such Schedule 14D-9 or response (it being understood that Parent and its counsel shall provide any comments thereon as soon as reasonably practicable) and (y) give reasonable and good faith consideration to any comments made by Parent or its counsel. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9. The Company hereby approves of and consents to the Offer, the Merger and the Transactions and the inclusion in the Offer Documents of a description of the Company Board Recommendation (except to the extent that the Company Board shall have withdrawn or modified the Company Board Recommendation, respectively, in accordance with Section 6.02(b)). In addition, the Company shall cause the Schedule 14D-9 (i) to comply in all material respects with the Exchange Act and other applicable laws and (ii) to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no covenant is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Schedule 14D-9.

(b) Stockholder Information. In connection with the Offer, the Company shall cause its transfer agent to promptly furnish Parent with mailing labels containing the names and addresses of the record holders of shares of the Company Common Stock as of the most recent practicable date preceding the date on which the Offer is commenced and of those Persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings, computer files and all other information in the Company’s possession or control regarding the beneficial owners of shares of the Company Common Stock, and shall furnish to Parent such information and reasonable assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer and disseminating the Offer Documents to the Company Stockholders. The date of the list of stockholders used to determine the persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated is referred to as the “Stockholder List Date.” Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Parent shall hold in confidence, in accordance with the Confidentiality Agreement, the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company or destroy (and shall direct their agents to deliver to the Company or destroy) all copies of such information (and certify in writing to the Company such destruction, if applicable).

ARTICLE III

THE MERGER

SECTION 3.01 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL (including Section 251(h) of the DGCL), Merger Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

SECTION 3.02 Merger Closing. The closing of the Merger (the “Merger Closing”) shall take place remotely via the electronic exchange of documents and signature pages at 9:00 a.m., Eastern time, on a date to be specified by Parent and the Company, which date shall be as soon as practicable following the Offer Closing Time, subject to the satisfaction or (to the extent permitted by Law) waiver by the party or parties hereto entitled to the benefits thereof of the conditions set forth in Article VIII, other than those conditions that by their nature are to be satisfied at the Merger Closing (but in no event later than the second (2nd) Business Day following such satisfaction or waiver of such conditions), unless another date, time or place is mutually agreed to in writing by Parent and the Company. The date on which the Merger Closing occurs is referred to in this Agreement as the “Merger Closing Date.”

SECTION 3.03 Effective Time. Prior to the Merger Closing, Parent and the Company shall prepare, and on the Merger Closing Date, the Company shall file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger. The time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

SECTION 3.04 Merger Without Meeting of Stockholders. The Merger shall be governed by and effected under Section 251(h) of the DGCL, without a vote on the adoption of this Agreement by the holders of shares of the Company Common Stock. The parties hereto agree to take all necessary and appropriate action to cause the Merger to become, and that the Merger shall become, effective as soon as practicable following the consummation (within the meaning of Section 251(h) of the DGCL) of the Offer, without a vote of stockholders of the Company in accordance with Section 251(h) of the DGCL.

SECTION 3.05 Effects of Merger. The Merger shall have the effects provided in this Agreement and as set forth in the DGCL.

SECTION 3.06 Certificate of Incorporation and Bylaws.

(a) Immediately following the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to be in the form attached as Exhibit B and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or permitted by applicable Law (including the DGCL), subject to Section 7.03.

(b) The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation immediately following the Effective Time until thereafter changed or amended as provided therein or permitted by applicable Law, subject to Section 7.03, except that references to the name of Merger Sub shall be replaced by the name of the Surviving Corporation.

SECTION 3.07 Directors and Officers.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be appointed as the directors of the Surviving Corporation immediately following the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The Company shall request each director of the Company immediately prior to the Effective Time to execute and deliver a letter effectuating his or her resignation as a member of the Company Board.

(b) The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

SECTION 3.08 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the Company Common Stock or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b) Cancelation of Treasury Stock and Certain Other Stock. Each share of Company Common Stock that (i) is owned by the Company immediately prior to the Effective Time, (ii) was owned by Parent, Merger Sub or any other Subsidiary of Parent at the commencement of the Offer and is owned by Parent, Merger Sub or any other Subsidiary of Parent immediately prior to the Effective Time or (iii) was irrevocably accepted for purchase in the Offer shall no longer be outstanding and, in each case, shall automatically be canceled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Common Stock. Except as provided in Section 3.08(b) and Section 3.08(d), each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Offer Price (the “Merger Consideration”) without interest, less any applicable Tax withholding. As of the Effective Time, all such shares of the Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of any such shares of the Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with this Section 3.08(c), without interest, less any applicable Tax withholding. For the avoidance of doubt, at the Effective Time, any repurchase rights of the Company or other similar restrictions on shares of Company Common Stock shall lapse in full and will be of no further force or effect, and all shares of Company Common Stock shall be fully vested as of the Effective Time.

(d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of the Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the Merger Consideration as provided in Section 3.08(c), but instead, at the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of any such Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive payment of the fair value of such Appraisal Shares in accordance with Section 262; provided, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 with respect to such Appraisal Shares or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to receive the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration as provided in Section 3.08(c), without interest, less any applicable Tax withholding. The Company shall give prompt written notice to Parent of any demands received by the Company for appraisal of any shares of the Company Common Stock, and Parent shall have the right to participate in, and direct all negotiations and Proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Prior to the Offer Closing Time, Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

SECTION 3.09 Payment of Merger Consideration.

(a) Paying Agent. Not less than three (3) Business Days before the Merger Closing Date, Parent shall select a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Cash Amount pursuant to Section 3.08(c). At or promptly after the Effective Time, Parent shall deposit with the Paying Agent, for the benefit of holders of shares of Company Common Stock, cash in U.S. dollars sufficient to pay the Cash Amount at the Effective Time pursuant to Section 3.08(c) (such cash being hereinafter referred to as the “Payment Fund”).

(b) Payment Procedure. As promptly as reasonably practicable (but in no event later than two (2) Business Days) after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that, immediately prior to the Effective Time, represented outstanding shares of the Company Common Stock (the “Certificates”) that were converted into the right to receive the Merger Consideration pursuant to Section 3.08(c) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as are customary and reasonably acceptable to the Company and Parent) and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Paying Agent for cancelation, together with such letter of transmittal, duly executed and in proper form, a property completed and duly executed IRS Form W-9 or applicable Form W-8, as applicable, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive, in exchange therefor, the Merger Consideration into which the shares of the Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.08(c) (less any applicable Tax withholding), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of the Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that any such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.09, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender, the Merger Consideration (without interest and less any applicable Tax withholding) into which the shares of the Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 3.08(c). No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

(c) Treatment of Book-Entry Shares. No holder of record of Book-Entry Shares shall be required to deliver a Certificate or a letter of transmittal to the Paying Agent to receive the Merger Consideration in respect of such Book-Entry Shares, but such holders will be required to deliver a properly completed and duly executed

IRS Form W-9 or applicable Form W-8, as applicable, to the Paying Agent before receiving the Merger Consideration. In lieu thereof, such holder of record shall, upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonably request), be entitled to receive the Merger Consideration into which such Book-Entry Shares shall have been converted pursuant to Section 3.08(c), and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time (but in no event later than five (5) Business Days after the Effective Time to each such holder of record as of the Effective Time), an amount of U.S. dollars equal to the aggregate Cash Amount (without interest), less any applicable Tax withholding, to which such holder is entitled hereunder, and such Book-Entry Shares shall forthwith be canceled. Payment of the Cash Amount with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(d) Adjustments. If, between the Agreement Date and the Effective Time, the outstanding shares of the Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted.

(e) No Further Ownership Rights in the Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article III as a result of the conversion of any shares of the Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company Common Stock. After the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of the Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, such Certificates shall be canceled and exchanged as provided in this Article III.

(f) Lost, Stolen or Destroyed Certificates. Notwithstanding the requirements to surrender a Certificate contained in Section 3.09, if any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for the shares of the Company Common Stock formerly represented by such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of such shares, less any applicable Tax withholding.

(g) Termination of Payment Fund. Any portion of the Payment Fund (and any interest or other income earned thereon) that remains undistributed as of the twelve (12)-month anniversary of the Merger Closing Date shall be delivered to the Company or its designated Affiliate, upon demand, and any former holder of the Company Common Stock entitled to payment of the Cash Amount who has not theretofore complied with this Article III shall thereafter look only to the Company or any successor-in-interest of the Company for payment of its claim for the Cash Amount (subject to applicable abandoned property, escheat and other similar Law).

(h) No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation and the Paying Agent shall be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to the date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable Law, immediately prior to such date become the property of the Surviving Corporation or its designated Affiliate, free and clear of any claims or interest of any such holders or their successors, assigns or personal representative previously entitled thereto, subject to the claims of any former holder of the Company Common Stock entitled to payment of Merger Consideration who has not theretofore complied with this Article III.

(i) Investment of Payment Fund. The Payment Fund shall be invested by the Paying Agent as directed by Parent. Nothing contained in this Section 3.09(i) and no investment losses resulting from the investment of the Payment Fund shall diminish the rights of the Company Stockholders entitled to payment of the Cash Amount to receive the Cash Amount. To the extent there are losses or the Payment Fund for any reason (including Appraisal Shares losing their status as such) is less than the level required to promptly pay the Cash Amount pursuant to Section 3.08(c), Parent shall replace, restore or add to the cash in the Payment Fund to ensure the prompt payment of the Merger Consideration. Any interest and other income resulting from such investments shall be the property of, and paid to, Parent or its designated Affiliate.

(j) Withholding Rights. Each of the Company, the Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement or the Offer such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. Amounts so deducted or withheld and timely paid over to the appropriate Tax Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made. Parent shall (i) use commercially reasonable efforts to provide advance notice of any such deduction or withholding (other than with respect to amounts paid as compensation) and (ii) cooperate with the Company and any holders of Company Common Stock, Company Stock Options or Company Restricted Stock Units to obtain any affidavits, certificates and other documents as may reasonably be expected to afford to the Company and such holders reduction of or relief from any such deduction or withholding.

SECTION 3.10 Equity Awards.

(a) At the Effective Time, each Company Stock Option that is then outstanding shall be canceled and terminated without consideration.

(b) As of immediately prior to the Offer Closing Time, each Company Restricted Stock Unit that is then outstanding but not then vested shall become immediately vested in full. At the Effective Time, each Company Restricted Stock Unit that is then outstanding shall be canceled and the holder thereof shall be entitled to receive (i) an amount in cash without interest, less any applicable Tax withholding, equal to the Cash Amount (the “Restricted Stock Unit Cash Consideration”) and (ii) one CVR. Parent shall pay the Restricted Stock Unit Cash Consideration at or reasonably promptly after the Effective Time (but in no event later than five (5) Business Days after the Effective Time).

(c) Prior to the Effective Time, the Company shall take all reasonable actions required to (A) terminate the Company ESPP, as of immediately prior to the Merger Closing Date and (B) provide that no new offering period shall commence after the Agreement Date.

(d) Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering any Company Plan) shall adopt such resolutions or take such action by written consent in lieu of a meeting, providing for the transactions contemplated by this Section 3.10. The Company shall provide that, on and following the Effective Time, no holder of any Company Stock Option or Company Restricted Stock Units shall have the right to acquire any equity interest in the Company or the Surviving Corporation in respect thereof and each Company Plan shall terminate as of the Effective Time.

SECTION 3.11 Contingent Value Right. At or prior to the Offer Closing Time, Parent will authorize and duly adopt, execute and deliver, and will ensure that a duly qualified rights agent with respect to the CVRs mutually agreeable to Parent and the Company (a “Rights Agent”) executes and delivers, a contingent value rights agreement in substantially the form attached as Exhibit C (the “CVR Agreement”), subject to any reasonable revisions to the CVR Agreement that are requested by such Rights Agent or the Representative thereunder (provided that such revisions are not, individually or in the aggregate, materially detrimental to any holder of CVRs). Parent and the Company shall cooperate, including by making changes to the form of CVR

Agreement, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” Laws.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently herewith (the “Company Disclosure Schedule”) or (b) as disclosed in the Company SEC Documents filed with, or furnished to, the SEC prior to the Agreement Date and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (i) without giving effect to any amendment thereof filed with, or furnished to, the SEC on or after the Agreement Date and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), the Company represents and warrants to Parent and Merger Sub as follows:

SECTION 4.01 Due Organization; Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used; and (iii) to perform its obligations under all Contracts by which it is bound, except where the failure to have such power or authority would not reasonably be expected to prevent or materially delay the ability of the Company to consummate the Transactions.

(b) The Company is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

(c) The Company has no Subsidiaries, except for the Entities identified in Section 4.01(c) of the Company Disclosure Schedule; and neither the Company nor any of the Entities identified in Section 4.01(c) of the Company Disclosure Schedule owns any capital stock of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other Entity other than the Entities identified in Section 4.01(c) of the Company Disclosure Schedule. Each of the Company’s Subsidiaries is a corporation or other legal entity duly organized, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization and has all necessary corporate or other power and authority to conduct its business in the manner in which its business is currently being conducted and to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used, except where the failure to have such power or authority would not be reasonably expected to have a Company Material Adverse Effect.

(d) Neither the Company nor any of its Subsidiaries is or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Neither the Company nor any of its Subsidiaries has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither the Company nor any of its Subsidiaries has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

SECTION 4.02 Organizational Documents. The Company has made available to Parent and Merger Sub accurate and complete copies of the Organizational Documents of the Company and each of its Subsidiaries in effect as of the Agreement Date. Neither the Company nor any of its Subsidiaries is in material breach or violation of its respective Organizational Documents.

SECTION 4.03 Authority; Execution and Delivery; Enforceability.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, assuming the representations and warranties set forth in Section 5.08 are true and correct and that the Transactions are consummated in accordance with Section 251(h) of the DGCL, to consummate the Transactions. The execution and delivery by the Company of this Agreement and, assuming the representations and warranties set forth in Section 5.08 are true and correct and that the Transactions are consummated in accordance with Section 251(h) of the DGCL, the consummation by the Company of the Transactions has been duly authorized by all necessary corporate action on the part of the Company. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Parent and Merger Sub, and assuming the representations and warranties set forth in Section 5.08 are true and correct, this Agreement constitutes the Company’s legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting the enforcement of creditors’ rights and remedies, or by general principles of equity governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity and except as rights to indemnity and contribution may be limited by state or federal securities laws or public policy underlying such laws (the “Bankruptcy, Equity and Indemnity Exception”)).

(b) The Company Board, at a meeting duly called and held, duly and by unanimous vote of the Company Board adopted resolutions (i) determining that the Offer, the Merger and the other Transactions are fair to and in the best interest of the Company and the Company Stockholders, (ii) approving and declaring advisable the Merger and the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, (iii) resolving that this Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL and that the Merger shall be consummated as soon as practicable following the Offer Closing Time, and (iv) recommending that the Company Stockholders accept the Offer and tender their shares of the Company Common Stock pursuant to the Offer (the recommendation set forth in subclause (iv) of this Section 4.03(b), the “Company Board Recommendation”), which resolutions, as of the Agreement Date, have not been rescinded, modified or withdrawn in any way.

(c) Prior to the scheduled expiration of the Offer, the Company Board or the compensation committee of the Company Board has, or will have, (i) duly and unanimously adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act each agreement, plan, program, arrangement or understanding entered into or established by the Company or any of its former Subsidiaries on or before the date hereof with or on behalf of any of its officers, directors or employees, including the terms of Section 3.08, Section 3.10 and Section 7.03, and (ii) taken all other actions reasonably necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d) under the Exchange Act with respect to the foregoing.

SECTION 4.04 No Vote Required. Assuming the Transactions are consummated in accordance with Section 251(h) of the DGCL and assuming the accuracy of the representations and warranties set forth in Section 5.08, no stockholder votes or consents are needed to authorize this Agreement or for consummation of the Transactions.

SECTION 4.05 Non-Contravention; Consents.

(a) Except as set forth on Section 4.05(a) of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement do not, and the consummation of the Offer, the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien other than any Permitted Lien upon any of the properties or assets of the Company or its Subsidiaries under, any provision of (i) the Organizational Documents of the Company, (ii) any Company Material Contract to which the Company is or its Subsidiaries are a party or (iii) subject to the filings and other matters referred to in Section 4.05(b), any Judgment or, assuming the representations and warranties set forth in Section 5.08 are true and correct, any Law, in either case, that is applicable to the Company or its Subsidiaries or its and their properties or assets, other than, in the case of clauses (ii) and (iii), any such items that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity, is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) the filing with the SEC of (A) the Schedule 14D-9 and (B) such reports under the Exchange Act as may be required in connection with this Agreement, the Offer, the Merger and the other Transactions, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iii) such filings as may be required under the rules and regulations of Nasdaq and (iv) such other items the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

SECTION 4.06 Capitalization.

(a) The authorized capital stock of the Company as of the Agreement Date consists of (i) 490,000,000 shares of Company Common Stock, par value $0.001 per share, of which 23,140,691 shares have been issued and are outstanding as of the close of business on the Reference Date and (ii) 10,000,000 shares of preferred stock of Parent, par value $0.001 per share (collectively with the Company Common Stock, “Company Capital Stock”) , of which no shares have been issued and are outstanding as of the Agreement Date. Parent does not hold any shares of its capital stock in its treasury.

(b) All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Company Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Company Capital Stock is subject to any right of first refusal in favor of the Company.

(c) Except as contemplated herein and as set forth in Section 4.06(c)(i) of the Company Disclosure Schedule, there is no Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Capital Stock. Except as set forth in Section 4.06(c)(ii) of the Company Disclosure Schedule, the Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock or other securities.

(d) Except for the Company Plans, the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the close of business on the Reference Date, the Company has (i) reserved 8,183,291 shares of Company Common Stock for issuance under the Company Equity Incentive Plans, of which 20,458 shares have been issued and are currently outstanding, of which no shares are subject to the Company’s right of repurchase, 1,856,251 shares have been reserved for issuance upon exercise of Company Stock Options previously granted and currently outstanding under the Company Equity Incentive Plans, 1,135 shares have been reserved for issuance upon the settlement of Company Restricted Stock Units granted under the Company Equity Incentive Plans that are outstanding as of the close of business on the Reference Date and 5,620,801 shares remain available for future issuance pursuant to the Company Equity Incentive Plans; and (ii) 684,646 shares have been reserved for purchase under the Company ESPP, no shares have been issued under the Company ESPP and no shares remain available for future purchase under the Company ESPP. Section 4.06(d) of the Company Disclosure Schedule sets forth the following information with respect to each Company Stock Option outstanding as of the Agreement Date: (i) the name of the optionee; (ii) the number of shares of Company Common Stock subject to such Company Stock Option at the time of grant; (iii) the number of shares of Company Common Stock subject to such Company Stock Option as of the Agreement Date; (iv) the exercise price of such Company Stock Option; (v) the date on which such Company Stock Option was granted; (vi) the applicable vesting schedule, including the number of vested and unvested shares as of the Agreement Date and any acceleration provisions; (vii) the date on which such Company Stock Option expires; and (viii) whether such Company Stock Option is intended to constitute an “incentive stock option” (as defined in the Code) or a non-qualified stock option. The Company has made available to Parent an accurate and complete copy of the Company Plans and all stock option agreements evidencing outstanding options granted thereunder. No vesting of Company Stock Options will accelerate in connection with the closing of the Transactions.

(e) Except for the Company Plans, including the Company Stock Options, the Company Restricted Stock Units and purchase rights under the Company ESPP, and as otherwise set forth in Section 4.06(e) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any of its Subsidiaries; or (iii) condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any of its Subsidiaries.

(f) All outstanding shares of Company Capital Stock, Company Stock Options, Company Restricted Stock Units and other securities of the Company have been issued and granted in material compliance with (i) all applicable securities Laws and other applicable Laws, and (ii) all requirements set forth in applicable Contracts.

SECTION 4.07 SEC Filings; Financial Statements.

(a) Other than such documents that can be obtained on the SEC’s website at www.sec.gov, the Company has delivered or made available to Parent accurate and complete copies of all registration statements, proxy statements, Certifications and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since July 25, 2023 (the “Company SEC Documents”). All material statements, reports, schedules, forms and other documents required to have been filed by the Company or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the Agreement Date, then on the date of such filing), each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time they were filed, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Company SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws. As used in this Section 4.07, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, except as permitted by the SEC on Form 10-Q under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby. Other than as expressly disclosed in the Company SEC Documents filed prior to the Agreement Date, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP. The books of account and financial records of the Company and its Subsidiaries are true and correct in all material respects.

(c) As of the Agreement Date, the Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the appliable current listing and governance rules and regulations of Nasdaq.

(d) The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures are made only in accordance with authorizations of management and the Company Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements. The Company has evaluated the effectiveness of the Company’s internal control over financial reporting as of December 31, 2024, and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. The Company has disclosed, based on its most recent evaluation of internal control over financial reporting, to the Company’s auditors and audit committee (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses, if any, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any known fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has not identified, based on its most recent evaluation of internal control over financial reporting, any material weaknesses in the design or operation of the Company’s internal control over financial reporting.

(e) The Company maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that information required to be disclosed by the Company in the periodic reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the required time periods, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

(f) To the knowledge of the Company, the Company’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) with respect to the Company, “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) to the knowledge of the Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(g) Except as set forth in Section 4.07(g) of the Company Disclosure Schedule, since July 25, 2023 through the Agreement Date, the Company has not received any comment letter from the SEC or the Staff thereof or any correspondence from Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Company Common Stock on Nasdaq that has not been disclosed in the Company SEC Documents.

(h) Since July 25, 2023, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer of the Company, the Company Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

SECTION 4.08 Absence of Changes.

(a) Between the date of the Company Balance Sheet and the Agreement Date, the Company has conducted its business only in the ordinary course of business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, including the Transactions).

(b) Between the date of the Company Balance Sheet and the Agreement Date, there has not been any Company Material Adverse Effect.

(c) Between the date of the Company Balance Sheet and the Agreement Date, there has not been any action, event or occurrence that would have required the consent of the Company pursuant to Section 6.01 had such action, event or occurrence taken place after the execution and delivery of this Agreement.

SECTION 4.09 Absence of Undisclosed Liabilities. As of the Agreement Date, neither the Company nor any of its Subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured or unmatured (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), individually or in the aggregate, of a type required to be recorded or reflected on the Company’s balance sheet or disclosed in the footnotes thereto under GAAP except for: (a) Liabilities disclosed, reflected or reserved against in the Company Balance Sheet; (b) Liabilities that have been incurred by the Company or any of its Subsidiaries since the date of the Company Balance Sheet in the ordinary course of business and which are not in excess of $50,000 in the aggregate; (c) Liabilities for performance of obligations of the Company or any of its Subsidiaries under Company Material Contracts which have not resulted from a breach of such Company Material Contracts, breach of warranty, tort, infringement or violation of Law; and (d) Liabilities incurred in connection with the Transactions; and (e) Liabilities disclosed on Section 4.09 of the Company Disclosure Schedule.

SECTION 4.10 Title to Assets. The Company and each of its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Company Balance Sheet; and (b) all other tangible assets reflected in the books and records of the Company or any of its Subsidiaries as being owned by the Company or such Subsidiary. All of such assets are owned or, in the case of leased assets, leased by the Company or its applicable Subsidiary free and clear of any Encumbrances, other than Permitted Liens.

SECTION 4.11 Real Property; Leasehold.

(a) Neither the Company nor any of its Subsidiaries owns any real property. Section 4.11 of the Company Disclosure Schedule sets forth an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company or any of its Subsidiaries (the “Company Leased Real Property”). Parent has made available to the Company true, correct and complete copies of all leases, subleases, licenses and other similar agreement together with all material amendments and modifications under which any such real property is possessed (the “Company Real Estate Leases”), each of which is in full force and effect, with no existing default thereunder that could result in the termination of the applicable lease or the incurring of any Liability in connection therewith. The Company’s or its applicable Subsidiary’s use and operation of each such leased property conforms to all applicable Laws in all material respects, and the Company or its applicable Subsidiary has exclusive possession of each such leased property and has not granted any occupancy rights to tenants or licensees with respect to such leased property. In addition, each such leased property is free and clear of all Encumbrances other than Permitted Liens. Neither the Company nor any Subsidiary has received any notice of termination or cancellation of or of a breach or default under any of the Company Real Estate Leases that remains uncured nor, to the knowledge of the Company, has any event occurred which, with notice or lapse of time or both, would constitute a breach or default under any such lease, or permit the termination or cancellation of any such Company Real Estate Lease. No security deposit or portion thereof deposited with respect to any such Company Real Estate Lease has been applied in respect of a breach or default which has not been redeposited in full and no letter of credit has been drawn down on in respect of a breach or default under any such lease which has not been replenished in full. With respect to the Company Leased Real Property, Section 3.11 of the Company Disclosure Schedule also contains a true and complete list as of the date hereof of all agreements under which the Company or any of the Subsidiaries is, as of the date hereof, the landlord, sublandlord, tenant, subtenant or occupant that have not been terminated or expired as of the date hereof and are material to the business of the Company and the Subsidiaries, taken as a whole.

(b) With respect to each of the Company Leased Real Property, neither the Company nor any of its Subsidiaries has exercised or given any notice of exercise of any option or right of first offer or right of first refusal to purchase, expand, renew or terminate contained in the Company Real Estate Leases.

SECTION 4.12 Intellectual Property.

(a) Section 4.12(a) of the Company Disclosure Schedule identifies (i) the name of the applicant/registrant, (ii) the jurisdiction of application/registration, (iii) the application or registration number and (iv) any other co-owners, for each item of Registered IP owned in whole or in part by the Company or its Subsidiaries (“Company Owned Registered IP”). To the Company’s knowledge, each of the patents and patent applications included in the Company Owned Registered IP properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the United States. (A) To the Company’s knowledge, the Company Owned Registered IP is valid, enforceable and subsisting, (B) none of the Company Owned Registered IP has been withdrawn, cancelled or abandoned, and (C) all application, registration, issuance, renewal and maintenance fees due for the Company Owned Registered IP having a due date on or before the date hereof have been paid in full and are current. To the Company’s knowledge, the Company has complied with 37 CR 1.56, as appliable, with respect to each item of Company Owned Registered IP and each patent application from which such Company Owned Registered IP claims priority. As of the Agreement Date, no interference, opposition, reissue, reexamination or other proceeding of any nature (other than initial examination proceedings) is pending or, to the Company’s knowledge, threatened in writing, in which the scope, validity, enforceability or ownership of any Company Owned Registered IP is being or has been contested or challenged, except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b)

(i) The Company or its Subsidiaries solely owns all right, title and interest in and to all Company IP (other than as disclosed in Section 4.12 of the Company Disclosure Schedule and except for any failure to own or have such right to use, or have the right to bring actions that would not reasonably be expected to have a Company Material Adverse Effect), free and clear of all Encumbrances other than Permitted Liens and, to the Company’s knowledge, has the right, pursuant to a Company In-bound License to use all other material Intellectual Property Rights used by the Company or its Subsidiaries in their respective businesses as currently conducted and as proposed to be conducted.

(ii) To the Company’s knowledge, the Company IP and the Intellectual Property Rights licensed to the Company or its Subsidiaries pursuant to a Company In-bound License (the “Company In-Licensed IP”) are all the Intellectual Property Rights necessary to operate the business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted as of the date hereof. To the Company’s knowledge, each of the patents and patent applications included in the Company In-Licensed IP properly identifies by name each and every inventor of the inventions claimed therein as determined in accordance with applicable Laws of the

United States. To the Company’s knowledge, the Company In-Licensed IP is (A) valid, enforceable and subsisting, (B) none of the Company In-Licensed IP has been withdrawn, cancelled or abandoned, and (C) all application, registration, issuance, renewal and maintenance fees due for the Company In-Licensed IP having a due date on or before the date hereof have been paid in full and are current. To the Company’s knowledge, the licensor has complied with 37 CFR 1.56, as applicable, with respect to each item of Company In-Licensed IP and each patent application from which such Company In-Licensed IP claims priority. As of the Agreement Date, no interference, opposition, reissue, reexamination or other proceeding of any nature (other than initial examination proceedings) is pending or, to the Company’s knowledge, threatened in writing, in which the scope, validity, enforceability or ownership of any Company In-Licensed IP is being or has been contested or challenged. To the Company’s knowledge, each Company Associate involved in the creation or development of any material Company IP, pursuant to such Company Associate’s activities on behalf of the Company or its Subsidiaries, has signed a valid, enforceable written agreement containing a present assignment of all such Company Associate’s rights in such material Company IP to the Company or its Subsidiaries (without further payment being owed to any such Company Associate and without any restrictions or obligations on the Company’s or its Subsidiaries’ ownership or use thereof) and confidentiality provisions protecting the Company IP, which, to the Company’s knowledge, has not been breached by such Company Associate. Without limiting the foregoing, the Company and its Subsidiaries have taken commercially reasonable steps to protect, maintain and enforce all Company IP and Company In-Licensed IP, including the secrecy, confidentiality and value of trade secrets and other confidential information therein, and to the Company’s knowledge there have been no unauthorized disclosures of any Company IP or Company In-Licensed IP. Neither the execution and delivery of this Agreement nor the consummation of the Transactions will conflict with, alter or impair any of the Company’s or its Subsidiaries’ rights in or to any Company IP or Company In-Licensed IP or cause any payments of any kind to be due or payable to any Person.

(c) Except as disclosed in Section 4.12(c) of the Company Disclosure Schedule, to the Company’s knowledge, no funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational or academic institution has been used, in whole or in part, to create any Company IP or any Company In-Licensed IP, except for any such funding or use of facilities or personnel that does not result in such Governmental Entity or institution obtaining ownership or other rights (including any “march in” rights or a right to direct the location of manufacturing of products) to such Company IP or the right to receive royalties or other consideration for the practice of such Company IP, except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(d) Section 4.12(d) of Company Disclosure Schedule sets forth each agreement pursuant to which the Company or any of its Subsidiaries (i) is granted a license under any material Intellectual Property Right owned by any third party that is used by the Company or any of its Subsidiaries in its business as currently conducted (each a “Company In-bound License”) or (ii) grants to any third party a license under any material Company IP or any material Intellectual Property Right licensed to the Company or any of its Subsidiaries under a Company In-bound License (each a “Company Out-bound License”) (provided, that, Company In-bound Licenses shall not include material transfer agreements, clinical trial agreements, services agreements, non-disclosure agreements, commercially available Software-as-a-Service offerings, off-the-shelf software licenses or generally available patent license agreements, in each case entered into in the ordinary course of business on a non-exclusive basis and where the license granted is incidental to the primary purpose of the agreement; and Company Out-bound Licenses shall not include material transfer agreements, clinical trial agreements, services agreements, non-disclosure agreements, or non-exclusive outbound licenses entered into in the ordinary course of business on a non-exclusive basis where the license granted is incidental to the primary purpose of the agreement). Neither the Company nor its Subsidiaries nor, to the Company’s knowledge, any other party to any Company In-bound License or Company Out-bound License has breached or is in breach of any of its obligations under any Company In-bound License or Company Out-bound License.

(e) To the Company’s knowledge, (i) the operation of the businesses of the Company and its Subsidiaries as currently conducted does not infringe or misappropriate or otherwise violate any Intellectual

Property Right owned by any other Person; and (ii) no other Person is infringing, misappropriating or otherwise violating any Company IP or Company In-Licensed IP, except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. As of the Agreement Date, no Proceeding is pending (or, to the Company’s knowledge, is threatened in writing) (A) against the Company or any of its Subsidiaries alleging that the operation of the businesses of the Company or its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Rights of another Person or (B) by the Company or any of its Subsidiaries alleging that another Person has infringed, misappropriated or otherwise violated any of Company IP or any Company In-Licensed IP. Since July 25, 2023, neither the Company nor any of its Subsidiaries has received any written notice or other written communication alleging that the operation of the businesses of the Company or any of its Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person, except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(f) None of the Company IP or, to the Company’s knowledge, any Company In-Licensed IP is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by the Company or any of its Subsidiaries of any such Company IP or Company In-Licensed IP or otherwise would reasonably be expected to adversely affect the validity, scope, use, registrability, or enforceability of any Company IP or Company In-Licensed IP.

(g) At all times since July 25, 2023, the Company, its Subsidiaries and the operation of the Company’s and its Subsidiaries’ business have complied in all material respects with all applicable (i) Laws, (ii) the Company and its Subsidiaries’ respective policies and notices; and (iii) contractual obligations, in each case of clauses (i) through (iii) pertaining to data privacy, data security or the processing of any (A) data or information that constitutes “personally identifiable information,” “personal data,” “personal information” or similar term as defined under applicable Laws (“Personal Data”) and (B) sensitive, proprietary or confidential business information (collectively, (A) and (B), “Sensitive Data” and (i) through (iii) the “Company Privacy Requirements”). To the Company’s knowledge, since July 25, 2023, there have been (1) no losses or thefts of data or security breaches relating to Sensitive Data used in the business of the Company or its Subsidiaries and (2) no material unauthorized access to or unauthorized acquisition, disclosure, modification, use or other processing of any Sensitive Data used in the business of the Company or its Subsidiaries.

(h) None of the Company or its Subsidiaries is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that would reasonably be expected to require or obligate the Company or any of its Subsidiaries to grant or offer to any other Person any license or right to any Company IP.

SECTION 4.13 Agreements, Contracts and Commitments.

(a) Section 4.13(a) of the Company Disclosure Schedule lists the following Company Contracts in effect as of the Agreement Date (other than any Company Benefit Plan) (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):

(i) Each Company Contract that would be a material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act;

(ii) each Company Contract the primary purpose of which is relating to any agreement of indemnification or guaranty not entered into in the ordinary course of business;

(iii) each Company Contract containing (A) any covenant limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or compete with any Person, (B) any “most-favored nations” pricing provisions or marketing or distribution rights related to any products or territory, (C) any exclusivity provision, (D) any agreement to purchase minimum quantity of goods or services, or (E) any material non-solicitation provision applicable to the Company or any of its Subsidiaries;

(iv) each Company Contract relating to capital expenditures and requiring payments after the Agreement Date in excess of $50,000 pursuant to its express terms and not cancelable without penalty;

(v) each Company Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(vi) each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of the Company or any of its Subsidiaries or any loans or debt obligations with officers or directors of the Company or any of its Subsidiaries;

(vii) each Company Contract requiring payment by or to the Company or any of its Subsidiaries after the Agreement Date in excess of $50,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company or any of its Subsidiaries; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, collaboration, development or other agreement currently in force under which the Company or any of its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company or any of its Subsidiaries has continuing obligations to develop any Intellectual Property Rights that will not be owned, in whole or in part, by the Company or any of its Subsidiaries; or (D) any Contract to license any third party to manufacture or produce any product, service or technology of the Company or any of its Subsidiaries or any Contract to sell, distribute or commercialize any products or service of the Company or any of its Subsidiaries, in each case, except for Contracts entered into in the ordinary course of business;

(viii) each Company Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the Transactions;

(ix) each Company Real Estate Lease;

(x) each Company Contract with any Governmental Entity;

(xi) each Company Out-bound License and Company In-bound License;

(xii) each Company Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of the Company or any of its Subsidiaries; or

(xiii) any other Company Contract that is not terminable at will (with no penalty or payment) by the Company or its Subsidiaries, as applicable, and (A) which involves payment or receipt by the Company or its Subsidiaries after the Agreement Date under any such Company Contract of more than $50,000 in the aggregate, or (B) that is material to the business or operations of the Company and its Subsidiaries, taken as a whole.

(b) The Company has delivered or made available to the Company accurate and complete copies of all Company Material Contracts, including all amendments thereto. Except as set forth in Section 4.13(b) of the Company Disclosure Schedule, there are no Company Material Contracts that are not in written form. As of the Agreement Date, none of the Company, any of its Subsidiaries nor, to the Company’s knowledge, any other party to a Company Material Contract, has breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of, or Laws applicable to, any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages or pursue other legal remedies which would reasonably be expected to be material to the Company or its business or operations. As to the Company and its Subsidiaries, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Bankruptcy, Equity and Indemnity Exception. No Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to change, any material amount paid or payable to the Company or any of its Subsidiaries under any Company Material Contract or any other material term or provision of any Company Material Contract.

SECTION 4.14 Compliance; Permits; Restrictions.

(a) The Company and each of its Subsidiaries are, and since July 25, 2023 have been, in compliance in all material respects with all applicable Laws, including the FDCA, the FDA regulations adopted thereunder and any other similar Law administered or promulgated by the FDA or other comparable Governmental Entity responsible for regulation of the development, clinical testing, manufacturing, sale, marketing, distribution and importation or exportation of drug and biopharmaceutical products (each, a “Drug Regulatory Agency”), except for any noncompliance, either individually or in the aggregate, which would not be material to the Company. No investigation, claim, suit, proceeding, audit or other action by any Governmental Entity is pending or threatened in writing against the Company or any of its Subsidiaries. There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its Subsidiaries, any acquisition of material property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have an adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Transactions.

(b) The Company and its Subsidiaries hold all required Governmental Authorizations which are material to the operation of the business of the Company and its Subsidiaries as currently conducted (the “Company Permits”). Section 4.14(b) of the Company Disclosure Schedule identifies each Company Permit. The Company and its Subsidiaries hold all right, title and interest in and to all Company Permits free and clear of any Encumbrance. The Company and each of its Subsidiaries are in material compliance with the terms of the Company Permits. No Proceeding is pending or to the Company’s knowledge, threatened in writing, which seeks to revoke, limit, suspend, or materially modify any Company Permit. The rights and benefits of each Company Permit will be available to the Surviving Corporation or its Subsidiaries, as applicable, immediately after the Effective Time on terms substantially identical to those enjoyed by the Company and its Subsidiaries as of the Agreement Date and immediately prior to the Effective Time.

(c) The Company is not currently conducting or addressing, and to the Company’s knowledge there is no basis to expect that it will be required to conduct or address, any material corrective actions, including, without limitation, a product recovery or clinical hold.

(d) All clinical, pre-clinical and other studies and tests conducted by or, to the Company’s knowledge, on behalf of, sponsored by, the Company or any of its Subsidiaries, or that have involved the Company or any of its Subsidiaries or their respective current products or product candidates, were and, if still pending, are being conducted in compliance in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of any applicable Drug Regulatory Agency and other applicable Law, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. Since July 25, 2023, neither the Company nor any of its Subsidiaries have received any notices, correspondence, or other communications from any Drug Regulatory Agency requiring, or, to the Company’s knowledge, threatening in writing to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, the Company or any of its Subsidiaries, or involving the Company or any of its Subsidiaries or their respective current product candidates.

(e) Neither the Company nor any of its Subsidiaries is the subject of any pending or, to the Company’s knowledge, threatened in writing investigation in respect of its business or products by the FDA pursuant to its

“Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991). To the Company’s knowledge, neither the Company nor any of its Subsidiaries has committed any acts, made any statement, or has not failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of the Company, any of its Subsidiaries or any of their respective officers, employees or to the Company’s knowledge, agent, has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Law. To the Company’s knowledge, no debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or, threatened in writing against the Company, any of its Subsidiaries or any of their respective officers, employees or agents.

SECTION 4.15 Legal Proceedings; Orders.

(a) As of the Agreement Date, to the Company’s knowledge, there is no pending Proceeding and no Person has threatened in writing to commence any Proceeding: (i) that involves (A) the Company, (B) any of its Subsidiaries, (C) any Company Associate (in his or her capacity as such) or (D) any of the material assets owned or used by the Company or its Subsidiaries; or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transactions.

(b) Except as set forth in Section 4.15(b) of the Company Disclosure Schedule, since July 25, 2023, no Proceeding has been pending against the Company or any of its Subsidiaries that resulted in material liability to the Company or any of its Subsidiaries.

(c) There is no order, writ, injunction, judgment or decree to which the Company or any of its Subsidiaries, or any of the material assets owned or used by the Company or any of its Subsidiaries, is subject. To the Company’s knowledge, no officer or employee of the Company or any of its Subsidiaries is subject to any order, writ, injunction, judgment or decree that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any of its Subsidiaries or to any material assets owned or used by the Company or any of its Subsidiaries.

SECTION 4.16 Tax Matters.

(a) The Company and each of its Subsidiaries have: (i) properly prepared and timely filed, or caused to be timely filed, taking into account any extensions of time within which to file, all income and other material Tax Returns required to have been filed by or with respect to the Company and each of its Subsidiaries, as applicable and all such Tax Returns are true, accurate, and complete in all material respects; and (ii) paid, or caused to be paid, in full on a timely basis all income and other material Taxes imposed on or required to be paid by or with respect to the Company and each of its Subsidiaries, whether or not shown as due on any such Tax Returns, including any material Taxes required to be withheld, collected or deposited by or with respect to the Company or any of its Subsidiaries.

(b) The unpaid Taxes of the Company and each of its Subsidiaries for periods (or portions thereof) ending on or prior to the date of the Company Balance Sheet do not exceed in any material respect the accruals and reserves for Taxes (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet. Since the date of the Company Balance Sheet, neither the Company nor or any of its Subsidiaries has incurred any material Liability for Taxes outside the ordinary course of business.

(c) (i) No deficiency for any material Tax has been asserted or assessed by a Tax Authority in writing against the Company or any of its Subsidiaries which deficiency has not been paid, settled or withdrawn or is not being contested in good faith in appropriate Proceedings and for which adequate reserves have been maintained in accordance with GAAP; and (ii) no audit, examination, investigation, inquiry or other proceeding in respect of any Taxes or Tax Returns of the Company or any of its Subsidiaries (A) is pending or in progress or (B) has been proposed or threatened in writing, or to the knowledge of the Company, contemplated.

(d) Section 4.16(d) of the Company Disclosure Schedule lists out the Tax classification of each of the Company and its Subsidiaries since its formation for U.S. federal (and applicable state, local and non-U.S.) Tax purposes.

(e) The Company and each of its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes (including information reporting requirements) with respect to payments made to any employee, creditor, independent contractor, stockholder or other third party.

(f) Neither the Company nor its Subsidiaries has any liability for the Taxes of another Person pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor, or by contract (other than a contract entered into in the ordinary course of business a principal purpose of which is not related to Taxes). Neither the Company nor any of its Subsidiaries is now nor have they ever been a member of a Combined Group (other than a Combined Group the parent of which is the Company).

(g) No claim has been made by a Tax Authority in writing (or, to the knowledge of the Company, orally in a jurisdiction wherein which the Company or any of its Subsidiaries do not file a Tax Return that the Company or any of its Subsidiaries, as applicable, are subject to taxation by that jurisdiction. The Company and each of its Subsidiaries have at all times been exclusively resident for all Tax purposes in their jurisdiction of incorporation. Neither the Company nor any of its Subsidiaries has ever had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise had an office or fixed place of business in a country other than the country in which it is organized.

(h) Neither the Company nor any of its Subsidiaries have extended (which extension remains outstanding), and there are no outstanding requests, agreements, consents or waivers to extend, the statutory period of limitations applicable to the collection, assessment or reassessment of any income or other material Taxes or material Tax deficiencies against the Company or its Subsidiaries, as applicable, other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business. Neither the Company nor any of its Subsidiaries has granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(i) There are no Liens for Taxes upon the assets or properties of the Company or any of its Subsidiaries except for Permitted Liens.

(j) Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355(a) of the Code (or any similar provision of state, local, or non-U.S. Law) in the three years prior to the date of this Agreement.

(k) Neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any: (i) Tax sharing, Tax allocation, Tax receivable, or Tax indemnification agreement or arrangement (each, a “Tax Sharing Agreement”) that would have a continuing effect after the Merger Closing Date (other than tax provisions of agreements entered into in the ordinary course of business with third parties, the primary purpose of which is not related to Tax, such as licensing or joint development agreements); (ii) closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), which agreement will be binding on the Company or its Subsidiaries, as applicable, after the Merger Closing Date; or (iii) private letter ruling of the Internal Revenue Service or comparable ruling of any Tax Authority.

(l) Neither the Company nor any of its Subsidiaries have been a party to or participated in a transaction that constitutes a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state or local Law) for a taxable period for which the applicable statute of limitations remains open.

(m) Neither the Company nor any of its Subsidiaries have been, or will be, a U.S. real property holding company within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n) Neither the Company nor any of its Subsidiaries (i) have received or sought any benefit or relief with respect to Taxes pursuant to a Pandemic Response Law or (ii) is subject to a Tax holiday, or Tax incentive or grant (or any or similar or analogous arrangement with any Tax Authority) in any jurisdiction that will terminate (or be subject to a clawback or recapture) as a result of the transactions contemplated by this Agreement.

(o) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Merger Closing Date as a result of any action, event, election, relationship or circumstance entered into or occurring (or deemed for Tax purposes to have been entered into or to have occurred) on or before the Merger Closing Date, including as a result of: (i) change in method of accounting pursuant to Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) for a taxable period ending on or prior to the Merger Closing Date, (ii) installment sale or open transaction disposition made prior to the Effective Time, (iii) prepaid amount, advance payment, or deferred revenue, received or accrued on or prior to the Effective Time, (iv) “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed prior to the Effective Time, (v) an intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code, (vi) the application of Sections 702, 951, 951A or 1293 of the Code (or any corresponding, similar or analogous provision of state, local or non-U.S. Law) or any “gain recognition agreement” pursuant to Section 367 of the Code; or (vii) the application of any Pandemic Response Law. The Company does not has any liability for Taxes under Section 965 of the Code.

For purposes of this Section 4.16, each reference to the Company or any of its Subsidiaries shall be deemed to include any Person that was liquidated into, merged with, or is otherwise a predecessor to, the Company of any of its Subsidiaries.

SECTION 4.17 Employee and Labor Matters; Benefit Plans.

(a) Section 4.17(a) of the Company Disclosure Schedule is a list of all material Company Benefit Plans, including, without limitation, each Company Benefit Plan that provides for retirement, change in control, stay or retention deferred compensation, incentive compensation, severance or retiree medical or life insurance benefits.

(b) As applicable with respect to each material Company Benefit Plan, the Company has made available to the Company, true and complete copies of (i) each material Company Benefit Plan, including all amendments thereto, and in the case of an unwritten material Company Benefit Plan, a written description thereof, (ii) all current trust documents, investment management contracts, custodial agreements, administrative services agreements and insurance and annuity contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recently filed annual report with any Governmental Entity (e.g., Form 5500 and all schedules thereto), (v) the most recent IRS determination, opinion or advisory letter, (vi) the most recent summary annual report, nondiscrimination testing report, actuarial report, financial statement and trustee report, (vii) all records, notices and filings concerning IRS or United States Department of Labor or other Governmental Entity audits or investigations, “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code, and (viii) all material written materials provided to employees or participants relating to such Company Benefit Plan relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that could be expected to result in any liability to the Company or any ERISA Affiliate.

(c) Each Company Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all other applicable Laws.

(d) The Company Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code have received determination or opinion letters from the IRS on which they may currently rely to the effect that such plans are qualified under Section 401(a) of the Code and the related trusts are exempt from federal income Taxes under Section 501(a) of the Code, respectively, and, to the Company’s knowledge, nothing has occurred that would reasonably be expected to materially adversely affect the qualification of such Company Benefit Plan or the tax exempt status of the related trust.

(e) None of the Company, any of its Subsidiaries or any Company ERISA Affiliate sponsors, maintains, contributes to, is obligated to contribute to, or has any liability with respect to, or has within the past six (6) years sponsored, maintained, contributed to, or been obligated to contribute to, (i) any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (iii) any “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), and none of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has, within the preceding six (6) years, withdrawn in a complete or partial withdrawal from any “multiemployer plan” or otherwise incurred any liability under Section 4202 of ERISA.

(f) There are no pending audits or investigations by any Governmental Entity involving any Company Benefit Plan, and no pending or, to the Company’s knowledge, threatened claims (except for individual claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings involving any Company Benefit Plan, any fiduciary thereof or service provider thereto. All contributions and premium payments required to have been made under any of the Company Benefit Plans or by applicable Law (without regard to any waivers granted under Section 412 of the Code), have been timely made and neither the Company nor any Company ERISA Affiliate has any liability for any unpaid contributions with respect to any Company Benefit Plan.

(g) None of the Company, any of its Subsidiaries or any Company ERISA Affiliates, nor, to the Company’s knowledge, any fiduciary, trustee or administrator of any Company Benefit Plan, has engaged in, or in connection with the Transactions will engage in, any transaction with respect to any Company Benefit Plan which would subject any such Company Benefit Plan, the Company, any of its Subsidiaries or the Company ERISA Affiliates to a Tax, penalty or liability for a “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code.

(h) No Company Benefit Plan provides death, medical, dental, vision, life insurance or other welfare benefits beyond termination of service or retirement, other than coverage mandated by Law and none of the Company, any of its Subsidiaries or any Company ERISA Affiliates has made a written or oral representation promising the same.

(i) Neither the execution of this Agreement, nor the consummation of the Transactions will either alone or in connection with any other event(s), (i) result in any payment becoming due to any current employee, director, officer, or independent contractor of the Company or any of its Subsidiaries, (ii) increase any amount of compensation or benefits otherwise payable to any current employee, director, officer, or independent contractor of the Company or any of its Subsidiaries, (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Company Benefit Plan, (iv) require any contribution or payment to fund any obligation under any Company Benefit Plan or (v) limit the right to merge, amend or terminate any Company Benefit Plan.

(j) Neither the execution of this Agreement, nor the consummation of the Transactions (either alone or when combined with the occurrence of any other event, including without limitation, a termination of employment) will result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Section 280G of the Code) with respect to the Company and its Subsidiaries of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Section 280G of the Code), determined without regard to the application of Section 280G(b)(5) of the Code.

(k) Each Company Benefit Plan providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and the regulations promulgated thereunder) is, and has been, established, administered and maintained in compliance with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

(l) No Person has any “gross up” agreements with the Company or any of its Subsidiaries or other assurance of reimbursement or compensation by the Company or any of its Subsidiaries for any Taxes imposed under Section 409A or Section 4999 of the Code.

(m) The Company does not have any Company Benefit Plan that is maintained for service providers located outside of the United States.

(n) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other Contract with a labor union or labor organization representing any of its employees, and there is no labor union or labor organization representing or, to the Company’s knowledge, purporting to represent or seeking to represent any employees of the Company or its Subsidiaries, including through the filing of a petition for representation election.

(o) The Company and each of its Subsidiaries is in material compliance with all applicable Laws respecting labor, employment, employment practices, and terms and conditions of employment, including, without limitation, worker classification, discrimination, wrongful termination, harassment and retaliation, equal employment opportunities, fair employment practices, meal and rest periods, immigration, employee safety and health, wages (including overtime wages), unemployment and workers’ compensation, leaves of absence, and hours of work. Neither the Company nor any of its Subsidiaries is involved in any material pending actions, suits, claims, charges, demands, lawsuits, investigations, audits or administrative matters relating to any current employee, applicant for employment, or independent contractor with respect to employment or labor matters, and, to the Company’s knowledge, no such actions, suits, claims, charges, demands, lawsuits, investigations, audits or administrative matters have been threatened against the Company or any of its Subsidiaries. To the Company’s knowledge, the Company and each of its Subsidiaries: (i)/has, since July 25, 2023, withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments, benefits, or compensation to employees, (ii)/is not liable for any arrears of wages (including overtime wages), severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii)/is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, disability, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business ). All employees of the Company and each of its Subsidiaries are employed “at will” and their employment can be terminated without advance notice or payment of severance.

(p) Neither the Company nor any of its Subsidiaries has any material liability with respect to any misclassification of its current or former workers as employees or independent contractors or with respect to the classification of its employees as exempt or non-exempt under applicable wage and hour Laws.

(q) There is not, and there has not been since July 25, 2023 any strike, slowdown, work stoppage, lockout, union election petition, union demand for recognition, or any similar labor activity or labor dispute, or, to the Company’s knowledge, any union organizing activity, against the Company or any of its Subsidiaries.

SECTION 4.18 Environmental Matters. The Company and each of its Subsidiaries are in compliance, and since July 25, 2023 have complied, with all applicable Environmental Laws, which compliance includes the possession by the Company and its Subsidiaries of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in such compliance would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received since July 25, 2023 (or prior to that time, which is pending and unresolved), any written notice or other communication (in writing or otherwise), whether from a Governmental Entity or other Person, that alleges that the Company or any of its Subsidiaries is not in compliance with or has liability pursuant to any applicable Environmental Law and, to the Company’s knowledge, there are no circumstances that would reasonably be expected to prevent or interfere with the Company’s or any of its Subsidiaries’ compliance in any material respects with any applicable Environmental Law, except where such failure to comply would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. No current or (during the time a prior property was leased or controlled by the Company or any of its Subsidiaries) prior property leased or controlled by the Company or any of its Subsidiaries has had a release of or exposure to Hazardous Substances in material violation of or as would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. No consent, approval or Governmental Authorization of or registration or filing with any Governmental Entity is required by any applicable Environmental Laws in connection with the execution and delivery of this Agreement or the consummation of the Transactions.

SECTION 4.19 Transactions with Affiliates. Except as set forth in the Company SEC Documents filed prior to the Agreement Date, since the date of the Company’s proxy statement filed on April 22, 2024 with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K as promulgated under the Securities Act.

SECTION 4.20 Insurance. the Company has delivered or made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and each of its Subsidiaries, as of the Agreement Date. Each of such insurance policies is in full force and effect and the Company and each of its Subsidiaries are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since July 25, 2023 through the Agreement Date, neither the Company nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. the Company and each of its Subsidiaries have provided timely written notice to the appropriate insurance carrier(s) of each Proceeding that is currently pending against the Company or any of its Subsidiaries for which the Company or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Proceeding, or informed the Company or any of its Subsidiaries of its intent to do so.

SECTION 4.21 No Financial Advisors. Except for Leerink Partners LLC, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

SECTION 4.22 Anti-Bribery. In the past five years, none of the Company or any of its Subsidiaries or any of their respective directors, officers, employees or, to the Company’s knowledge, agents or any other Person acting on their behalf has, directly or indirectly, (i) paid, made, offered, promised, authorized, solicited, or accepted any bribes, improper, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments or anything of value, whether in the form of cash, gifts, benefits, services, or otherwise, to or from any Person, including a “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), employee, officer, or director of a state-owned or controlled entity, foreign political party or official thereof, or candidate for foreign political office, to obtain or retain business or any improper advantage, or otherwise in violation of applicable Law (including the FCPA, the UK Bribery Act of 2010, or any other anti-bribery or anti-corruption Law (collectively, the “Anti-Bribery Laws”)); (ii) established or maintained any fund or asset that has not been recorded in the books and records of the Company; or (iii) inserted, concealed, or misrepresented corrupt, illegal, or improper payments, expenses, or other entries in the Company’s books and records. Neither the Company nor any of its Subsidiaries is or, in the past five years, has been the subject of any allegation, voluntary disclosure, investigation, inquiry, prosecution, or other enforcement action by any Governmental Entity with respect to potential violations of Anti-Bribery Laws.

SECTION 4.23 Export Control and Sanctions Compliance. Since April 24, 2019, the Company and its Subsidiaries have conducted their export transactions in accordance with Trade Laws. Since April 24, 2019, the Company and its Subsidiaries have not, in violation of the Trade Laws, engaged in any direct or indirect transactions or dealings with, or directly or indirectly exported any products, technology, or services to, (a) any country or territory that is, or has been, subject to a U.S. Government embargo (currently, Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine) (collectively, the “Embargoed Countries”); (b) any instrumentality, agent, entity, or individual that is located in, or acting on behalf of, or directly or indirectly owned or controlled by any Governmental Entity of, any Embargoed Country; (c) any individual or entity identified on, or 50% or more owned (individually or in the aggregate) or as applicable, controlled by persons identified on, any list of designated and prohibited parties maintained by the U.S. Government, the United Kingdom, or the European Union, including, but not limited to, the List of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identifications List, which are maintained by OFAC, or the Entity List, Denied Persons List, or Unverified List, which are maintained by the Bureau of Industry and Security of the U.S. Commerce Department (a “Sanctioned Party”). None of the Company or its Subsidiaries is a Sanctioned Party. Neither the Company nor any of its Subsidiaries is or, since April 24, 2019, has been the subject of any allegation, voluntary disclosure, investigation, inquiry, prosecution, or other enforcement action by any Governmental Entity with respect to potential violations of Trade Laws.

SECTION 4.24 Hart-Scott Rodino Act. As determined in accordance with the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the regulations thereunder, the Company represents that: (1) the Company is its own ultimate parent entity (as such term is defined in 16 C.F.R. § 801.1(a)(3)); (2) the Company’s net sales, as stated on its last regularly prepared annual statement of income and expense (as such term is defined in 16 C.F.R. § 801.11(b)) prior to the Merger Closing, are less than $252.9 million; and (3) the Company’s total assets, as stated on its last regularly prepared balance sheet (as such term is defined in 16 C.F.R. § 801.11(b)) prior to the Merger Closing are less than $252.9 million.

SECTION 4.25 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or disseminated to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that the Company makes no representation or warranty with respect to information furnished in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in any such document. The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by the Company with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

SECTION 4.26 No Rights Agreement; Anti-Takeover Provisions. As of the Agreement Date, the Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. The

Company Board has taken all action necessary to render Section 203 of the DGCL and any other takeover, anti-takeover, moratorium, “fair price,” “control share,” or similar Law inapplicable to the Offer and the Merger. Assuming the accuracy of the representations and warranties set forth in Section 5.08, no restrictions of any other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws (each, a “Takeover Law”) apply or will apply to the Company pursuant to this Agreement or the Transactions.

SECTION 4.27 Opinion of Financial Advisor. The Company Board has received the opinion of Leerink Partners LLC, independent financial advisor to the Company Board, dated June 25, 2025, to the effect that, based upon and subject to the various assumptions, qualifications and limitations set forth therein, as of such date, the Cash Amount proposed to be paid to the holders of shares of Company Common Stock (other than (a) (i) shares of Company Common Stock owned by the Company immediately prior to the Effective Time, (ii) shares of Company Common Stock owned by Parent, Merger Sub or any other Subsidiary of Parent at the commencement of the Offer which are owned by Parent, Merger Sub or any other Subsidiary of Parent immediately prior to the Effective Time and (iii) solely with respect to the Merger, shares of Company Common Stock irrevocably accepted for purchase in the Offer, each of which shall automatically be canceled and shall cease to exist, and (b) Appraisal Shares) pursuant to the terms of this Agreement is fair, from a financial point of view, to such holders. It is agreed and understood that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub. The Company will make available to Parent and Merger Sub a signed copy of such opinion as soon as possible following the Agreement Date.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except set forth in the letter, dated as of the Agreement Date, from the Parent and Merger Sub to the Company (which shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article V, and the disclosure in any section shall be deemed to qualify or apply to other sections in this Article V to the extent that it is reasonably apparent on its face that such disclosure also qualifies or applies to such other sections) (the “Parent Disclosure Schedule”), Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:

SECTION 5.01 Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction) and has full corporate power and authority to conduct its businesses as presently conducted.

SECTION 5.02 Merger Sub.

(a) Merger Sub was formed solely for the purpose of entering into the Transactions, and since the date of its incorporation, Merger Sub has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(b) The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned directly or indirectly by Parent free and clear of any Lien.

SECTION 5.03 Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the CVR Agreement and to consummate the Transactions, subject, in the case of the Merger, to the adoption of this Agreement by Parent, as sole stockholder of Merger Sub (which shall occur immediately following the execution of this Agreement). The execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation by it of the

Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject, in the case of the Merger, to the adoption of this Agreement by Parent, as sole stockholder of Merger Sub (which shall occur immediately following the execution of this Agreement). Neither the approval and adoption of this Agreement nor the consummation of the Offer, the Merger or the other Transactions requires any approval of the stockholders of Parent. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes its, and at the Offer Closing Time the CVR Agreement will constitute Parent’s, legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to the Bankruptcy, Equity and Indemnity Exception).

SECTION 5.04 No Conflicts; Consents.

(a) The execution and delivery by each of Parent and Merger Sub of this Agreement and the CVR Agreement do not, and the consummation of the Offer, the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, any provision of (i) the organizational documents of Parent, Merger Sub or any of Parent’s Subsidiaries, (ii) any Contract to which Parent or any of its Subsidiaries is party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 5.04(b), any Judgment or Law applicable to Parent or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such items that would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the CVR Agreement or the consummation of the Transactions, other than (i) the filing with the SEC of (A) the Offer Documents and (B) such reports under the Exchange Act, as may be required in connection with this Agreement, the CVR Agreement, the Offer, the Merger and the other Transactions, (ii) the filing of the Certificate of Merger with the secretary of the State of Delaware, (iii) compliance with the rules and regulations of any national security exchange on which securities of Parent or the Company are listed and (iv) such other items that the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 5.05 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Parent or Merger Sub with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

SECTION 5.06 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer, the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or any of its Affiliates, directors, officers or employees.

SECTION 5.07 Litigation. There is no Proceeding pending or, to the knowledge of Parent, threatened against Parent or any Subsidiary of Parent that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, nor is there any Judgment outstanding against Parent or any Subsidiary of Parent that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 5.08 Ownership of the Company Common Stock. Neither Parent nor Merger Sub is, nor at any time for the past three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. As of the date hereof, Parent or a Subsidiary of Parent beneficially own no shares of the Company Common Stock and none of Parent or any Subsidiary of Parent (i) owns (as such term is defined in Section 203 of the DGCL), directly or indirectly, any other shares of the Company Common Stock or other securities convertible into, exchangeable for, or exercisable for shares of the Company Common Stock or any securities of any Subsidiary of the Company or (ii) has any rights to acquire any shares of the Company Common Stock except pursuant to this Agreement. Parent and each of its Subsidiaries are affiliates of Merger Sub as such term is defined in section 251(h) of the DGCL.

SECTION 5.09 Sufficient Funds. Parent has (or has available to it), and will have as of the Offer Closing Time and Effective Time sufficient cash available to pay all amounts to be paid by Parent in connection with this agreement and the Transactions, including Parent’s and Merger Sub’s costs and expenses and the aggregate Offer Price, Merger Consideration and Cash Amount on the terms and conditions contained in this agreement, and there is not, nor will there be, any restriction on the use of such cash or cash equivalents for such purpose. In no event shall the receipt or availability of any funds or financing by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Parent hereunder.

SECTION 5.10 Competing Businesses. None of Parent or any of its Affiliates owns any controlling interest in any person that is developing products in the same markets in which Parent or Merger Sub operate that would reasonably be expected to have an adverse effect on the ability of Parent to consummate the Merger and the Transactions in a timely manner in accordance with the terms hereof.

SECTION 5.11 No Foreign Person. Neither Parent nor Merger Sub is a foreign person, as defined in 31 C.F.R. § 800.224. Each of Parent and Merger Sub further represent that the Transactions will not result in foreign control (as defined in 31 C.F.R. § 800.208) of the Company, and does not constitute direct or indirect investment in the Company by any foreign person that affords the foreign person with any of the access, rights, or involvement contemplated under 31 C.F.R. § 800.211(b).

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 6.01 Conduct of Business of the Company. From the Agreement Date to the earlier of the Offer Closing Time and the termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), except as consented to in writing in advance by Parent (which consent shall not be unreasonably withheld, delayed or conditioned) or as otherwise specifically required by this Agreement, the Company shall use commercially reasonable efforts to carry on its business in a manner in the ordinary course of business consistent with the Wind-Down Process. In addition, except as set forth in Section 6.01 of the Company Disclosure Schedule or otherwise expressly and specifically permitted (including as pertains to or arises out of, or in connection with, any Permitted Disposition) or required by this Agreement or the Wind-Down Process or required by applicable Law, during the Pre-Closing Period, neither the Company nor its Subsidiaries shall do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) (i) enter into any new line of business or enter into any agreement, arrangement or commitment that is in excess of $50,000 or materially limits or otherwise restricts the Company or its affiliates, including, following the Merger Closing, Parent and its affiliates (other than in the case of Parent and its affiliates, due to the operation of Parent’s or its affiliates’ own Contracts), from time to time engaging or competing in any line of business or in any geographic area or (ii) otherwise enter into any agreements, arrangements or commitments in excess of $50,000 or imposing material restrictions on its assets, operations or business;

(b) (i) declare, set aside, establish a record date in respect of, accrue or pay any dividends on, or make any other distributions (whether in cash, stock, equity securities or property) in respect of, any of its capital stock,

(ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem, offer to redeem or otherwise acquire, directly or indirectly any shares of capital stock of the Company or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire any such shares of capital stock, except for (A) acquisitions of shares of the Company Common Stock in connection with the surrender of shares of the Company Common Stock by holders of Company Stock Options and Company Restricted Stock Units outstanding on the Agreement Date, in the case of Company Stock Options, in order to pay the exercise price of Company Stock Options, (B) the withholding of shares of the Company Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Plans outstanding on the Agreement Date, and (C) the acquisition by the Company of Company Stock Options and Company Restricted Stock Units in connection with the forfeiture of such awards, in each case, in accordance with their terms;

(c) issue, grant, deliver, sell, authorize, pledge or otherwise encumber any shares of its capital stock or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire such shares or any other rights that give any person the right to receive any economic interest of any nature accruing to the holders of the Company Common Stock, other than the Company Restricted Stock Units and issuances of the Company Common Stock upon the exercise of Company Stock Options in accordance with their terms;

(d) amend its Organizational Documents or other comparable organizational documents (except for immaterial or ministerial amendments);

(e) form any Subsidiary or acquire or agree to acquire, directly or indirectly, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any assets outside of the ordinary course of business, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other Person;

(f) except as required pursuant to the terms of any Company Benefit Plan as in effect on the Agreement Date, (i) adopt, enter into, establish, terminate, amend or modify any collective bargaining agreement, Company Benefit Plan (or plan or arrangement that would be a Company Benefit Plan if in effect on the Agreement Date), (ii) grant to any director, employee or individual service provider of the Company any increase in base compensation, (iii) grant to any director, employee or individual service provider of the Company any increase in severance or termination pay, (iv) pay or award, or commit to pay or award, any bonuses or incentive or equity compensation, (v) enter into any employment, retention, consulting, change in control, severance or termination agreement with any director, employee or individual service provider of the Company, (vi) take any action to vest or accelerate any rights or benefits under any Company Benefit Plan, or the funding of any payments or benefits under any Company Benefit Plan or (vii) hire or terminate (other than for cause) the employment or service of any employee or individual service provider;

(g) make any change in accounting methods, principles or practices, except as may be required (i) by GAAP (or any authoritative interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization or (ii) by Law, including Regulation S-X promulgated under the Securities Act, in each case, as agreed to by the Company’s independent public accountants;

(h) sell, lease (as lessor), license or otherwise transfer (including through any “spin-off”), or pledge, encumber or otherwise subject to any Lien (other than a Permitted Lien), any properties or assets (including Intellectual Property Rights) except (i) sales or other dispositions of inventory and excess or obsolete properties or assets in the ordinary course of business, (ii) pursuant to Contracts to which the Company is a party made available to Parent and in effect prior to the Agreement Date or (iii) in accordance with the Wind-Down Process;

(i) other than in connection with a Permitted Disposition, sell, assign, lease, license, transfer, pledge, encumber or otherwise dispose of, permit to lapse or abandon, or, in the case of Trade Secrets, disclose to any third party, (i) any Trade Secret included in any Intellectual Property Rights owned by the Company or (ii) other than in accordance with the Wind-Down Process, any Intellectual Property Rights owned by the Company;

(j) (i) incur or modify the terms of (including by extending the maturity date thereof) any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (ii) make any loans, advances or capital contributions to, or investments in, any other Person;

(k) make or agree to make any capital expenditures;

(l) commence any Proceeding or pay, discharge, settle, compromise or satisfy (i) any pending or threatened claims, liabilities or obligations relating to a Proceeding (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any such payment, discharge, settlement, compromise or satisfaction of a claim solely for money damages in the ordinary course of business in an amount not to exceed $50,000 per payment, discharge, settlement, compromise or satisfaction or $50,000 in the aggregate for all such payments, discharges, settlements, compromises or satisfactions, provided such amounts are taken into account in the calculation of Closing Net Cash or (ii) any litigation, arbitration, proceeding or dispute that relates to the Transactions (which shall be governed exclusively by Section 7.07 hereof);

(m) make, change or revoke any Tax election, change any annual Tax accounting period or adopt or change any method of Tax accounting, file any amended Tax Return, fail to timely file any Tax Return required to be filed (taking into account extensions obtained in the ordinary course of business) or pay any Tax that is due or payable, enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), settle or compromise any Tax liability or refund, incur any material liability for Taxes outside ordinary course of business, file any Tax Return other than on a basis consistent with past practice, consent to any extension or waiver of any limitation period with respect to any claim or assessment for Taxes, grant any power of attorney with respect to Taxes, enter into any Tax Sharing Agreement, or any closing or other similar agreement;

(n) amend, cancel or terminate any insurance policy naming the Company or its Subsidiaries as an insured, a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;

(o) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

(p) except in the ordinary course of business or in connection with any transaction to the extent specifically permitted by any other subclause of this Section 6.01, enter into, terminate or modify in any respect, or expressly release any rights under, any Company Material Contract or any Contract that, if existing on the Agreement Date, would have been a Company Material Contract;

(q) renew or enter into any agreement containing a non-compete, exclusivity, non-solicitation or similar clause that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries; or

(r) authorize, commit or agree to take any of the foregoing actions.

SECTION 6.02 No Solicitation.

(a) The Company shall not, and the Company shall instruct its Representatives not to, (i) directly or indirectly solicit, initiate or knowingly encourage or knowingly facilitate (including by way of providing information) any inquiries, proposals or offers, or the making of any submission or announcement of any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to a Company Takeover Proposal or (ii) directly or indirectly engage in, enter into or participate in any discussions or negotiations with any Person regarding, furnish to any Person any information or afford access to the business, properties, assets, books or records of the Company to, or take any other action to assist or knowingly facilitate or knowingly encourage any effort by any Person, in each case, in connection with or in response to any inquiry, offer or proposal that constitutes, or could reasonably be expected to lead to, any Company Takeover Proposal (other than, solely in response to an inquiry that did not result from a material breach of this Section 6.02(a), to refer the inquiring person to this Section 6.02 and to limit its communication exclusively to such referral or to clarify the terms thereof in writing). The Company shall, and shall cause its directors and officers to, and shall use its reasonable best efforts to cause its Representatives to, immediately (i) cease all solicitations, discussions and negotiations regarding any inquiry, proposal or offer pending on the Agreement Date that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any Person within the last six months for the purposes of evaluating a possible Company Takeover Proposal and (iii) terminate access to any physical or electronic data rooms relating to a possible Company Takeover Proposal. Notwithstanding anything to the contrary contained in the foregoing or any other provision of this Agreement, at any time during the Pre-Closing Period, in response to a Company Takeover Proposal made after the Agreement Date that did not result from a material breach of this Section 6.02(a), in the event that the Company Board (determines, in good faith, after consultation with outside counsel and an independent financial advisor, that such Company Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Company Proposal (a “Qualifying Company Takeover Proposal”), the Company may (A) enter into an Acceptable Confidentiality Agreement with any Person or group of Persons making such Qualifying Company Takeover Proposal, (B) furnish information with respect to the Company to the Person or group of Persons making such Qualifying Company Takeover Proposal and its or their Representatives pursuant to an Acceptable Confidentiality Agreement so long as the Company concurrently or promptly thereafter provides Parent, in accordance with the terms of the Confidentiality Agreement, any material non-public information with respect to the Company furnished to such other Person or group of Persons that was not previously furnished to Parent and (C) participate in discussions or negotiations with such Person or group of Persons and its or their Representatives regarding such Qualifying Company Takeover Proposal (including soliciting the making of a revised Qualifying Company Takeover Proposal); provided, that the Company may only take the actions described in clauses (A), (B) or (C) above if the Company Board determines, in good faith, after consultation with outside counsel, that the failure to take any such action would be inconsistent with its fiduciary duties under applicable Law. Wherever the term “group” is used in this Section 6.02(a), it is used as defined in Rule 13d-5 under the Exchange Act.

(b) Neither the Company Board nor any committee thereof shall (i) (A) withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, or propose publicly to withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation or resolve or agree to take any such action, (B) adopt, endorse, approve or recommend, or propose publicly to adopt, endorse, approve or recommend, any Company Takeover Proposal or resolve or agree to take any such action, (C) publicly make any recommendation in connection with a tender offer or exchange offer (other than the Offer) other than a recommendation against such offer or (D) fail to include the Company Board Recommendation in the Schedule 14D-9 when disseminated to the Company Stockholders (any action described in this clause (i) being referred to in this Agreement as an “Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or authorize, cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, option agreement, merger agreement, joint venture agreement, partnership agreement or other agreement relating to or that would reasonably be expected to lead to, any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.02(a)), or resolve, agree or publicly propose to take any such action. Notwithstanding anything to contrary in the foregoing or any other provision of this Agreement,

(x) the Company Board may, in response to an Intervening Event, take any of the actions specified in clause (A) or (D) of the definition of Adverse Recommendation Change (an “Intervening Event Adverse Recommendation Change”) if the Company Board, in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law and (y) if the Company Board receives a Superior Company Proposal that did not result from a material breach of this Section 6.02, the Company may make an Adverse Recommendation Change, and may terminate this Agreement pursuant to Section 9.01(h) in order to enter into a definitive agreement with respect to the Superior Company Proposal; provided, that, prior to so making an Intervening Event Adverse Recommendation Change or an Adverse Recommendation Change, or so terminating this Agreement pursuant to Section 9.01(h), (1) the Company Board shall have given Parent at least four (4) Business Days’ prior written notice (a “Company Notice”) of its intention to take such action and a description of the reasons for taking such action (which Company Notice, in respect of a Superior Company Proposal, shall specify the identity of the Person who made such Superior Company Proposal and subject to any restrictions pursuant to any confidentiality agreement in effect, the material terms and conditions of such Superior Company Proposal and attach the most current version of the relevant transaction agreement or, in respect of an Intervening Event, shall include a reasonably detailed description of the underlying facts giving rise to such action), (2) the Company shall have negotiated, and shall have used its reasonable best efforts to cause its Representatives to negotiate, in good faith, with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to revise the terms of this Agreement in such a manner that would eliminate the need for taking such action (and, in respect of a Superior Company Proposal, would cause such Superior Company Proposal to no longer constitute a Superior Company Proposal), (3) following the end of such notice period, the Company Board shall have considered in good faith any revisions to this Agreement irrevocably committed to in writing by Parent, and shall have determined in good faith, after consultation with outside counsel, that failure to effect such Adverse Recommendation Change or Intervening Event Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law and, with respect to a Superior Company Proposal, that such Superior Company Proposal continues to constitute a Superior Company Proposal and (4) in the event of any change to any of the financial terms (including the form and amount of consideration) of such Superior Company Proposal, or in the event of any material change in any event, occurrence or facts relating to such Intervening Event, the Company shall, in each case, deliver to Parent an additional Company Notice consistent with that described in clause (1) of this proviso and a renewed notice period under clause (1) of this proviso shall commence (except that the four (4)-Business Day notice period referred to in clause (1) of this proviso shall instead be equal to two (2) Business Days) during which time the Company shall be required to comply with the requirements of this Section 6.02(b) anew with respect to such additional Company Notice, including clauses (1) through (4) of this proviso.

(c) Nothing contained in this Section 6.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders), including making any “stop, look and listen” communication to the stockholders of the Company or (ii) making any disclosure to its stockholders if the Company Board determines, in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties or applicable Law; provided, that any such action that would otherwise constitute an Adverse Recommendation Change shall be made only in compliance with Section 6.02(b) (it being understood that: (A) any “stop, look and listen” letter or similar communication limited to the information described in Rule 14d-9(f) under the Exchange Act and (B) any disclosure of information to the Company Stockholders that describes the Company’s receipt of a Company Takeover Proposal and the operation of this Agreement with respect thereto and contains a statement that the Company Board, as applicable, has not effected an Adverse Recommendation Change shall be deemed to not be an Adverse Recommendation Change).

(d) Except to the extent the Company is prohibited from giving Parent such notice by any confidentiality agreement in effect as of the date hereof, in addition to the requirements set forth in paragraphs (a) and (b) of this Section 6.02, the Company shall, as promptly as reasonably practicable and in any event within one (1) Business Day after receipt thereof, advise Parent in writing of (i) any Company Takeover Proposal or any request for information or inquiry, proposal or offer that the Company Board in good faith believes could reasonably be expected to lead to a Company Takeover Proposal and (ii) the material terms and conditions of such Company Takeover Proposal or inquiry, proposal or offer (including, if applicable, copies of any written requests, proposals or offers, including proposed term sheets and agreements relating thereto, and any subsequent amendments or modifications thereto) and the identity of the Person making any such Company Takeover Proposal or inquiry, proposal or offer. Commencing upon the provision of any notice referred to in the previous sentence, the Company and its Representatives shall keep Parent informed on a reasonably prompt basis as to any material developments with respect to any such Company Takeover Proposal or inquiry, proposal or offer (and any subsequent material amendments or modifications thereto), and shall provide Parent with a copy of any written correspondence, documents or agreements delivered to or by the Company or its Representatives that contain any material amendments thereto or any material change to the scope or material terms or conditions thereof (or, if not delivered in writing, a summary of any such material amendments or material changes).

ARTICLE VII

ADDITIONAL AGREEMENTS

SECTION 7.01 Access to Information; Confidentiality. Except if prohibited by any applicable Law, the Company shall afford to Parent and to Parent’s Representatives, reasonable access during normal business hours (under the supervision of appropriate personnel and in a manner that does not unreasonably interfere with the normal operation of the business of the Company) during the period prior to the earlier of the Effective Time or the termination of this Agreement to its properties, books and records, Contracts and personnel, and, during such period, the Company shall furnish, as promptly as reasonably practicable, to Parent such information concerning its business, properties and personnel as Parent or Parent’s Representatives may reasonably request; provided, that any such access shall be afforded and any such information shall be furnished at Parent’s expense. Notwithstanding the immediately preceding sentence, the Company shall not be required to afford access or furnish information to the extent (i) such information is subject to the terms of a confidentiality agreement with a third party entered into prior to the Agreement Date, (ii) such information relates to the applicable portions of the minutes of the meetings of the Company Board (including any presentations or other materials prepared by or for the Company Board) where the Company Board discussed (or is information otherwise related to) (A) the Transactions or any similar transaction involving the sale of the Company, or a material portion of its assets, to, the license of a material portion of the Company’s assets to, or combination of the Company with, any other Person, (B) any Company Takeover Proposal or (C) any Intervening Event, or (iii) the Company determines in good faith after consulting with counsel that affording such access or furnishing such information would jeopardize the attorney-client privilege of the Company, violate applicable Law or result in antitrust risk for the Company; provided, that the Company will use its reasonable efforts to obtain any required consents for the disclosure of such information and take such other reasonable action (including entering into a joint defense agreement or similar arrangement to avoid loss of attorney-client privilege) with respect to such information as is necessary to permit disclosure to Parent without jeopardizing such attorney-client privilege or violating applicable Law, as applicable. All information exchanged pursuant to this Section 7.01 shall be subject to the confidentiality letter agreement, dated April 16, 2025, between the Company and Parent, as amended (the “Confidentiality Agreement”).

SECTION 7.02 Reasonable Best Efforts; Notification; Regulatory Filings. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall, and shall cause their respective Subsidiaries to, use its reasonable best efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as reasonably practicable and in any event prior to the Outside Date, the Offer, the Merger and the other Transactions, including (i) causing each of the Offer Conditions and each of the conditions to the Merger set forth in Article VIII to be satisfied, in each case as promptly as reasonably practicable after the Agreement Date, (ii) the obtaining of all necessary or advisable actions or non-actions, waivers and consents from, the making of all necessary registrations, declarations and filings with, and the taking of all reasonable steps as may be necessary to avoid a Proceeding by, any Governmental Entity with respect to this Agreement or the Transactions, (iii) the defending or contesting of any Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. In addition and without limiting the foregoing, the Company and the Company Board shall (A) take all action necessary to ensure that no restrictions on business combinations of any Takeover Law or similar statute or regulation is or becomes applicable to any Transaction or this Agreement and (B) if the restrictions on business combinations of any Takeover Law or similar statute or regulation becomes applicable to any Transaction or this Agreement, use its reasonable best efforts to take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions and this Agreement.

SECTION 7.03 Indemnification.

(a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights to advancement of expenses) now existing in favor of any Person who is or prior to the Effective Time becomes, or has been at any time prior to the Agreement Date, a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company or its predecessors (each, an “Indemnified Party”) as provided in the Company’s Organizational Documents or any indemnification agreement between such Indemnified Party and the Company that is in effect as of the Agreement Date and that has been made available to Parent (i) shall be assumed by the Surviving Corporation, without further action, at the Effective Time, (ii) shall survive the Merger, (iii) shall continue in full force and effect in accordance with their terms with respect to any claims against any such Indemnified Party arising out of such acts or omissions and (iv) for a period of six years following the Agreement Date, shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party, and the Surviving Corporation shall be bound thereby to the fullest extent available under the DGCL or other applicable Law for a period of six years from the Effective Time, and any claim made pursuant to such rights within such six-year period shall continue to be subject to this Section 7.03(a) and the rights provided under this Section 7.03(a) until full and final disposition of such claim. Parent shall cause the Surviving Corporation to perform its obligations under this Section 7.03(a).

(b) Without limiting Section 7.03(a) or any rights of any Indemnified Party pursuant to any indemnification agreement set forth on Section 7.03(b) of the Company Disclosure Schedule, from and after the Offer Closing Time, in the event of any threatened or actual Proceeding, whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that an Indemnified Party is or was a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company, any of its former Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the Transactions, whether in any case asserted or arising before or after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, as and to the fullest extent permitted by applicable Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any Proceeding to each Indemnified Party to the fullest extent permitted by applicable Law upon receipt of any undertaking required by applicable Law), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Proceeding. The Surviving Corporation shall cooperate with an Indemnified Party in the defense of any matter for which such Indemnified Party could seek indemnification hereunder; provided, that Parent and the Surviving Corporation shall be entitled to assume the defense and appoint lead counsel for such defense, except to the extent otherwise provided in an indemnification agreement set forth in the Company Disclosure Schedule. The Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any threatened or actual Proceeding for which indemnification could be sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents in advance in writing to such settlement, compromise or consent. The Surviving Corporation’s obligations under this Section 7.03(b) shall continue in full force and effect for the period beginning upon the Offer Closing Time and ending six years from the Effective Time; provided, that all rights to indemnification in respect of any Proceeding asserted or made within such period shall continue until the final disposition of such Proceeding. Parent shall cause the Surviving Corporation to perform its obligations under this Section 7.03(b).

(c) At or prior to the Effective Time, following good faith consultation with Parent, the Company shall obtain and fully pay the premium for “tail” directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions) for the period beginning upon the Offer Closing Time and ending six years from the Effective Time (the “D&O Tail Policies”), covering each Indemnified Party and containing terms (including with respect to coverage and amounts) and conditions (including with respect to deductibles and exclusions) that are in the aggregate, no less favorable to any Indemnified Party than those of the Company’s directors’ and officers’ liability insurance policies in effect on the Agreement Date (the “Existing D&O Policies”); provided, that the maximum aggregate annual premium for such “tail” insurance policies shall not exceed 250% of the aggregate annual premium payable by the Company for coverage pursuant to its most recent renewal under the Existing D&O Policies (the “Maximum Amount”) and the full cost of such “tail” insurance policies shall be included as Transaction Expenses. If such “tail” insurance policies have been obtained by the Company, Parent shall cause such “tail” insurance policies to be maintained in full force and effect, for their full term, and cause all obligations thereunder to be honored by it and the Surviving Corporation. In the event the Company does not obtain such “tail” insurance policies, then, for the period beginning upon the Offer Closing Time and ending six years from the Effective Time, Parent shall either purchase such “tail” insurance policies or Parent shall maintain in effect the Existing D&O Policies in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions); provided, that neither Parent nor the Surviving Corporation shall be required to pay an aggregate annual premium for such insurance policies in excess of the Maximum Amount; provided, further, that if the annual premium of such insurance coverage exceeds such Maximum Amount, Parent or the Surviving Corporation shall be obligated to obtain the maximum amount of coverage available for the Maximum Amount.

(d) In the event that (i) the Surviving Corporation or any of its successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or a substantial portion of its properties or other assets to any Person or (ii) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 7.03.

(e) From and after the Offer Closing Time, the obligations of Parent and the Surviving Corporation under this Section 7.03 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 7.03 applies without the consent of such affected Indemnified Party. The provisions of this Section 7.03 are, from and after the Offer Closing Time, intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, their heirs and their representatives, and are in addition to, and not in substitution for, any other rights to which each Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.

(f) Parent shall pay all reasonable and documented expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided in this Section 7.03.

SECTION 7.04 Fees and Expenses. Except as set forth in Section 7.03, Section 7.06 and Section 9.03, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

SECTION 7.05 Public Announcements. Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Offer, the Merger and the other Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national or foreign securities exchange; provided, that the restrictions set forth in this Section 7.05 shall not apply to any release, announcement or disclosure made or proposed to be made by the Company with respect to a Company Takeover Proposal, Superior Company Proposal, Intervening Event, Adverse Recommendation Change or Intervening Event Adverse Recommendation Change that does not violate Section 6.02. The parties hereto agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties hereto.

SECTION 7.06 Tax Matters.

(a) Transfer Taxes. Except as provided in Section 3.09(b), all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) imposed on the Transactions shall be paid by Parent or Merger Sub when due, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes. Transfer Taxes shall not include any Taxes or fees based in whole or in part upon income, profits, or gain.

(b) Straddle Period Allocation. In the case of any taxable period that includes (but does not end on) the Merger Closing Date (a “Straddle Period”), (i) the amount of any property and similar ad valorem Taxes of the Company for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on (and including) the Merger Closing Date and the denominator of which is the number of days in the Straddle Period, and (ii) the amount of any other Taxes of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Merger Closing Date. For purposes of the preceding sentence, exemptions, credits, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions computed as if the Merger Closing Date was the last day of the Straddle Period) shall be allocated between the portion of the Straddle Period ending on the Merger Closing Date and the portion of the Straddle Period thereafter in proportion to the number of days in each such portion.

SECTION 7.07 Stockholder Litigation. During the Pre-Closing Period, the Company shall provide Parent an opportunity to review and to propose comments to all material filings or responses to be made by the Company in connection with any Proceedings commenced, or to the knowledge of the Company, threatened in writing, by or on behalf of one or more stockholders of the Company, against the Company and its directors relating to any Transaction, and the Company shall give reasonable and good faith consideration to any comments proposed by Parent. In no event shall the Company enter into, agree to or disclose any settlement with respect to such Proceedings without Parent’s consent, such consent not to be unreasonably withheld, delayed or conditioned, except (i) to the extent such settlement is fully covered by the Company’s insurance policies (other than any applicable deductible) or (ii) such settlement relates solely to the provision of additional disclosure in the Schedule 14D-9, but, in each case, only if such settlement would not result in the imposition of any restriction on the business or operations of the Company or its Affiliates. The Company shall notify Parent promptly of the commencement or written threat of any Proceedings of which it has received notice or become aware and shall keep Parent promptly and reasonably informed regarding any such Proceedings.

SECTION 7.08 Rule 14d-10 Matters. Prior to the scheduled expiration of the Offer, the Company (acting through the Company Board and the compensation committee of the Company Board) shall use reasonable best efforts to cause to be exempt under Rule 14d-10(d) promulgated under the Exchange Act any employment compensation, severance or other employee benefit arrangement that has been, or after the Agreement Date will be, entered into by the Company with current or future directors, officers or employees of the Company.

SECTION 7.09 Rule 16b-3 Matters. Prior to the Effective Time, Parent shall, and the Company may, take all steps as may be required to cause any dispositions or cancellations or deemed dispositions or cancellations of Company equity securities (including derivative securities) in connection with this Agreement or the Transactions by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.

SECTION 7.10 Merger Sub and Surviving Corporation Compliance. Parent shall cause Merger Sub or the Surviving Corporation, as applicable, to comply with all of its respective obligations under this Agreement and Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

SECTION 7.11 SEC Filings; Financial Statements. Until the Effective Time, the Company (a) shall use best efforts to maintain its listing on Nasdaq and shall comply in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the appliable current listing and governance rules and regulations of Nasdaq; (b) shall file all reports and documents (including periodic reports on Form 10-K or 10-Q) with the SEC on a timely basis and in compliance with the applicable requirements of the Exchange Act, the Sarbanes-Oxley Act and all rules and regulations promulgated by the SEC thereunder; and (c) shall prepare any financial statements (including any related notes, as well as pro forma financial statements) to be filed with any periodic reports in compliance in all material respects with the published rules and regulations of the SEC applicable thereto. Following the Merger Closing, the Surviving Corporation, at Parent’s request, shall cooperate with Parent to obtain any consent from the Company’s auditor for any SEC reports filed pursuant to the applicable requirements of the Exchange Act, the Sarbanes-Oxley Act and all rules and regulations promulgated by the SEC thereunder.

SECTION 7.12 Stock Exchange De-listing. The Surviving Corporation shall cause the Company’s securities to be de-listed from Nasdaq and de-registered under the Exchange Act as promptly as practicable following the Effective Time and in any event no more than ten (10) days after the Merger Closing Date.

SECTION 7.13 No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations, subject to the provisions in Section 6.01.

SECTION 7.14 Anti-Takeover Provisions. Each of Parent and the Company and the Company Board (and any committee empowered to take such action, if applicable) will (i) take all actions within their power to ensure that no Takeover Law is or becomes applicable to this Agreement, the Offer, Offer Documents, the Merger or any of the transactions contemplated by this Agreement; and (ii) if any Takeover Law becomes applicable to this Agreement, the Offer, Offer Documents, the Merger or any of the transactions contemplated by this Agreement, take all action within their power to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other transactions contemplated by this Agreement.

SECTION 7.15 FIRPTA Certificate. At the Merger Closing, the Company shall deliver to Parent a certificate pursuant to Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h), together with a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h), in each case, in form and substance reasonably acceptable to Parent.

SECTION 7.16 Efforts; Regulatory Filings . Parent and the Company shall, and shall cause its Affiliates to, take any and all steps reasonably necessary to obtain any required approvals, consents or clearances from, and avoid or eliminate each and every impediment under any Law that may be asserted by, any governmental body or any other Person so as to enable the parties hereto to expeditiously close the Merger.

SECTION 7.17 Certain Employee Matters. Effective as of the day immediately preceding the day on which the Effective Time occurs, the Company shall terminate or withdraw from participation in, as applicable, any and all 401(k) plans and any employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA. If the Company participates in a 401(k) plan maintained by a PEO (a “PEO 401(k) Plan”), the Company Board shall adopt resolutions to authorize (i) the Company’s withdrawal from participation in the PEO 401(k) Plan, (ii) the Company’s adoption of a single employer 401(k) plan (the “Spinoff 401(k) Plan”), (iii) the Spinoff 401(k) Plan’s acceptance of all assets and liabilities attributable to Company participants from the PEO 401(k) Plan, and (iv) the termination of the Spinoff 401(k) Plan, all which shall be effective no later than the day immediately preceding the Offer Closing Time.

SECTION 7.18 Permitted Dispositions. The Company shall be entitled, but under no obligation, to sell, transfer, license, assign or otherwise divest any or all of the Company’s and the Company’s Affiliates’ rights, Intellectual Property Rights, and other assets in one or more transactions (each a “Permitted Disposition” and collectively, the “Permitted Dispositions”) prior to the Offer Closing Time; provided, that if any such Permitted Disposition results in the imposition of ongoing obligations or liabilities on the Company or any of its subsidiaries, the terms of the Permitted Disposition relating to such obligations or liabilities shall be reasonably acceptable to Parent, it being acknowledged that any such Permitted Disposition that is (i) made pursuant to an asset purchase agreement in substantially the form referenced in Section 7.18 of the Company Disclosure Schedule (the “Form Asset Purchase Agreement”) or (ii) that does not impose any obligations or liabilities on the Company or its subsidiaries beyond those contained in the Form Asset Purchase Agreement, shall be deemed reasonably acceptable to Parent. The parties hereto acknowledge that the Company may not be successful in completing, or may determine not to proceed, with any Permitted Dispositions; provided, further, however, that (i) the transactions set forth on Section 7.18 of the Company Disclosure Schedule shall be deemed “Permitted Dispositions” and that the limitations of the immediately foregoing proviso shall not apply with respect to such Permitted Dispositions and (ii) effective as of the Offer Closing Time Parent shall assume all of the Company’s obligations, duties and covenants under the Moffitt Asset Purchase Agreement, effective as of the such time. Immediately following the consummation of the Merger, Parent, as the sole stockholder of the Company shall duly execute a written consent pursuant to the applicable requirements of Company’s organizational documents and the General Corporation Law of the State of Delaware, for the adoption of the transactions contemplated by the Moffitt Asset Purchase Agreement.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE MERGER

SECTION 8.01 Conditions to Each Party’s Obligation. The respective obligation of each party hereto to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

(a) No Legal Restraints. No Judgment issued, or other legal restraint or prohibition imposed, in each case, by any Governmental Entity of competent jurisdiction, or Law, in each case, (collectively, “Legal Restraints”) preventing or prohibiting the consummation of the Merger shall be in effect.

(b) Consummation of the Offer. Parent shall have accepted for payment all shares of the Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer.

(c) Moffitt Asset Purchase Agreement. All closing conditions pursuant to Section 2.03(b) through (d) under the Moffitt Asset Purchase Agreement shall have been satisfied, or if permitted by applicable law, waived.

SECTION 8.02 Frustration of Closing Conditions. No party may rely on the failure of any Offer Condition or any condition set forth in Section 8.01 to be satisfied if such failure was caused by the failure of such party to perform any of its obligations under this Agreement.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01 Termination. This Agreement may be terminated at any time prior to the Offer Closing Time, notwithstanding adoption of this Agreement by Parent as sole stockholder of Merger Sub:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either Parent or the Company:

(i) if (A) the Offer Closing Time shall not have occurred on or before 11:59 p.m., Eastern time, on October 26, 2025 (the “Outside Date”) or (B) the Offer shall have expired or been terminated in accordance with its terms and in accordance with this Agreement without Parent having purchased any shares of the Company Common Stock pursuant thereto; provided, that the right to terminate this Agreement pursuant to this Section 9.01(b)(i) shall not be available to any party hereto if the failure of the Offer Closing Time to occur on or before the Outside Date (in the case of the foregoing clause (A)) or the failure of Parent to purchase any shares of the Company Common Stock pursuant to the Offer (in the case of the foregoing clause (B)) is primarily due to a material breach of this Agreement by such party; or

(ii) if any Legal Restraint permanently preventing or prohibiting the consummation of the Offer or the Merger shall be in effect and shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 9.01(b)(ii) shall not be available to any party hereto if such Legal Restraint is primarily due to such party’s failure to comply in all material respects with its obligations under Section 7.02 in respect of any such Legal Restraint;

(c) by Parent, if the Company breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform individually or in the aggregate with all such other breaches or failures to perform (i) would result in the failure of an Offer Condition and (ii) cannot be or has not been cured prior to the earlier of (x) 30 days after the giving of written notice to the Company of such breach or failure to perform and (y) the Outside Date; provided, that Parent and Merger Sub are not then in material breach of this Agreement;

(d) by Parent if an Adverse Recommendation Change has occurred;

(e) by Parent if a failure of the condition set forth in clause (vi) of Exhibit A has occurred;

(f) by the Company, if (i) Parent fails to commence the Offer in violation of Section 2.01 (other than due to a violation by the Company of its obligations under Section 2.02), (ii) Parent shall have terminated the Offer prior to its expiration date (as such expiration date may be extended in accordance with Section 2.01(a)), other than in accordance with this Agreement or (iii) all of the Offer Conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the time Parent consummates the Offer, but subject to such conditions being able to be satisfied or waived) as of immediately prior to the expiration of the Offer and the Offer Closing Time shall not have occurred within five (5) Business Days following the expiration of the Offer;

(g) by the Company, if (i) (x) Parent or Merger Sub breaches any of its representations or warranties contained in this Agreement, which breach had or would reasonably be expected to, individually or in the aggregate with all such other breaches, result in a Parent Material Adverse Effect or (y) Parent or Merger Sub breaches or fails to perform any of its covenants contained in this Agreement in any material respect, and (ii) the applicable breach or failure to perform cannot be or has not been cured prior to the earlier of (x) thirty (30) days after the giving of written notice to Parent or Merger Sub of such breach or failure to perform and (y) the Outside Date; provided, in each case, that the Company is not then in material breach of this Agreement; or

(h) by the Company, if (i) the Company Board authorizes the Company to enter into a definitive written agreement constituting a Superior Company Proposal, (ii) the Company Board has complied in all material respects with their obligations under Section 6.02(b) in respect of such Superior Company Proposal and (iii) the Company has paid, or simultaneously with the termination of this Agreement pays, the Company Termination Fee.

The party hereto desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give written notice of such termination to each other party hereto and specify the applicable provision or provisions hereof pursuant to which such termination is being effected.

SECTION 9.02 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or Merger Sub, on the one hand, or the Company, on the other hand, the last sentence of Section 7.01, this Section 9.02, Section 9.03 and Article X, and any definitions contained in this Agreement and referred to but not contained in any such provisions, which provisions and definitions shall survive such termination. Without limiting the generality of the foregoing, Parent acknowledges and agrees that any failure of Parent to satisfy its obligations to irrevocably accept for payment or pay for the shares of the Company Common Stock following satisfaction of the Offer Conditions, and any failure of Parent to cause the Merger to be effective following the satisfaction of the conditions set forth in Article VIII, will be deemed to constitute a Willful Breach of a covenant of this Agreement. In the event of any termination of this Agreement resulting from a party’s fraud or Willful Breach by a party hereto of any representation, warranty or covenant set forth in this Agreement, in which case such party shall be liable for each other party’s costs and expenses incurred in connection with enforcing this Agreement by legal action against the first party for such Willful Breach to the extent such enforcement actions results in a judgment against the first party.

SECTION 9.03 Termination Fees.

(a) The Company shall pay to Parent a fee equal to $350,000 (the “Company Termination Fee”) if:

(i) the Company terminates this Agreement pursuant to Section 9.01(h);

(ii) Parent terminates this Agreement pursuant to Section 9.01(d);

(iii) (A) after the Agreement Date, a bona fide Company Takeover Proposal is publicly proposed or announced or shall have become publicly known or otherwise communicated to management of the Company or the Company Board, and such Company Takeover Proposal is not publicly withdrawn or, if not publicly proposed or announced, communicated to the Company Board or management, is not withdrawn (x) in the case of this Agreement being subsequently terminated pursuant to Section 9.01(b)(i), prior to the date that is four (4) Business Days prior to the final expiration date of the Offer or (y) in the case of this Agreement being subsequently terminated pursuant to Section 9.01(c) as a result of a breach by the Company of a covenant in this Agreement, prior to the time of the breach giving rise to such termination, (B) this Agreement is terminated by (x) either Parent or the Company pursuant to Section 9.01(b)(i) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the proviso in Section 9.01(b)(i)) or (y) Parent pursuant to Section 9.01(c) as a result of a breach by the Company of a covenant in this Agreement, and (C) within twelve (12) months after such termination, the Company consummates any Company Takeover Proposal or the Company enters into a definitive agreement with respect to any Company Takeover Proposal that is subsequently consummated.

For purposes of this Section 9.03(a), the term “Company Takeover Proposal” shall have the meaning set forth in the definition of Company Takeover Proposal contained in Section 1.01 except that all references to 20% shall be deemed references to 50%. Any fee due under this Section 9.03(a) shall be paid by wire transfer of same-day funds to an account designated by Parent, (1) in the case of clause (i), prior to or simultaneously with, and as a condition to the effectiveness of, such termination of this Agreement, (2) in the case of clause (ii), within two (2) Business Days after the date of such termination of this Agreement and (3) in the case of clause (iii), within two (2) Business Days after the consummation of such a transaction. The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Company Termination Fee or the Expense Reimbursement Payment on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(b) The Company shall pay to Parent an expense reimbursement payment equal to the reasonable and documented out-of-pocket fees and expenses incurred by or on behalf of Parent or its Affiliates in connection with the Transactions up to a maximum of $350,000 (the “Expense Reimbursement Payment”) if Parent terminates this Agreement pursuant to Section 9.01(e).

(c) Acceptance by Parent of the Company Termination Fee due under Section 9.03(a)(i) shall constitute acceptance by Parent of the validity of any termination of this Agreement under Section 9.01(h). In the event the Company Termination Fee or the Expense Reimbursement Payment described in this Section 9.03 is paid to Parent in accordance with Section 9.03(a) or Section 9.03(b), such Company Termination Fee or Expense Reimbursement Payment shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent or Merger Sub and constitute their sole and exclusive remedy of Parent and Merger Sub against the Company and its current, former or future stockholders and Representatives for any loss suffered as a result of the failure of the Transactions to be consummated, and none of the Company and its current, former or future stockholders or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions; provided, that nothing contained in this Agreement shall relieve any party hereto from liability for any Willful Breach of this Agreement. If the Company fails to pay in a timely manner the Company Termination Fee or the Expense Reimbursement Payment due pursuant to Section 9.03(a) or Section 9.03(b) and, in order to obtain such payment, Parent makes a claim that results in a judgment for the Company Termination Fee or the Expense Reimbursement Payment, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the Company Termination Fee or the Expense Reimbursement Payment (as applicable) at the prime rate of Citibank, N.A. in effect from time to time from the date such payment was required to be made hereunder through the date such payment was actually received.

(d) Each of the parties hereto acknowledges that the agreements contained in this Section 9.03 are an integral part of the Transactions and that, without these agreements, the parties hereto would not enter into this Agreement.

SECTION 9.04 Amendment; Extension; Waiver.

(a) This Agreement may be amended by the parties hereto at any time prior to the Offer Closing Time. At any time prior to the Offer Closing Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) waive compliance with any of the agreements or conditions contained in this Agreement (subject to Section 2.01). This Agreement may not be amended or supplemented after the Offer Closing Time.

(b) This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver with respect to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 9.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 9.01 or an amendment of this Agreement or an extension or waiver with respect to this Agreement pursuant to Section 9.04 shall, in order to be effective, require, in the case of Parent or Merger Sub, action by its Board of Directors, and in the case of the Company. Termination of this Agreement pursuant to Section 9.01 shall not require the approval of the stockholders of the Company or Parent as sole stockholder of Merger Sub.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.01 shall not limit any covenant or agreement of the parties hereto that by its terms contemplates performance after the Effective Time. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

SECTION 10.02 Notices. Any notice, request, or demand desired or required to be given hereunder will be in writing and will be given by personal delivery, email delivery, or overnight courier service, in each case addressed as respectively set forth below or to such other address as any party hereto will have previously designated by such a notice. The effective date of any notice, request, or demand will be the date of personal delivery, the date on which email is sent (provided, that the sender of such email does not receive a written notification of delivery failure) or one (1) day after it is delivered to a reputable overnight courier service, as the case may be, in each case properly addressed as provided in this Agreement and with all charges prepaid.

(a)	if to Parent or Merger Sub, to

XOMA Royalty Corporation

[***]

[***]

Attention: Legal Department; Bradley Sitko

Email: [***]

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

[***]

[***]

Attention: Ryan A. Murr; Branden C. Berns

Email: [***]

(b)	if to the Company, to

Turnstone Biologics Corp.

Attn: Sammy Farah

Email: [***]

with a copy (which shall not constitute notice) to:

Cooley LLP

[***]

[***]

Attention: Divakar Gupta; Rama Padmanabhan

Email: [***]

SECTION 10.03 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

SECTION 10.04 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission (e.g., DocuSign or Adobe Sign) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.05 Entire Agreement; Third-Party Beneficiaries; No Other Representations or Warranties.

(a) This Agreement (including all Exhibits, Annexes and Schedules, including the Company Disclosure Schedule, attached to this Agreement), the CVR Agreement (including all Exhibits, Annexes or Schedules thereto), the Support Agreements (including all Exhibits, Annexes or Schedules thereto) and the Confidentiality Agreement (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates, or any of them, with respect to the subject matter of this Agreement and the Confidentiality Agreement and (ii) except for Section 7.03, are not intended to confer upon any Person other than the parties hereto any rights or remedies, provided, that the Company shall have the right, on behalf of the Company Stockholders (each of whom are third party beneficiaries of this Agreement to the extent required for this proviso to be enforceable), to pursue specific performance as set forth in Section 10.08(a) or, if specific performance is not sought or granted as a remedy, damages in accordance with this Agreement (which may include the benefit of the bargain lost by such Company Stockholders) in the event of a breach hereof by Parent or Merger Sub of this Agreement, it being agreed that in no event shall any such Company Stockholders be entitled to enforce any of their rights, or any of Parent’s or Merger Sub’s obligations, under this Agreement in the event of any such breach, but rather the Company shall have the sole and exclusive right to do so, as agent for such Company Stockholders. Notwithstanding clause (ii) of the immediately preceding sentence, following the Effective Time the provisions of Article III shall be enforceable by holders of Certificates and holders of Book-Entry Shares solely to the extent necessary to receive the Merger Consideration to which such holders are entitled to thereunder, and the provisions of Section 3.10 shall be enforceable by holders of awards under the Company Plans.

(b) Except for the representations and warranties contained in Article IV, each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and neither Parent nor Merger Sub is relying on, any other express or implied representation or warranty with respect to the Company or with respect to any other information made available to Parent or Merger Sub in connection with the Transactions (including with respect to the accuracy or completeness thereof). In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plans and cost-related plan information, regarding the Company’s business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that neither Parent nor Merger Sub has relied upon the Company or its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives, or any other Person, with respect thereto. Accordingly, each of Parent and Merger Sub hereby acknowledge that neither the Company nor its stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives, nor any other Person, has made or is making any representation or warranty or has or shall have any liability (whether pursuant to this Agreement, in tort or otherwise) with respect to such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), except as expressly set forth in Article IV.

(c) Except for the representations and warranties contained in Article V, the Company acknowledges that none of Parent, Merger Sub and any other Person on behalf of Parent or Merger Sub makes, and the Company is not relying on, any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information made available to the Company in connection with the Transactions (including with respect to the accuracy or completeness thereof).

SECTION 10.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 10.07 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto; provided, that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement; provided, further, that any such assignment shall not take place after the commencement of the Offer and shall not otherwise materially impede or delay the consummation of the Transactions or otherwise materially impede the rights of the Company Stockholders under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

SECTION 10.08 Specific Enforcement; Jurisdiction.

(a) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement in any court referred to in Section 10.08(b), without proof of damages or otherwise (and each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The right to specific enforcement shall include the right of the Company to cause Parent to cause the Offer, the Merger and the other Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement. The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the parties hereto acknowledges and agrees that the right of specific enforcement is an integral part of the Transactions and without such right, none of the parties hereto would have entered into this Agreement. If, prior to any termination of this Agreement or the Outside Date, any party hereto brings any Proceeding, in each case, in accordance with Section 10.08(b), to enforce specifically the performance of the terms and provisions hereof by any other party hereto, the Outside Date shall automatically be extended by (i) the amount of time during which such Proceeding is pending, plus twenty (20) Business Days or (ii) such other time period established by the court presiding over such Proceeding, as the case may be.

(b) Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the State of Delaware, for the purpose of any Proceeding arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims with respect to such Proceeding may be heard and determined exclusively in the Delaware Court of Chancery or, solely if the Delaware Court of Chancery does not have subject matter jurisdiction thereof, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any federal court sitting in the State of Delaware in the event any Proceeding arises out of this Agreement, the Offer, the Merger or any of the other Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) irrevocably consents to the service of process in any Proceeding arising out of or relating to this Agreement, the Offer, the Merger or any of the other Transactions, on behalf of itself or its property, by U.S. registered mail to such party’s respective address set forth in Section 10.02 (provided, that nothing in this Section 10.08(b) shall affect the right of any party hereto to serve legal process in any other manner permitted by Law) and (iv) agrees that it will not bring any Proceeding relating to this Agreement, the Offer, the Merger or any of the other Transactions in any court other than the Delaware Court of Chancery (or, solely if the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any federal court sitting in the State of Delaware). The parties hereto agree that a final trial court judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

SECTION 10.09 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF THIS AGREEMENT, THE OFFER, THE MERGER OR ANY OF THE OTHER TRANSACTIONS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 10.09.

SECTION 10.10 Remedies. Except as otherwise provided in this Agreement, the rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by applicable Law, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

SECTION 10.11 Cooperation. The parties hereto agree to provide reasonable cooperation with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such actions as may be reasonably requested by the other parties hereto to evidence or effect the Transactions and to carry out the intent and purposes of this Agreement.

SECTION 10.12 Parent Guarantee. Parent agrees to take all action necessary to cause the Merger Sub or the Surviving Corporation, as applicable, and, during the period between the Offer Closing Time and the Effective Time, to perform all of its agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by the Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of the Merger Sub or the Surviving Corporation, as applicable, under this Agreement. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all defenses and demands whatsoever in connection with the performance of its obligations set forth in this Section 10.12. Parent shall not have any right of subrogation, reimbursement or indemnity whatsoever, nor any right of recourse to security for any of the agreements, covenants and obligations of Merger Sub or the Surviving Corporation under this Agreement.

[Remainder of Page Intentionally Blank; Signature Pages Follow]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed this Agreement, all as of the date first written above.

XOMA Royalty Corporation, as Parent

By:	/s/ Owen Hughes
Name:	Owen Hughes
Title:	Chief Executive Officer

XRA 3 Corp., as Merger Sub

By:	/s/ Owen Hughes
Name:	Owen Hughes
Title:	President, Treasurer and Secretary

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed this Agreement, all as of the date first written above.

Turnstone Biologics Corp., as Company

By:	/s/ Sammy Farah
Name:	Sammy Farah, M.B.A., Ph.D.
Title:	Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

Offer Conditions

Notwithstanding any other term of the Offer or the Agreement, Parent shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Parent’s obligation to pay for or return tendered shares of the Company Common Stock promptly after the termination or withdrawal of the Offer), pay for any shares of the Company Common Stock tendered pursuant to the Offer (and not theretofore accepted for payment or paid for) unless there shall have been validly tendered in the Offer (and not properly withdrawn) prior to the expiration of the Offer that number of shares of the Company Common Stock (excluding shares tendered pursuant to guaranteed delivery procedures that have not yet been “received” by the “depository,” as such terms are defined by Section 251(h) of the DGCL) that, represent at least one share of Company Common Stock more than 50% of the number of Company Common Stock that are then issued and outstanding as of the expiration of the Offer (such condition, the “Minimum Tender Condition”).

Furthermore, notwithstanding any other term of the Offer or this Agreement, Parent shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of the Company Common Stock not theretofore accepted for payment or paid for if, at then-scheduled expiration of the Offer, any of the following conditions exists:

(i) there shall be any Legal Restraint in effect preventing or prohibiting the consummation of the Offer, the Merger or any of the other transactions contemplated by the Agreement;

(ii) (A) any representation or warranty of the Company set forth in Article IV (other than those set forth in Section 4.01 (Due Organization; Subsidiaries), Section 4.03 (Authority; Execution and Delivery; Enforceability), Section 4.04 (No Vote Required), Section 4.05(a) (Non-Contravention), Section 4.06 (Capitalization), Section 4.08(b) (No Material Adverse Effect), Section 4.21 (No Financial Advisors) and Section 4.27 (Opinion of Financial Advisors)) shall not be true and correct as of the Agreement Date and at and as of the Offer Closing Time as if made on and as of the Offer Closing Time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date), other than for such failures to be true and correct that have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (for purposes of determining the satisfaction of this condition, without regard to any qualifications or exceptions contained therein as to “materiality” or “Company Material Adverse Effect”), (B) any representation or warranty of the Company set forth in Section 4.01 (Due Organization; Subsidiaries), Section 4.03 (Authority; Execution and Delivery; Enforceability), Section 4.04 (No Vote Required), Section 4.05(a) (Non-Contravention), Section 4.06, (b), (d), (e) and (f) (Capitalization), Section 4.21 (No Financial Advisors) and Section 4.27 (Opinion of Financial Advisors), and the Closing Cash Schedule shall not be true and correct in all material respects as of the Agreement Date and at and as of the Offer Closing Time as if made on and as of the Offer Closing Time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date), (C) any representation or warranty of the Company set forth in Section 4.06, (a) and (c) (Capitalization), shall not be true and correct other than in de minimis respects at and as of such time, except to the extent such representation or warranty expressly relates to a specified date (in which case on and as of such specified date) and (D) any representation or warranty of the Company set forth in Section 4.08(b) (No Material Adverse Effect) shall not be true and correct in all respects as of such time;

(iii) the Company shall have failed to perform in all material respects the obligations to be performed by it as of such time under this Agreement, including without limitation the Company’s obligations under Section 6.02;

(iv) Parent shall have failed to receive from the Company a certificate, dated as of the date on which the Offer expires and signed by an executive officer of the Company, certifying to the effect that the Offer Conditions set forth in clauses (ii) and (iii) have been satisfied as of immediately prior to the expiration of the Offer;

A-1

(v) this Agreement shall have been validly terminated in accordance with its terms (the “Termination Condition”); or

(vi) the Closing Net Cash as finally determined pursuant to Section 2.01(c) is less than $2,000,000.

The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent to extend, terminate or modify the Offer in accordance with the terms and conditions of this Agreement.

The foregoing conditions are for the sole benefit of Parent and, subject to the terms and conditions of this Agreement and the applicable rules and regulations of the SEC, may be waived by Parent in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Tender Condition and the Termination Condition, which may not be waived by Parent). The failure by Parent or any other Affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

A-2

[***]

B-1

EXHIBIT C

Final Form

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

This CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [●], 2025 (this “Agreement”), is entered into by and between XOMA Royalty Corporation, a Nevada corporation (the “Parent”), XRA 3 Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Purchaser”), [●], as Rights Agent (as defined herein), and [[●], a Delaware limited liability company], solely in its capacity as the initial representative, agent and attorney in-fact of the Holders (the “Representative”).

RECITALS

WHEREAS, Parent, Purchaser, and Turnstone Biologics Corp., a Delaware corporation, (the “Company”), have entered into an Agreement and Plan of Merger, dated as of June 26, 2025 (the “Merger Agreement”), pursuant to which Purchaser will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent;

WHEREAS, pursuant to the Merger Agreement, and in accordance with the terms and conditions thereof, Parent shall deliver certain CVRs (as defined below) to holders of outstanding Company Common Stock and Company Restricted Stock Units (as defined herein) of the Company certain CVRs (collectively, the “Initial Holders”), pursuant to the terms and subject to the conditions hereinafter described;

WHEREAS, Parent desires that the Rights Agent act as its agent for the purposes of effecting the distribution of the CVRs to the Initial Holders and performing the other services described in this Agreement; and

WHEREAS, the Initial Holders desire that the Representative act as their agent for the purposes of accomplishing the intent and implementing the provisions of this Agreement and facilitating the consummation of the transactions contemplated hereby and performing the other services described in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the parties agree, for the equal and proportionate benefit of all Holders (as defined herein), as follows:

ARTICLE I

DEFINITIONS: CERTAIN RULES OF CONSTRUCTION

Section 1.1 Definitions. Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the Merger Agreement. References to Purchaser herein apply to the surviving corporation of the Merger with the Company from and after the Effective Time. As used in this Agreement, the following terms will have the following meanings:

“Acting Holders” means, at the time of determination, Holders of not less than thirty-five percent (35%) of outstanding CVRs as set forth in the CVR Register.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” mean the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Assignee” has the meaning set forth in Section 6.3.

“Advisory Group” has the meaning set forth in Section 4.6(b).

“Board” means the manager of Parent.

“Business Day” means a day, other than a Saturday, Sunday or public holiday (including Nasdaq holidays), on which clearing banks are open for non-automated commercial business in New York, New York.

“Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of Purchaser on a consolidated basis (other than to any Subsidiary (direct or indirect) of Parent), (b) a merger or consolidation involving Purchaser in which Purchaser is not the surviving entity, and (c) any other transaction involving Purchaser in which Purchaser is the surviving or continuing entity but in which the stockholders of Purchaser immediately prior to such transaction own less than 50% of Purchaser’s voting power immediately after the transaction.

“Closing” means the consummation of the Merger and the transactions contemplated thereby.

“Closing Date” means the date of the Closing.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Contract” means any written or oral agreement, contract, subcontract, lease, sub-lease, occupancy agreement, binding understanding, obligation, promise, instrument, indenture, mortgage, note, option, warranty, purchase order, license, sublicense, commitment or undertaking of any nature, which, in each case, is legally binding upon a party or on any of its Affiliates.

“CVRs” means the contractual contingent value rights of Holders that are granted by Parent to Initial Holders as additional consideration for the Offer and the Merger pursuant to the terms of the Offer and the Merger Agreement. Unless otherwise specified herein, for purposes of this Agreement all the CVRs shall be considered as part of and shall act as one class only. For the avoidance of doubt, Parent shall grant CVRs only to the Initial Holders, and shall not grant CVRs to any other Persons at any other time during the pendency of this Agreement, pursuant and subject to the terms hereof.

“CVR Payment Amount” means, for a given Holder, an amount equal to the product of (a) the CVR Proceeds and (b) (i) the total number of CVRs entitled to receive such CVR Proceeds held by such Holder divided by (ii) the total number of CVRs entitled to receive such CVR Proceeds held by all Holders as each reflected on the CVR Register as of the close of business on the date prior to the date of payment (rounded down to the nearest whole cent).

“CVR Payment Date” means (a) with respect to Net Cash Excess, no later than 30 days following the final determination of such Net Cash Excess amount and (b) with respect to Legacy Receivable Amount, no later than 30 days following the receipt of any amount of the Legacy Receivable Amount; provided that, if the Legacy Receivable Amount shall be received prior to the Closing Date, CVR Payment Date for such Legacy Receivable Amount means no later than 30 days following the Closing Date.

“CVR Payment Notice” has the meaning set forth in Section 2.4(a).

“CVR Period” means the period beginning on the Closing Date and ending on the Expiration Date.

“CVR Proceeds” means the amount equal to (i) the Legacy Receivable Amount, plus (ii) Net Cash Excess, if any, and minus (iii) Net Cash Shortfall, if any.

“CVR Register” has the meaning set forth in Section 2.3(b).

“Delaware Courts” has the meaning set forth in Section 6.5(b).

“DTC” means The Depository Trust Company or any successor thereto.

“Effective Time” means the date and time of the effectiveness of the Merger.

“Equity Award CVR” means a CVR received by a Holder in respect of Company Restricted Stock Units.

“Expense Fund” has the meaning set forth in Section 4.6(b).

“Expense Fund Amount” has the meaning set forth in Section 4.6(b).

“Expiration Date” means one year following the Closing Date.

“Final Net Cash” means the amount of Closing Net Cash, recalculated by Parent in accordance with Section 2.01(c) of the Merger Agreement not later than the date that is 180 days following the Merger Closing Date.

“Governmental Body” means any federal, state, provincial, local, municipal, foreign or other governmental or quasi-governmental authority, including, any arbitrator or arbitral body, mediator and applicable securities exchanges, or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

“Holder” means, at the relevant time, a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Law” means any foreign or U.S. federal, state or local law (including common law), treaty, statute, code, order, ordinance, approval, authorization, certificate, registration, exemption, consent, license, order, permit and other similar authorizations, rule, regulation, or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Legacy Receivable Amount” means a cash payment equal to (a) the net tax receivables from Canadian federal and territory/provincial tax authorities and/or Québec Scientific Research and Experimental Development (SR&ED) tax credit program as tax refunds up to $850,000 (excluding the $55,610 Québec SR&ED amount that has been scheduled on Schedule 1.01 of the Merger Agreement) and (b) the payments received from the landlord under the Sublease, dated November 16, 2022, between the Company and Medivis, Inc., as a return of security deposit up to $260,000.

“Net Cash Excess” means if Final Net Cash is greater than Closing Net Cash (as defined in the Merger Agreement and calculated in accordance with Section 2.01(c) of the Merger Agreement), then the amount equal to (a) Final Net Cash, minus (b) Closing Net Cash.

“Net Cash Shortfall” means if Final Net Cash is less than Closing Net Cash (as defined in the Merger Agreement and calculated in accordance with Section 2.01(c) of the Merger Agreement), then the amount equal to (a) Closing Net Cash, minus (b) Final Net Cash.

“Officer’s Certificate” means a certificate signed by an authorized officer of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent and the Representative.

“Permitted CVR Transfer” means: a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC; or (e) as provided in Section 2.7.

“Person” means any individual, firm, corporation, limited liability company, partnership, trust or other entity, and shall include any successor (by merger or otherwise) thereof or thereto.

“Representative Engagement Agreement” has the meaning set forth in Section 4.6(b).

“Representative Expenses” has the meaning set forth in Section 4.6(b).

“Representative Group” has the meaning set forth in Section 4.6(b).

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, limited liability company, unlimited liability company or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a partnership, association, limited liability company, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association, limited liability company or other business entity if such Person or Persons are allocated a majority of partnership, association, limited liability company or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, association, limited liability company or other business entity.

“Tax” or “Taxes” means any and all federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto.

Section 1.2 Rules of Construction.

(a) As used in this Agreement, any noun or pronoun will be deemed to include the plural as well as the singular and to cover all genders.

(b) This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption of burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of this Agreement.

(c) As used in this Agreement, the words “include,” “includes,” or “including” will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” will not be exclusive.

(d) When reference is made in this Agreement to an Article or Section, such reference will refer to Articles and Sections of this Agreement, as the case may be, unless otherwise indicated.

(e) The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f) All references to $ are to United States dollars.

ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1 CVRs; Authority; Appointment of Rights Agent. The CVRs represent the contractual rights of Holders to receive contingent cash payment of the aggregate CVR Proceeds from Purchaser pursuant to this Agreement. Parent has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Rights Agent, Purchaser and the Representative, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms. Neither the execution and delivery of this Agreement nor the performance by Parent of its obligations hereunder or the consummation of the transactions contemplated hereby will (i) conflict with, or result in any violation of any provision of the certificate of incorporation, bylaws and other similar organizational documents of Parent, or (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under, any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or its properties or assets which violation, in the case of clause (ii), individually or in the aggregate, would reasonably be expected to be material to Parent. No consent, approval, order or authorization of, or registration, declaration, notice or filing with, any Governmental Body is required by or with respect to Parent in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby. Parent hereby appoints [●] as the Rights Agent to act as rights agent for Parent in accordance with the instructions hereinafter set forth in this Agreement, and [●] hereby accepts such appointment.

Section 2.2 Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted CVR Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be void ab initio and of no effect.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs will be issued and distributed by Purchaser to each Holder in book-entry form only and will not be evidenced by a certificate or other instrument.

(b) The Rights Agent will keep a register (the “CVR Register”) for the purpose of (i) identifying the Holders of CVRs and (ii) registering CVRs and Permitted CVR Transfers thereof. The CVR Register will initially show one position for Cede & Co. representing all the Company Common Stock held by DTC on behalf of the street holders of the Company Common Stock held by such Holders as of immediately prior to the Effective

Time. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs unless and until such CVRs are transferred into the name of such street name holders in accordance with Section 2.2. With respect to any payments to be made under Section 2.4 below, the Rights Agent will accomplish the payment to any former street name holders of Company Common Stock by sending one lump payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders. Upon request of a Holder or the Representative to Parent, Parent will cause the Rights Agent to make available to such Holder or the Representative, as applicable, a list of the other Holders, the number of CVRs held by each Holder, the contact information, including email address, maintained by the Rights Agent with respect to each Holder and such other information relating to this Agreement as may be reasonably requested by the Representative and is information that is typically stored by a rights agent in accordance with general industry practices for similar types of engagements.

(c) Subject to the restrictions on transferability set forth in Section 2.2 and subject to the Rights Agent’s bona fide procedures to validate the identity of a Holder, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer, in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative duly authorized in writing, or the Holder’s survivor (with written documentation evidencing such Person’s status as the Holder’s survivor), and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice and proper validation of the identity of such Holder, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. As a condition of such transfer, Parent and the Rights Agent may require a transferring Holder or its transferee to pay to the applicable Governmental Body any transfer, stamp, documentary, registration, or other similar Tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of such applicable Taxes or charges unless and until the Rights Agent is reasonably satisfied that all such Taxes or charges have been paid or that such Taxes or charges are not applicable. All duly transferred CVRs registered in the CVR Register will be the valid obligations of Parent and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register in accordance with this Agreement.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice and proper validation of the identity of such Holder, the Rights Agent will promptly record the change of address in the CVR Register.

Section 2.4 Payment Procedures: Notices.

(a) On or prior to each CVR Payment Date and subject to Section 4.2, Parent shall deliver to the Rights Agent (with a copy to the Representative) (i) written notice indicating that the Holders are entitled to receive one or more payments of CVR Proceeds (each such notice, a “CVR Payment Notice”), (ii) a letter of instruction setting forth, for each CVR, the CVR Payment Amount with respect thereto (including each component included in the calculation thereof) and (iii) any other letter of instruction reasonably required by the Rights Agent. On or prior to any CVR Payment Date and subject to Section 4.2, Parent shall deliver to the Rights Agent the CVR Payment Amounts required by Section 4.2. All amounts delivered by Parent hereunder shall be delivered in U.S. dollars. For the avoidance of doubt, Parent shall have no further liability in respect of the relevant CVR Payment Amount upon delivery of such CVR Payment Amount in accordance with this Section 2.4(a) and the satisfaction of each of Parent’s obligations set forth in this Section 2.4(a) and Section 2.5. With respect to cash deposited by Parent or Purchaser with the bank or financial institution designated by the Rights Agent (which shall be Wells Fargo, U.S. Bank or another bank or financial institution of substantially equivalent national reputation and financial standing), the Rights Agent agrees to cause such bank or financial institution to establish and maintain a separate demand deposit account, therefor in the name of the Rights Agent for the benefit of Parent. The Rights Agent will only draw upon cash in such account(s) as required from time to time in order to make payments as required under this Agreement and any applicable tax withholding payments. The Rights Agent shall have no responsibility or liability for any diminution of funds that may result from any deposit or investment made by the Rights Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party, in the absence of fraud, bad faith or willful misconduct by or on behalf of the Rights Agent. The Rights Agent may from time to time receive interest, dividends or other earnings in connection with such deposits. The Rights Agent shall not be obligated to pay such interest, dividends or earnings to Parent, Purchaser, the Representative, any Holder or any other party. The Rights Agent is acting as an agent hereunder and is not a debtor of Parent in respect of cash deposited hereunder. For the avoidance of doubt, Parent, Representative and Purchaser acknowledge that (i) the Rights Agent is not a bank or a trust company, (ii) the Rights Agent is not acting in any sort of capacity as an “escrow” or similar agent hereunder, and (iii) nothing in this Agreement shall be construed as requiring the Rights Agent to perform any services that would require registration with any governmental authority as a bank or a trust company.

(b) The Rights Agent will promptly, and in any event within ten (10) Business Days after receipt of the CVR Payment Notice as well as any letter of instruction reasonably required by the Rights Agent, send each Holder at its registered address a copy of the CVR Payment Notice (at Parent’s sole cost and expense) and, following the applicable CVR Payment Date, promptly pay the CVR Payment Amount to each of the Holders by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the CVR Payment Date.

(c) Any portion of the CVR Payment Amount that remains undistributed to a Holder six (6) months after the date of the delivery of the applicable CVR Payment Date will be delivered by the Rights Agent to Parent, upon demand, and any Holder will thereafter look only to Parent for payment of the CVR Payment Amount, without interest, but such Holder will have no greater rights against Parent and Purchaser than those accorded to general unsecured creditors of Parent and Purchaser under applicable Law.

(d) None of Parent, any of its Affiliates (including Purchaser), or the Rights Agent will be liable to any Person in respect of the CVR Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If, despite Parent’s, any of its Affiliates’ or the Rights Agent’s commercially reasonable efforts to deliver the CVR Payment Amount to the applicable Holder, the CVR Payment Amount has not been paid prior to two (2) years after the applicable CVR Payment Date (or immediately prior to such earlier date on which the CVR Payment Amount would otherwise escheat to or become the property of any Governmental Body), the CVR Payment Amount will, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agree to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent or Purchaser.

Section 2.5 Tax Matters.

(a) Except to the extent any portion of the CVR Payment Amount is required to be treated as interest pursuant to applicable Law, Parent, Purchaser and the Representative intend that, for all U.S. federal and applicable state and local income tax purposes, (i) the CVRs received in respect of Company Common Stock (which for avoidance of doubt does not include the Equity Award CVRs) will be treated as additional consideration paid with respect to such Company Common Stock in connection with the Offer or the Merger, as the case may be, (ii) any CVR Payment Amount received in respect of such CVRs will be treated as an amount realized on the disposition or partial disposition of the applicable CVRs, and (iii) any CVR Payment Amount paid in respect of any Equity Award CVR will be treated as compensation in the year in which the CVR Payment Amount is made (and not upon the receipt of such CVR). Parent and Purchaser shall file all U.S. federal, state and local Tax Returns in a manner consistent with clauses (i) and (ii), unless otherwise required by applicable Laws and clause (iii), unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law).

(b) Parent and its Affiliates (including Purchaser) and the Rights Agent shall be entitled to deduct and withhold, or cause to be deducted or withheld, from each CVR Payment Amount or any other amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld therefrom under applicable Law. With respect to Holders who received Equity Award CVRs, any such withholding may be made, or caused to be made, by Parent through the payroll system or any successor payroll system of Parent or any of its Affiliates, including the Company. Prior to making (or causing to be made) any such Tax deduction or withholding, Parent shall instruct the Rights Agent to provide the opportunity for the Holders to provide properly executed and duly executed Internal Revenue Service Forms W-9 or applicable W-8, as applicable, or any other reasonably appropriate forms or information from Holders in order to eliminate or reduce withholding. The Rights Agent shall promptly and timely remit, or cause to be remitted, any amounts withheld in respect of Taxes to the appropriate Governmental Body. To the extent any amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

(c) Parent, Purchaser and the Representative intend that each payment provided under this Agreement with respect to an Equity Award CVR (the “Payments”) is a separate “payment” for purposes Section 1.409A-2(b)(2)(i) of the U.S. Treasury Regulations. For the avoidance of doubt, Parent, Purchaser and the Representative intend that the Payments satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder and any state law of similar effect (collectively “Section 409A”) provided under Treasury Regulations Section 1.409A-1(b)(4) and, to the extent not so exempt, that the Payments comply, and this Agreement be interpreted to the greatest extent possible, as consistent with Treasury Regulations Section 1.409A-3(i)(5)(iv)(A)—that is, as “transaction-based compensation.” To the extent this Agreement (and any definitions hereunder), or any payments hereunder, are not exempt, they shall be construed in a manner that complies with Section 409A, including by reason of satisfying the “transaction-based compensation” provisions thereunder, including the five-year post-Closing payment limitation therein, and shall incorporate by reference all required definitions and payment terms. Notwithstanding the foregoing, none of Parent, the Company or the Board, or any of their respective representatives make any representation or warranty and will have no liability to a Holder or transferee or any other Person if any payments under any provisions of this Agreement are determined to constitute deferred compensation under Section 409A of the Code (or any similar U.S. state tax law) that are subject to certain additional federal, state or other taxes. Parent may provide each recipient of an Equity Award CVR with a notice or award agreement setting forth the terms and condition of the Holder’s entitlement to payments under such Equity Award CVR in accordance with the terms of this Agreement. The Rights Agent makes no representations or warranties with respect to tax treatment of the CVRs. None of the Rights Agent, its Affiliates or the services provided by the Rights Agent hereunder are intended to provide legal, tax or financial advice.

Section 2.6 No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent or any of its Affiliates.

(a) The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b) The CVRs will not represent any equity or ownership interest in Parent, any constituent corporation party to the Merger or any of their respective Affiliates. It is hereby acknowledged and agreed that a CVR shall not constitute a security of Parent.

(c) Each Holder, by virtue of the approval of the Merger and this Agreement by the Initial Holders or the receipt of any consideration in connection with the Merger, and without any further action of any of the

Holders or the Company, acknowledges and agrees to the appointment and authority of the Representative, as of the Offer Closing Time, to act as the exclusive representative, agent and true and lawful attorney-in-fact of such Holder and all Holders as set forth in this Agreement, which shall include the power and authority of the Representative to (i) incur and pay expenses on behalf of the Holders as required hereunder, (ii) exercise the audit rights under Section 4.4, and (iii) take or refrain from taking the actions specified herein and any other actions relating to the subject matter of this Agreement reasonably deemed necessary or appropriate by the Representative. Notwithstanding the foregoing, the Representative shall have no obligation to act on behalf of the Holders, except as expressly provided herein and in the Representative Engagement Agreement, and for the avoidance of doubt, the Representative shall have no obligations of the Representative under the Merger Agreement or any ancillary agreement, schedule or exhibit thereto other than this Agreement. All actions taken by the Representative in accordance with the terms of this Agreement and the Representative Engagement Agreement shall be binding upon each Holder and such Holder’s successors as if expressly confirmed and ratified in writing by such Holder, and all defenses which may be available to any Holder to contest, negate or disaffirm any such action of the Representative taken in good faith under this Agreement or the Representative Engagement Agreement are waived. Each Holder agrees that such Holder will not threaten, bring, commence, institute, maintain, prosecute or voluntarily aid any action, which challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, including the provisions relating to the authority of the Representative to act on behalf of such Holder and all Holders as set forth in this Agreement. The Representative shall be entitled to: (A) rely upon the CVR Register and associated list of Holders, (B) rely upon any signature reasonably believed by it to be genuine, and (C) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Holder or other party.

(d) Parent, its Board and its officers and Affiliates will not be deemed to have any fiduciary or similar duties to any Holder by virtue of this Agreement.

(e) It is hereby acknowledged and agreed that the CVRs and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of Parent’s control, and there is no assurance that Holders will receive any payments under this Agreement or in connection with the CVRs.

Section 2.7 Ability to Renounce or Abandon CVR. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted CVR Transfer may, at any time, at such Holder’s option, agree to renounce, in whole or in part, its rights under this Agreement and abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Purchaser or Parent without consideration therefor, effected by written notice to the Rights Agent, the Representative and Parent, which renouncement and abandonment notice, if given, shall be irrevocable. Nothing in this Agreement shall prohibit Parent or any of its Affiliates (including Purchaser) from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates (including Purchaser) shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and ARTICLE VI and Section 6.3 hereunder.

ARTICLE III

THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities. The provisions of this Section 3 below shall survive the termination of this Agreement, the exercise or expiration of the Rights, and the resignation, replacement or removal of the Rights Agent, and the exercise, termination and expiration of the CVRs. The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its bad faith, gross negligence, fraud or willful misconduct (in each case as determined by a court of competent jurisdiction). IN NO EVENT WILL THE RIGHTS AGENT BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT (INCLUDING LOST PROFITS, DAMAGE TO REPUTATION OR LOST SAVINGS), EVEN

IF FORESEEABLE AND EVEN IF RIGHTS AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Section 3.2 Certain Rights of Rights Agent. The Rights Agent undertakes to perform only the duties and obligations as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition, Parent, Purchaser and the Representative (on behalf of the Holders) each agree that the Rights Agent shall have the following rights:

(a) the Rights Agent may rely on and will be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, power of attorney, endorsement, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed, executed and, where necessary, verified or acknowledged or presented by the proper party or parties;

(b) the Rights Agent may rely on and shall be held harmless by Parent in acting upon written (including electronically transmitted) or oral instructions from Parent, Purchaser, the Representative or any Holder with respect to any matter relating to its acting as Rights Agent;

(c) whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking or omitting any action hereunder, the Rights Agent may (i) rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and (ii) the Rights Agent shall, in the absence of bad faith, gross negligence, fraud or willful misconduct on its part (in each case as determined by a court of competent jurisdiction), incur no liability and be held harmless by Parent for or in respect of any action taken or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate;

(d) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will, in the absence of bad faith, gross negligence, fraud or willful misconduct (in each case as determined by a court of competent jurisdiction), provide full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(e) the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(f) the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the CVR Proceeds;

(g) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(h) the Rights Agent will have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent), nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(i) the Rights Agent shall not be required to perform any action if such action would cause the Rights Agent to violate any applicable law, regulation or court order;

(j) the Rights Agent shall not be deemed to have any knowledge of any event of which it was to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take any action in connection therewith, unless and until it has received such notice in writing;

(k) the Rights Agent shall not assume any obligations or relationship of agency or trust with the Representative or any Holder;

(l) Parent agrees to indemnify the Rights Agent and its affiliates, and its and their respective employees, officers, directors, representatives and advisors for, and hold such Persons harmless against, any loss, liability, damage, judgment, fine, penalty, cost or expense (each, a “Loss”) arising out of or in connection with the Rights Agent’s duties under this Agreement, including the reasonable, documented and necessary out-of-pocket costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement or enforcing its rights hereunder, unless such Loss has been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith, fraud or willful misconduct; provided that this Section 3.2(l) shall not apply with respect to income, receipt, franchise or similar Taxes;

(m) Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof and (ii) to reimburse the Rights Agent for all reasonable, documented and necessary out-of-pocket expenses paid or incurred by the Rights Agent in connection with the administration by the Rights Agent of its duties hereunder, including all stamp and transfer Taxes (and excluding for the avoidance of doubt any income, receipt, franchise or similar) and governmental charges, except that Parent will have no obligation to pay the fees of the Rights Agent or reimburse the Rights Agent for the fees of counsel in connection with any lawsuit initiated by the Rights Agent on behalf of itself, except in the case of any suit enforcing the provisions of Section 2.4(a), Section 2.4(b), Section 2.4(c) or Section 3.2(i), if Parent is found by a court of competent jurisdiction to be liable to the Rights Agent or the Holders, as applicable in such suit; and

(n) no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

Section 3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Parent (with a copy to the Representative) specifying a date when such resignation will take effect, which notice will be sent at least sixty (60) days prior to the date so specified but in no event will such resignation become effective until a successor Rights Agent has been appointed. The Representative shall have the right to remove the Rights Agent at any time by specifying a date when such removal will take effect but no such removal will become effective until a successor Rights Agent has been appointed. Notice of such removal will be given by the Representative to Rights Agent (with a copy to Parent), which notice will be sent at least sixty (60) days prior to the date so specified.

(b) If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, Parent and the Representative, acting in concert, will, as soon as is reasonably possible, appoint a qualified successor Rights Agent who, unless otherwise consented to in writing by the Acting Holders, shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent will cause the notice to be mailed at the expense of Parent.

Section 3.4 Transition Support. As long as all fees and charges that are due and payable to the Rights Agent for the Rights Agent’s services performed under this Agreement have been paid, the Rights Agent will cooperate with Parent, the Representative and any successor Rights Agent as reasonably requested in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including transferring the CVR Register to the successor Rights Agent. The Rights Agent shall be entitled to reimbursement by Parent for costs and expenses related to such transition services.

Section 3.5 Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) hereunder will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers, trusts and duties of the retiring Rights Agent.

ARTICLE IV

COVENANTS

Section 4.1 List of Holders. Parent will furnish or cause to be furnished to the Rights Agent (with a copy to the Representative) in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for Parent), the names, email addresses and addresses of the Holders of such securities within thirty (30) days of the Closing Date.

Section 4.2 Payment of CVR Payment Amounts. Purchaser shall, promptly following receipt of a payment of CVR Proceeds, deposit with the Rights Agent, for payment to the Holders in accordance with Section 2.4, the aggregate amount necessary to pay the CVR Payment Amount to each Holder; provided, that Purchaser shall aggregate multiple payments of CVR Proceeds until the aggregate amount reaches $500,000 and that such exception does not apply to the final payment of CVR Proceeds which shall occur no later than 30 days following the Expiration Date.

Section 4.3 Discretion and Decision-Making Authority. Notwithstanding anything herein to the contrary, but subject to Parent’s obligations as set forth herein, (a) Parent and its Affiliates shall have the power and right to control all aspects of their businesses and operations (and all of their assets and products), and subject to its compliance with the terms of this Agreement, Parent and its Affiliates may exercise or refrain from exercising such power and right as it may deem appropriate and in the best overall interests of Parent and its Affiliates and its and their stockholders, rather than the interest of the Holders.

Section 4.4 Audit Right. Parent agrees to maintain, for at least six months after the applicable CVR Payment Date, all books and records relevant to the calculation of a CVR Payment Amount. Subject to reasonable advance written notice from the Representative and prior execution and delivery by it and an independent accounting firm of national reputation chosen by the Representative (the “Accountant”) of a reasonable and customary confidentiality/nonuse agreement, Parent shall permit the Representative and the Accountant, acting as agent of the Representative (on behalf of the Holders), to have access during normal business hours to the books and records of Parent as may be reasonably necessary to audit the calculation of such CVR Payment Amount.

Section 4.5 Assignments. Parent shall not, in whole or in part, assign any of its obligations under this Agreement other than in accordance with the terms of Section 6.3. At any time, the Representative may resign (in which case the Acting Holders shall promptly appoint a successor Representative (reasonably acceptable to Parent)) and may assign any of its rights or obligations under this Agreement (or this Agreement in its entirety) to any third party (reasonably acceptable to Parent) to serve as a successor Representative, provided that such assignee executes a written joinder to this Agreement assuming the rights and duties of the Representative.

Section 4.6 Additional Covenants.

(a) In the event that Purchaser desires to consummate a Change of Control prior to the Expiration Date, Purchaser or its successor, as applicable depending upon the structure of the Change of Control, will cause the Person acquiring Purchaser to assume Purchaser’s or its successor’s (as applicable depending upon the structure of the Change of Control) obligations, duties and covenants under this Agreement. No later than five (5) Business Days after to the consummation of any Change of Control, Purchaser will deliver to the Rights Agent an Officer’s Certificate, stating that such Change of Control complies with this Section 4.6(a) and that all conditions precedent herein relating to such transaction have been complied with.

(b) Certain Holders have entered into an engagement agreement (the “Representative Engagement Agreement”) with the Representative and agreed to provide direction to the Representative in connection with its services under this Agreement and the Representative Engagement Agreement (such Holders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Representative Group”), shall be liable to any Holder for any action or failure to act in connection with the acceptance or administration of the Representative’s responsibilities hereunder or under the Representative Engagement Agreement, unless and only to the extent such action or failure to act constitutes gross negligence, fraud or willful misconduct. The Holders shall indemnify, defend and hold harmless the Representative Group from and against any and all losses, claims, damages, liabilities, fees, costs, expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines, amounts paid in settlement (collectively, the “Representative Expenses”) incurred without gross negligence, fraud or willful misconduct on the part of the Representative and arising out of or in connection with the acceptance or administration of its duties hereunder or its duties (or any duties of any member of the Advisory Group) under the Representative Engagement Agreement. Such Representative Expenses may be recovered first, from the Expense Fund, second, from any distribution of CVR Payment Amounts otherwise distributable to the Holders at the time of distribution, and third, directly from the Holders. The immunities and rights to indemnification shall survive the resignation or removal of the Representative or any member of the Advisory Group or any termination of this Agreement. The Holders acknowledge that the Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Representative Engagement Agreement or the transactions contemplated hereby or thereby. Furthermore, the Representative shall not be required to take any action unless the Representative has been provided with funds, security or indemnities which, in its reasonable determination, are sufficient to protect the Representative against the costs, expenses and liabilities which may be incurred by the Representative in performing such actions. The powers, immunities and rights to indemnification granted to the Representative Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Holder and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Holder of the whole or any fraction of his, her or its interest in the CVR Proceeds. At the Offer Closing Time, the Company shall wire to the Representative $[●] (the “Expense Fund Amount”). The Expense Fund Amount shall be held by the Representative in a segregated client account and shall be used (A) for the purposes of paying directly or reimbursing the Representative for any Representative Expenses incurred pursuant to this Agreement or the Representative Engagement Agreement, or (B) as otherwise determined by the Advisory Group (the “Expense Fund”). The Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence, fraud or willful misconduct. The Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund and has no tax reporting or income distribution obligations. The Holders will not receive any interest on the Expense Fund and assign to the Representative any such interest. Subject to Advisory Group approval, the Representative may instruct the Rights Agent to contribute funds to the Expense Fund from the CVR Payment Amounts otherwise distributable to any Holders, on a pro rata basis. As soon as reasonably determined by the Representative that the Expense Fund is no longer required to be withheld, the Representative shall distribute the remaining Expense

Fund, if any, to the Rights Agent for further distribution to the Holders in such proportions as though the amount of the remaining Expense Fund constituted CVR Proceeds hereunder (provided that, any amounts remaining from the amounts contributed to the Expense Fund from the CVR Payment Amounts otherwise distributable to any Holders pursuant to the previous sentence shall first be distributed to such Holders in proportion to such Holders’ respective contributions).

ARTICLE V

AMENDMENTS

Section 5.1 Amendments without Consent of Holders.

(a) Without the consent of any Holders, the Representative, Parent, Purchaser and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person to Parent or Purchaser and the assumption by any such successor of the covenants of Parent or Purchaser herein as provided in Section 6.3;

(ii) to add to the covenants of Parent and Purchaser such further covenants, restrictions, conditions or provisions as the Representative, Parent, Purchaser and the Rights Agent will consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and to ensure that the CVRs are not subject to any similar registration or prospectus requirement under applicable securities laws outside of the United States; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(v) as may be necessary or appropriate to ensure that the Company complies with applicable Law;

(vi) to evidence the succession of another Person as a successor Rights Agent or the Representative and the assumption by any such successor of the covenants and obligations of the Rights Agent or the Representative, as applicable, herein in accordance with Section 3.3 and Section 3.4; or

(vii) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(b) Without the consent of any Holders, Parent and Purchaser, the Rights Agent, in its sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, to reduce the number of CVRs, in the event any Holder agrees to renounce and abandon such Holder’s rights under this Agreement in accordance with Section 2.7.

(c) Promptly after the execution by the Representative, Parent, Purchaser and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent shall mail (or cause the Rights Agent to mail at Parent’s sole cost and expense) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.2 Amendments with Consent of Holders.

(a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, the Representative, Parent, Purchaser and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interests of the Holders.

(b) Promptly after the execution by Parent, Purchaser, the Representative, and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will mail (or cause the Rights Agent to mail at Parent’s sole cost and expense) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3 Execution of Amendments. In executing any amendment permitted by this ARTICLE V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4 Effect of Amendments. Upon the execution of any amendment under this ARTICLE V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. Notwithstanding anything in this Agreement to the contrary, the Rights Agent and the Representative shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement or, with respect to the Representative, the rights, duties, obligations or immunities of the Holders under this Agreement. No supplement or amendment to this Agreement shall be effective unless duly executed by Parent, Rights Agent and the Representative.

ARTICLE VI

OTHER PROVISIONS OF GENERAL APPLICATION.

Section 6.1 Notice. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in Person, or by overnight courier, or three (3) Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), provided that with respect to notices delivered to the Representative, such notices must be delivered solely by email, as follows:

If to the Rights Agent, to it at:

[●]

With a copy (which shall not constitute notice) to:

[●]

If to a Holder or any or all Holders or the Representative, to it at:

[●]

If to Parent or Purchaser, to Parent:

XOMA Royalty Corporation

[***]

[***]

Attention: Legal Department; Bradley Sitko

Email: [***]

With a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

[***]

[***]

Attention: Ryan A. Murr; Branden C. Berns

Email: [***]

Any party may specify a different address by giving notice in accordance with this Section 6.1.

Section 6.2 Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

Section 6.3 Successors and Assigns. Parent and Purchaser may assign any or all of its rights, interests and obligations hereunder in its sole discretion and without the consent of any other party, (i) to any controlled Affiliate of Parent, but only for so long as it remains a controlled Affiliate of Parent, (ii) in compliance with Section 4.6(a), or (iii) otherwise with the prior written consent of the Acting Holders (such consent not to be unreasonably withheld, conditioned or delayed), any other Person (any permitted assignee under clauses (i), (ii), or (iii), an “Assignee”), in each case provided that the Assignee agrees to assume and be bound by all of the terms of this Agreement. Any Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent or Purchaser pursuant to the prior sentence. In connection with any assignment to an Assignee described in clause (i) above in this Section 6.3 and clause (ii) above in this Section 6.3, each of Parent or Purchaser, as applicable, (and the other assignor) shall agree to remain liable for the performance by each Assignee (and such other assignor, if applicable) of all obligations of Parent or Purchaser, as applicable, hereunder with such Assignee substituted for Parent or Purchaser, as applicable, under this Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by each of Parent’s successors and each Assignee and each of Purchaser’s successors and each Assignee, as applicable. Subject to compliance with the requirements set forth in this Section 6.3 relating to assignments, this Agreement shall not restrict Parent’s, Purchaser’s any Assignee’s or any of their respective successors’ ability to merge or consolidate with, or sell, issue or dispose of its stock or other equity interests or assets to, any other Person. Each of Parent’s successors and Assignees and each of Purchaser’s successors and Assignees, as applicable, shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent (with a copy to the Representative), the due and punctual payment of the aggregate CVR Proceeds and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by Parent or Purchaser, as applicable. The Rights Agent may not assign this Agreement without the Representative’s written consent, except to an affiliate of the Rights Agent in connection with a corporate restructuring or to a successor Rights Agent in accordance with the terms of this Agreement. Any attempted assignment of this Agreement or any such rights in violation of this Section 6.3 shall be void and of no effect.

Section 6.4 Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, the Representative, Parent, Parent’s successors and Assignees, Purchaser, Purchaser’s successors and Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted CVR Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing. The rights of Holders and their successors and assigns pursuant to Permitted CVR Transfers are limited to those expressly provided in this Agreement. Notwithstanding anything to the contrary herein, the Representative shall not commence any action under this Agreement on behalf of or to enforce the rights of the Holders except at the direction of and with the prior written consent of the Acting Holders. Except for the rights of the Rights Agent and the Representative set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights. Reasonable expenditures incurred by such Holders in connection with any enforcement action hereunder may be deducted from any damages or settlement obtained prior to the distribution of any remainder to Holders generally. Holders acting pursuant to this provision on behalf of all Holders shall have no liability to the other Holders for such actions. The Representative and all Holders (including the Acting Holders) must enforce any such legal or equitable rights, remedies or claims under this Agreement against Parent and Purchaser and not against the Rights Agent.

Section 6.5 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, the CVRs and all actions arising under or in connection therewith shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(b) Each of the parties hereto (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if (but only if) such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware and any appellate court therefrom (collectively, the “Delaware Courts”); and (ii) consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 6.1. Each of the parties irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in the Delaware Courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Courts, (C) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the jurisdiction or laying of venue of any such action or proceeding in the Delaware Courts and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Courts.

(c) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY HERETO (A) MAKES THIS WAIVER VOLUNTARILY AND (B) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 6.5(C).

Section 6.6 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

Section 6.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that the parties need not sign the same counterpart.

Section 6.8 Termination. This Agreement will be terminated and of no force or effect, the parties hereto will have no liability hereunder (other than with respect to monies due and owing by Parent or Purchaser to the Rights Agent or the Representative), and no payments will be required to be made, upon the earliest to occur of (a) the mailing by the Rights Agent to the address of each Holder as reflected in the CVR Register of all CVR Payment Amounts (if any) required to be paid under the terms of this Agreement, (b) the delivery of a written notice of termination duly executed by Parent, Purchaser and the Acting Holders, or (c) subject to Section 4.4, the Expiration Date. For the avoidance of doubt and notwithstanding anything to the contrary, nothing herein shall terminate or otherwise negatively affect any of the rights or remedies of the Representative Group with respect to the Holders pursuant to this Agreement or otherwise.

Section 6.9 Entire Agreement. This Agreement, the Merger Agreement (including the schedules, annexes and exhibits thereto and the documents and instruments referred to therein) contain the entire understanding of the parties hereto and thereto with reference to the transactions and matters contemplated hereby and thereby and supersede all prior agreements, written or oral, among the parties with respect hereto and thereto.

Section 6.10 Legal Holiday. In the event that the CVR Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the CVR Payment Date.

Section 6.11 Obligations of Parent. Parent shall ensure that Purchaser, and Purchaser shall ensure that Parent, duly perform, satisfy and discharge each of the covenants, obligations and liabilities applicable to such party under this Agreement, and Parent shall be jointly and severally liable with Purchaser for the performance and satisfaction of each of said covenants, obligations and liabilities.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

XOMA ROYALTY CORPORATION

By
Name
Title

[SIGNATURE PAGE TO CONTINGENT VALUE RIGHTS AGREEMENT]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

XRA 3 CORP., AS MERGER SUB

By
Name
Title

[SIGNATURE PAGE TO CONTINGENT VALUE RIGHTS AGREEMENT]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

[●]

By
Name
Title

[SIGNATURE PAGE TO CONTINGENT VALUE RIGHTS AGREEMENT]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

[●], solely in its capacity as Representative

By
Name
Title

[SIGNATURE PAGE TO CONTINGENT VALUE RIGHTS AGREEMENT]

EXHIBIT D

Execution Version

FORM OF TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (“Agreement”), dated as of June 26, 2025, is made by and among XOMA Royalty Corporation, a Nevada corporation (“Parent”), XRA 3 Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the undersigned holder (“Stockholder”) of shares of common stock, par value $0.001 per share (the “Company Common Stock”), of Turnstone Biologics Corp. a Delaware corporation (the “Company”). Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, Stockholder is, as of the date hereof, the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which meaning will apply for all purposes of this Agreement) of the number of shares of Company Common Stock set forth opposite the name of Stockholder on Schedule 1 attached hereto (all such Shares, together with any securities convertible into or exercisable or exchangeable or redeemable for Shares, and any New Shares (defined in Section 3 below), the “Shares”);

WHEREAS, Parent, Merger Sub and the Company have entered into an Agreement and Plan of Merger, dated as of June 26, 2025, by and among Parent, Merger Sub and the Company (as such agreement may be subsequently amended or modified, the “Merger Agreement”), which provides, among other things, for Parent to commence a tender offer for all of the issued and outstanding shares of Company Common Stock (the “Offer”) and, following the completion of the Offer, the merger of Merger Sub with and into the Company, with the Company surviving that merger, on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”); and

WHEREAS, as an inducement and a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, the Stockholder has agreed to enter into and perform this Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, Parent and Merger Sub entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by Parent in connection therewith, the parties hereto agree as follows:

1. Agreement to Tender Shares.

(a) Subject to the terms of this Agreement, Stockholder hereby agrees that it shall irrevocably tender its Shares, or cause its Shares to be validly and irrevocably tendered, into the Offer pursuant to and in accordance with the terms of the Offer, free and clear of all Liens (as defined below) (except for Permitted Liens (as defined below)).

(b) Upon receipt of payment in full for all of its Shares pursuant to the Merger Agreement and the full and complete satisfaction of the terms of the Offer, Stockholder agrees that any and all rights incident to its ownership of Shares (including any rights to recover amounts, if any, that may be determined to be due to any stockholder or former stockholder of the Company), including but not limited to rights arising out of Stockholder’s ownership of Shares prior to the transfer of such Shares to Parent pursuant to the Offer or pursuant to the Merger Agreement, shall be transferred to Parent upon the transfer to Parent of Stockholder’s Shares.

2. Termination Date. As used in this Agreement, the term “Termination Date” shall mean the earliest to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be validly terminated,

(c) an amendment of the Merger Agreement, without the prior written consent of Stockholder, in a manner that negatively or adversely affects the Offer or that decreases the amount, or changes the form, of consideration payable to any stockholders of the Company pursuant to the terms of the Merger Agreement, (d) the mutual written agreement of the parties to terminate this Agreement, (e) any material breach of this Agreement or the Merger Agreement by Parent or Merger Sub or (f) the Board of Directors of the Company (the “Company Board”) approves, recommends, encourages or supports an alternative transaction. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination shall not relieve any party from liability for any common law fraud or willful, knowing and material breach of this Agreement prior to termination hereof.

3. Additional Purchases. The Stockholder agrees that any Shares of the Company (and any securities convertible into or exercisable or exchangeable or redeemable for Shares) that the Stockholder purchases or with respect to which the Stockholder otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) after the execution of this Agreement and prior to the Termination Date, including, without limitation, by the exercise of a Company Stock Option or the vesting or settlement of a Company Restricted Stock Unit (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares as of the date hereof and the representation and warranties in Section 5 below shall be true and correct as of the date that beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of such New Shares is acquired.

4. Agreement to Retain Shares and Other Covenants.

(a) From and after the date hereof until the Termination Date, except as otherwise provided herein (including pursuant to Section 1 or Section 7) or in the Merger Agreement, Stockholder shall not, and Stockholder shall not direct its Affiliates to: (i) voluntarily transfer, assign, sell, gift-over, hedge, pledge or otherwise dispose (whether by sale or merger, liquidation, dissolution, dividend or distribution, by operation of Law or otherwise) of, enter into any derivative arrangement with respect to, create or suffer to exist any Liens (except for Permitted Liens) on or consent to any of the foregoing (“Transfer”), any or all of the Shares or any right or interest therein; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (iii) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent with respect to any of the Shares with respect to any matter that is, or that is reasonably likely to be exercised in a manner, inconsistent with the transactions contemplated by the Merger Agreement or the provisions thereof; (iv) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares; or (v) directly take or cause the taking of any other action that would restrict, limit or interfere with the performance of Stockholder’s obligations hereunder or the transactions contemplated hereby, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Stockholder’s ability to timely perform its obligations under this Agreement; provided, that Stockholder and its Affiliates shall be permitted to Transfer Shares to Affiliates, so long as such transferees agree to remain subject to the terms of this Agreement. Without limiting the foregoing, at all times commencing with the execution and delivery of this Agreement and continuing until Termination Date, Stockholder shall not tender the Shares into any tender or exchange offer commenced by a Person other than Parent or any other subsidiary of Parent.

(b) The Stockholder hereby agrees not to commence or knowingly participate in any Proceeding, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors or their Affiliates and each of their successors and assigns and their respective directors and officers (i) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Offer Closing Time or the Merger Closing) or (ii) alleging a breach of any duty of the Company Board in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.

5. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants, as of the date hereof, to Parent and Merger Sub as follows:

(a) Stockholder (i) is the beneficial owner of the Shares set forth opposite Stockholder’s name on Schedule 1 to this Agreement and (ii) except as set forth in Schedule 1 to this Agreement, neither holds nor has any beneficial ownership interest in any other shares of Company Common Stock or any performance based stock units, restricted stock, restricted stock units, deferred stock units, options, warrants or other right or security convertible into or exercisable, exchangeable or redeemable for shares of Company Common Stock.

(b) Stockholder has the full power and authority to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder, subject to applicable federal securities laws and the terms of this Agreement; if the Stockholder is not an individual, it is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has taken all action necessary, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, and no other proceedings on the part of the Stockholder are necessary to authorize this Agreement, the performance of Stockholder’s obligations hereunder and the consummation of the transactions contemplated hereby.

(c) This Agreement (assuming this Agreement constitutes a valid and binding agreement of Parent and Merger Sub) has been duly executed and delivered by or on behalf of the Stockholder and constitutes a valid and binding agreement with respect to the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(d) The shares of Company Common Stock and the certificates, if any, representing the Shares owned by Stockholder are now held by Stockholder, by a nominee or custodian for the benefit of Stockholder or by the depository under the Offer, free and clear of any liens, claims, charges, proxies, powers of attorney, rights of first offer or rights of first refusal, voting agreement or voting trust or any other agreement, arrangement, or restriction with respect to the voting of such Shares, or other encumbrances or restrictions of any kind whatsoever (“Liens”), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares, except for (i) any such Liens arising hereunder (in connection therewith any restrictions on transfer or any other Liens have been waived by appropriate consent) and (ii) Liens imposed by federal or state securities laws (collectively, “Permitted Liens”).

(e) Neither the execution and delivery of this Agreement by such Stockholder nor the consummation of the transactions contemplated hereby nor compliance by such Stockholder with any provisions herein will (i) if such Stockholder is not an individual, violate, contravene or conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or other similar governing documents) of such Stockholder, (ii) violate, conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default or loss of a benefit (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract or other legally binding instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of its assets may be bound, (iii) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien on any assets (including Shares) of such Stockholder (other than one created by Parent or Merger Sub) or (iv) violate any Law applicable to such Stockholder or by which any of its assets (including Shares) are bound, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such Stockholder’s ability to timely perform its obligations under this Agreement.

(f) Stockholder has not directly engaged any broker, investment banker, financial advisor, finder, agent or other Person such that such Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement.

(g) The Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

6. Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub hereby represents and warrants to Stockholder as follows:

(a) Each of Parent and Merger Sub are a corporation, both duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction of its organization, and each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement.

(b) This Agreement has been duly authorized, executed and delivered by each of Parent and Merger Sub, and, assuming the due authorization, execution and delivery of this Agreement on behalf of Stockholder, constitutes the valid and binding obligations of each of Parent and Merger Sub, enforceable against each of them in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) Except for violations and defaults that would not adversely affect Parent’s or Merger Sub’s ability to perform any of its obligations under, or consummate any of the transactions contemplated by, this Agreement or the Merger Agreement, the execution and delivery of this Agreement or the Merger Agreement by each of Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby will not cause a violation by Parent or Merger Sub of any legal requirement applicable to Parent or Merger Sub. Neither Parent nor Merger Sub is required to make any filing with or to obtain any consent from any Person at or prior to the Offer Closing Time or the Effective Time in connection with the execution and delivery of this Agreement and the Merger Agreement or the consummation by Parent or Merger Sub of any of the transactions contemplated by this Agreement or the Merger Agreement, except: (i) as may be required by the Exchange Act, General Corporation Law of the State of Delaware (the “DGCL”) or other applicable Laws; or (ii) where the failure to make any such filing or obtain any such consent would not adversely affect Parent’s or Merger Sub’s ability to perform any of its obligations under, or consummate any of the transactions contemplated by, this Agreement and the Merger Agreement.

7. Survival. All representations, warranties, covenants and agreements of or on behalf of Stockholder in this Agreement or in any certificate, document or instrument delivered pursuant to this Agreement will terminate upon, and not survive, the closing of the transactions contemplated by the Merger Agreement. The Stockholder and its Affiliates will not have any liability or obligation to any other party or any other person or entity for any breach or inaccuracy of any representation, warranty, covenant or agreement in this Agreement or in any such certificate, document or instrument.

8. No Limitation on Discretion as Director or Fiduciary. Notwithstanding anything herein to the contrary, the covenants and agreements set forth herein shall not prevent the Stockholder, (a) from exercising his, her or its duties and obligations as a director of the Company or otherwise taking any action while acting in such capacity as a director of the Company, (b) if the Stockholder or any of its Representatives is an officer of the Company, from exercising his or her duties and obligations as an officer of the Company or otherwise taking any action permitted by the Merger Agreement, or (c) if the Stockholder is serving as a trustee or fiduciary of any ERISA plan or trust, from exercising his duties and obligations as a trustee or fiduciary of such ERISA plan or trust. The Stockholder is executing this Agreement solely in his, her or its capacity as a stockholder. Notwithstanding anything to the contrary in this Agreement or any other agreement or document executed or delivered in connection with the transactions contemplated hereby, nothing in this Agreement or any such other agreement or document shall (a) release, waive, discharge, compromise, settle or affect any rights or claims that Stockholder or its Affiliates may have for (i) indemnification, advancement of expenses, contribution or reimbursement under any applicable law, the certificate of incorporation, bylaws or other organizational documents of any person or party, any agreement or arrangement providing for such indemnification, advancement, contribution or reimbursement, or any insurance policy covering Stockholder or any of its Affiliates, (ii) any breach of or default under this Agreement, the Merger Agreement or any other agreement or document executed or delivered by Parent or Merger Sub, (iii) any rights under this Agreement or the Merger Agreement, or (iv) any rights or claims that are expressly reserved, acknowledged or granted by this Agreement or any other agreement or document executed or delivered in connection with the transactions contemplated hereby; or (b) limit, impair or affect any rights or claims that Stockholder and/or its Affiliates may have against any other person or party arising out of or relating to any matter, event, circumstance, action, omission, transaction or occurrence that is outside the transactions contemplated hereby or the subject matter of this Agreement or any other agreement or document executed or delivered in connection therewith.

9. Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered if delivered in person, (ii) on the next business day if transmitted by national overnight courier or (iii) on the date delivered if sent by e-mail (provided confirmation of email receipt is obtained), to Parent or Merger Sub to the address or email address set forth in Section 10.02 of the Merger Agreement and to each Stockholder at its, his or her address or email address set forth opposite such Stockholder’s name on Schedule 1 attached hereto (or at such other address or email address for a party hereto as shall be specified by like notice).

10. Certain Restrictions.

(a) Subject to the other terms of this Agreement, Stockholder hereby (i) waives and agrees not to exercise any rights (including under Section 262 of the DGCL) to demand appraisal of any Shares or rights to dissent from the Merger which may arise with respect to the Merger and (ii) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or other proceeding, against Parent, Merger Sub, the Company or any of their respective directors, officers or successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the making or consummation of the Offer or consummation of the Merger, including any proceeding (x) challenging the validity of, or seeking to enjoin the operation of, any provision of the Merger Agreement or this Agreement or (y) alleging a breach of any fiduciary duty of the Company Board in connection with the Merger Agreement or the transactions contemplated thereby.

11. Disclosure.

(a) The Stockholder shall permit the Company and Parent to disclose in all documents and schedules filed with the U.S. Securities and Exchange Commission (the “SEC”) that Parent determines to be necessary in connection with the Merger and any transactions related to the Merger, the Stockholder’s identity and ownership of Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement; provided, that the Stockholder shall have a reasonable opportunity to review and approve such disclosure prior to any such filing.

(b) From and after the date hereof until the Termination Date, the Stockholder shall not make any public announcement regarding this Agreement and the transactions contemplated hereby without the prior written consent of Parent, except as may be required by applicable Law; provided, that reasonable notice of any such disclosure will be provided to Parent and the Stockholder shall reasonably consult with Parent and Merger Sub with respect to such disclosure.

12. Adjustments. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting the Shares, the terms of this Agreement shall apply to the resulting securities and the term “Shares” shall be deemed to refer to and include such securities.

13. Binding Effect and Assignment. All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be. This Agreement shall not be assignable by operation of Law or otherwise; provided, that Parent may designate, prior to the Effective Time, by written notice to the Stockholder, another subsidiary to be a party to this Agreement; provided, that such assignment shall not relieve Parent of its obligations hereunder or otherwise enlarge, alter or change any obligation of the Stockholder or due to Parent or such other subsidiary. Any assignment in contravention of the preceding sentence shall be null and void.

14. No Waivers. No waivers of any breach of this Agreement extended by Parent to the Stockholder shall be construed as a waiver of any rights or remedies of Parent with respect to any other stockholder of the Company who has executed an agreement substantially in the form of this Agreement with respect to Shares held or subsequently held by such stockholder or with respect to any subsequent breach of the Stockholder or any other such stockholder of the Company. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

15. Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its rules of conflict of laws. The parties hereto hereby irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in such state (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in such courts), waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

16. WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING RELATED TO OR ARISING OUT OF THIS AGREEMENT, ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH AND THE MATTERS CONTEMPLATED HEREBY AND THEREBY.

17. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Company Board has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Company’s amended and restated certificate of incorporation, the transactions contemplated by the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

18. Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.

19. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

20. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

21. Specific Performance. The parties hereto agree that irreparable damage may occur and that the parties hereto may not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts without proof of damages and, in any action for specific performance, each party hereto waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived. The parties hereto further agree that by seeking the remedies provided for in this Section 21, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that the remedies provided for in this Section 21 are not available or otherwise are not granted.

22. Expenses. All fees and expenses incurred in connection this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

23. Counterparts; Effectiveness; Signatures. This Agreement may be executed in any number of counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF)), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

[Stockholder]

By:
Name:	[ ]

[Signature Page to Tender and Support Agreement]

IN WITNESS WHEREOF, Parent, Merger Sub and Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

XOMA ROYALTY CORPORATION

By:
Name:
Title:

XRA 3 Corp.

By:
Name:
Title:

[Signature Page to Tender and Support Agreement]

SCHEDULE 1

Stockholder Name, Address & Email Address	Company Common Stock	Company Stock Options	Company Restricted Stock Units	Total Shares
[●]	[●]	[●]	[●]	[●]

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[***]

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